Exhibit 10.1

Execution Copy

CREDIT AGREEMENT AND GUARANTY

Dated as of

February 27, 2018

among

MOLECULAR TEMPLATES OPCO, INC.,

as Borrower,

THE GUARANTORS FROM TIME TO TIME PARTY HERETO

and

PERCEPTIVE CREDIT HOLDINGS II, LP

and its successors and assigns party hereto,

as Lenders

$10,000,000

-i-

-ii-

-iii-

SCHEDULES:

SCHEDULE 1	—	Commitments and Warrant Shares
SCHEDULE 7.05(b)	—	Obligor Intellectual Property
SCHEDULE 7.08	—	Taxes
SCHEDULE 7.13A	—	Existing Indebtedness
SCHEDULE 7.13B	—	Existing Liens
SCHEDULE 7.14	—	Material Agreements
SCHEDULE 7.15	—	Restrictive Agreements
SCHEDULE 7.16	—	Real Property
SCHEDULE 7.17	—	Pension Matters
SCHEDULE 7.19	—	Regulatory Approvals
SCHEDULE 7.20	—	Capitalization
SCHEDULE 9.05	—	Existing Investments
SCHEDULE 9.10	—	Transactions with Affiliates

EXHIBITS:

EXHIBIT A	—	Form of Guarantee Assumption Agreement
EXHIBIT B	—	[Reserved]
EXHIBIT C	—	Form of Note
EXHIBIT D	—	Form of U.S. Tax Compliance Certificate
EXHIBIT E	—	Form of Compliance Certificate
EXHIBIT F	—	Form of Sources and Uses Certificate
EXHIBIT G	—	Form of Warrant Certificate
EXHIBIT H	—	Form of Security Agreement
EXHIBIT I-1	—	Form of Patent & Trademark Security Agreement
EXHIBIT I-2	—	Form of Copyright Security Agreement
EXHIBIT J	—	Form of Collateral Questionnaire
EXHIBIT K	—	Form of Borrowing Notice

-iv-

CREDIT AGREEMENT AND GUARANTY, dated as of February 27, 2018 (this “Agreement”), among MOLECULAR TEMPLATES OPCO, INC., a Delaware corporation (“Borrower”), certain Guarantors from time to time parties hereto, PERCEPTIVE CREDIT HOLDINGS II, LP, a Delaware limited partnership (“Perceptive”), as a lender, and its successors and assigns party hereto pursuant to Section 13.05, the “Lenders” and each a “Lender”).

W I T N E S S E T H:

Borrower has requested the Lenders to make term loans to Borrower, and the Lenders are prepared to make such loans on and subject to the terms and conditions hereof. Accordingly, the parties agree as follows:

ARTICLE 1.

DEFINITIONS

Section 1.01.    Certain Defined Terms

As used herein, the following terms have the following respective meanings:

“Accounting Change Notice” has the meaning set forth in Section 1.02.

“Acquisition” means any transaction, or any series of related transactions, by which any Person directly or indirectly, by means of a take-over bid, tender offer, amalgamation, merger, purchase of assets, or similar transaction having the same effect as any of the foregoing, (a) acquires any business or all or substantially all of the assets of any Person engaged in any business, (b) acquires control of securities of a Person engaged in a business representing more than 50% of the ordinary voting power for the election of directors or other governing body if the business affairs of such Person are managed by a board of directors or other governing body, or (c) acquires control of more than 50% of the ownership interest in any Person engaged in any business that is not managed by a board of directors or other governing body.

“Act” has the meaning set forth in Section 13.16.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning set forth in the introduction hereto.

“Anti-Corruption Laws” means all laws, rules, regulations and requirements of any jurisdiction applicable to the Obligors and their Affiliates concerning or relating to bribery or corruption, including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Terrorism Laws” means any laws or regulations relating to terrorism or money laundering, including, without limitation the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.), the USA Patriot Act and any similar law enacted in the United States after the date of this Agreement.

“Applicable Margin” means a rate of 11.00% per annum.

“Asset Sale” has the meaning set forth in Section 9.09.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA to which any Obligor or Subsidiary thereof incurs or otherwise has any obligation or liability, contingent or otherwise.

“Borrower” has the meaning set forth in the introduction hereto.

“Borrower Party” has the meaning set forth in Section 13.03(b).

“Borrowing” means a borrowing consisting of Tranche A Term Loan made by the Lenders on the Closing Date or the Tranche B Term Loan made by the Lenders on the Tranche B Term Loan Borrowing Date, as applicable.

“Borrowing Notice” means a notice substantially in the form of attached hereto as Exhibit K.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are not authorized or required to close in New York City and, when determined in connection with notices and determinations in respect of LIBOR or any Loan or any funding, Interest Period or any payments in respect of the Loans, that is also a day on which dealings in dollar deposits are carried on in the London interbank market.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal Property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined substantially in accordance with GAAP.

“Casualty Event” means any actual or constructive loss, condemnation, destruction, confiscation, requisition, seizure or forfeiture of all or any material portion of the assets of Borrower, excluding only those assets individually or in the aggregate, subject to any such event during any calendar year with a fair market value as of the date thereof equal to or less than $500,000.

“Change of Control” means and shall be deemed to have occurred if:

(a)    the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group of Persons acting jointly or otherwise in concert, other than Management Investors and any Lender or Affiliate thereof, of capital stock representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Parent; or

(b)    during any period of twelve (12) consecutive calendar months, the occupation of a majority of the seats (other than vacant seats) on the board of directors of Parent by Persons who were neither (i) nominated by the board of directors of Parent, nor (ii) appointed by directors on the board of directors on the date hereof or so nominated; or

(c)    Parent shall cease to own, directly or indirectly, determined on a fully diluted basis, 100% of the issued and outstanding capital stock of Borrower.

“Claims” includes claims, demands, complaints, grievances, actions, applications, suits, causes of action, orders, charges, indictments, prosecutions, information (brought by a public prosecutor without grand jury indictment) or other similar processes, assessments or reassessments.

“Closing Date” means the Business Day on which all of the conditions set forth in Section 6.01 have been satisfied or waived by the Lenders and the Tranche A Term Loan is made.

“Closing Fee” has the meaning set forth in Section 2.03(a).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collaboration Agreement” means (i) the Takeda Collaboration Agreements, (ii) that certain Feasibility Agreement, dated as of September 12, 2016, between the Borrower and AbbVie, Inc. and (iii) any collaboration or similar agreement with a pharmaceutical or biotechnology company.

“Collateral” means any Property in which a Lien is purported to be granted under any of the Security Documents (or all such Property, as the context may require).

“Collateral Questionnaire” means that certain Collateral Questionnaire and Certification by Officer of Molecular Templates, Inc. substantially in the form of attached hereto as Exhibit J.

“Commission” means the Securities and Exchange Commission.

“Commitment” means, with respect to each Lender, such Lender’s Tranche A Term Loan Commitment and Tranche B Term Loan Commitment, and “Commitments” means all such commitments of all Lenders. The aggregate Commitments of all Lenders as of the Closing Date is $10,000,000.

“Commodity Account” has the meaning set forth in the Security Agreement.

“Compliance Certificate” has the meaning set forth in Section 8.01(d).

“Contracts” means contracts, licenses, leases, agreements, obligations, promises, undertakings, understandings, arrangements, documents, commitments, entitlements or engagements under which a Person has, or will have, any liability or contingent liability (in each case, whether written or oral, express or implied).

“Control” means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agent” means the Lender acting as “Control Agent” under the Security Agreement.

“Control Agreement” has the meaning set forth in the Security Agreement.

“Copyright” has the meaning set forth in the Security Documents.

“Default” means any Event of Default and any event that, upon the giving of notice, the lapse of time or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 3.02(b).

“Deposit Account” has the meaning set forth in the Security Agreement and relates to such accounts located and/or maintained in the United States of America.

“Designated Account” has the meaning set forth in Section 4.01(a).

“Designated Person” means a person or entity:

(a)    listed in the annex to, or otherwise targeted by the provisions of, the Executive Order (as disclosed by World-Check or another reputable commercially available database);

(b)    named as a “Specially Designated National and Blocked Person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list (as disclosed by World-Check or another reputable commercially available database); or

(c)    with which the Lenders are prohibited from dealing or otherwise engaging in any transaction by any Economic Sanctions Laws.

“Dollars” and “$” means lawful money of the United States of America.

“Domestic Foreign Holding Company” shall mean any Subsidiary that is organized or incorporated in the United States, any state or territory thereof or the District of Columbia and substantially all the assets of which are Equity Interests and/or Indebtedness treated as Equity Interests for U.S. federal income tax purposes of one or more Foreign Subsidiaries.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“Economic Sanctions Laws” means:

(a)    the Executive Order, the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), any other law or regulation promulgated thereunder from time to time and administered by OFAC and any similar law enacted in the United States after the date of this Agreement; and

(b)    any other similar applicable law now or hereafter enacted in any other applicable jurisdiction.

“Environmental Law” means any federal, state, provincial or local governmental law, rule, regulation, order, writ, judgment, injunction or decree relating to pollution or protection of the environment or the treatment, storage, disposal, release, threatened release or handling of hazardous materials, and all local laws and regulations related to environmental matters and any specific agreements entered into with any competent authorities which include commitments related to environmental matters.

“Equity Interest” means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, but excluding debt securities convertible or exchangeable into such equity.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, collectively, any Obligor, Subsidiary thereof, and any Person under common control, or treated as a single employer, with any Obligor or Subsidiary thereof, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (i) a reportable event as defined in Section 4043 of ERISA with respect to a Title IV Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; (ii) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Title IV Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following 30 days; (iii) a withdrawal by any Obligor or any ERISA Affiliate thereof from a Title IV Plan or the termination of any Title IV Plan resulting in liability under Sections 4063 or 4064 of ERISA; (iv) the withdrawal of any Obligor or any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by any Obligor or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA; (v) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Title IV Plan or Multiemployer Plan; (vi) the imposition of liability on any Obligor or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the failure by any Obligor or any ERISA Affiliate thereof to make any required contribution to a Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Title IV Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Title IV Plan or the failure to make any required contribution to a Multiemployer Plan; (viii) the determination that any Title IV Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (ix) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan; (x) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or any ERISA Affiliate thereof; (xi) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Title IV Plan; (xii) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA for which any Obligor or any Subsidiary thereof may be liable; (xiii) receipt from the IRS of notice of the failure of any Qualified Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Qualified Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code; (xiv) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of any Obligor or any ERISA Affiliate thereof, in either case pursuant to Title I or IV, including Section 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Code; or (xv) the establishment or amendment by any Obligor or any Subsidiary thereof of any “welfare plan,” as such term is defined in Section 3(1) of ERISA, that provides post-employment welfare benefits in a manner that would increase the liability of any Obligor, other than those benefits required under the Consolidated Omnibus Budget Reconciliation Act.

“ERISA Funding Rules” means the rules regarding minimum required contributions (including any installment payment thereof) to Title IV Plans, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Event of Default” has the meaning set forth in Section 10.01.

“Excess Funding Guarantor” has the meaning set forth in Section 11.08.

“Excess Payment” has the meaning set forth in Section 11.08.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes in each case (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of a Lender, its applicable lending office located in, the jurisdiction imposing such Tax or (ii) that are Other Connection Taxes, (b) any U.S. federal withholding Taxes that are imposed on amounts payable to Lender to the extent that the obligation to withhold amounts existed on the date that (i) Lender became a “Lender” under this Agreement or (ii) Lender changes its lending office, except in each case to the extent Lender is a direct or indirect assignee of any other Lender that was entitled, at the time the assignment of such other Lender became effective, to receive additional amounts under Section 5.03 or Lender was entitled to receive additional amounts under Section 5.03 immediately before it changed its lending office, (c) any Taxes imposed in connection with FATCA, and (d) Taxes attributable to such Recipient’s failure to comply with Section 5.03(e).

“Executive Order” means the US Executive Order No. 13224 on Blocking Property and Prohibiting Transactions with Persons who commit, Threaten to Commit, or Support Terrorism.

“Existing Indebtedness” means that certain Amended and Restated Loan and Security Agreement dated as of April 30, 2015, by and between the Borrower and Silicon Valley Bank, as amended, restated, amended and restated, supplemented and otherwise modified from time to time.

“Exit Fee” means a one-time fee in an amount equal to $100,000.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“FD&C Act” means the U.S. Food, Drug and Cosmetic Act of 1938 (or any successor thereto), as amended from time to time, and the rules and regulations promulgated thereunder.

“FDA” means the U.S. Food and Drug Administration and any successor entity.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” shall mean (i) any Subsidiary of any Person that is not organized or incorporated in the United States, any State or territory thereof or the District of Columbia and (ii) any Domestic Foreign Holding Company.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination. Subject to Section 1.02, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements described in Section 7.04(a).

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” means any nation, government, branch of power (whether executive, legislative or judicial), state, municipality or other political subdivision thereof and any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government, including without limitation Regulatory Authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, courts, bodies, boards, tribunals and dispute settlement panels, and other law-, rule- or regulation-making organizations or entities of any State, territory, county, city or other political subdivision of the United States.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include (i) endorsements for collection or deposit and (ii) guarantees of operating leases, in each case, in the Ordinary Course of Business.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit A by an entity that, pursuant to Section 8.11(a), is required to become a “Guarantor”.

“Guaranteed Obligations” has the meaning set forth in Section 11.01.

“Guarantor” means, collectively, Parent and each Domestic Subsidiary of Borrower.

“Hazardous Material” means any substance, element, chemical, compound, product, solid, gas, liquid, waste, by-product, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Hedging Agreement” means any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“IND” means (x) an investigational new drug application (as defined in the FD&C Act) that is required to be submitted to the FDA before beginning a clinical trial in human subjects, and (y) any similar application relating to any investigational new drug or clinical trial required by any country, jurisdiction or Governmental Authority other than the FDA.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to Property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of Property or services (excluding current accounts payable which are incurred in the Ordinary Course of Business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) obligations under any Hedging Agreement, currency swaps, forwards, futures or derivatives transactions, (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (l) all obligations, contingent or otherwise, of such Person arising under indemnity agreements or other agreements that contain an obligation to indemnify any third party; provided that, notwithstanding the foregoing, Indebtedness shall not include (x) accrued expenses, deferred rent, deferred taxes, deferred compensation or customary obligations under employment agreements or (y) obligations with respect to operating leases which are subsequently reclassified as capital leases due to any charges in GAAP. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Party” has the meaning set forth in Section 13.03(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Industrial Designs” has the meaning set forth in the Security Documents.

“Information” has the meaning set forth in Section 13.17.

“Insolvency Proceeding” means (i) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intellectual Property” means all Patents, Trademarks, Copyright, Industrial Designs, Technical Information and other intellectual property, whether registered or not, domestic and foreign. Intellectual Property shall include all:

(a)    applications or registrations relating to such Intellectual Property;

(b)    rights and privileges arising under applicable Laws with respect to such Intellectual Property;

(c)    rights to sue for past, present or future infringements of such Intellectual Property, in accordance with applicable Laws;

(d)    Product Authorizations;

(e)    Product Agreements; and

(f)    rights of the same or similar effect or nature in any jurisdiction corresponding to such Intellectual Property throughout the world.

“interest” has the meaning set forth in Section 3.02(d).

“Interest Period” means, (i) initially, the period beginning on (and including) the Closing Date and ending on (and including) the last day of the first full calendar quarter of the Borrower ended after the Closing Date, and (ii) thereafter, the period beginning on (and including) the first day of each succeeding calendar quarter and ending on the earlier of (and including) (x) the last day of such calendar quarter and (y) the Maturity Date.

“Invention” means any novel, inventive and useful art, apparatus, method, process, machine (including article or device), manufacture or composition of matter, or any novel, inventive and useful improvement in any art, method, process, machine (including article or device), manufacture or composition of matter.

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person), but excluding any such advance, loan or extension of credit in the nature of an ordinary course trade receivable having a term not exceeding 90 days arising in connection with the sale of inventory or supplies by such Person in the Ordinary Course of Business; (c) the entering into of any Guarantee with respect to Indebtedness of any other Person; or (d) the entering into of any Hedging Agreement. The amount of an Investment will be determined at the time the Investment is made without giving effect to any subsequent changes in value.

“IRS” means the U.S. Internal Revenue Service or any successor agency, and to the extent relevant, the U.S. Department of the Treasury.

“Laws” means, collectively, all international, foreign, federal, state, provincial, territorial, municipal and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” has the meaning set forth in the introduction hereto.

“LIBOR” means, for any Interest Period, the rate per annum equal to the London interbank offered rate for deposits in Dollars three-months periods appearing on the Dow Jones Markets Telerate Page 3750 as of 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; provided, that in the event that such rate does not appear on the Dow Jones Markets Telerate Page 3750 (or otherwise on the Dow Jones Markets screen) at such time, “LIBOR” shall be determined by reference to such other comparable publicly available service for displaying the offered rate for deposit in Dollars in the London interbank market as may be selected by the Majority Lenders and, in the absence of availability, such other method to determine such offered rate as may be selected by the Majority Lenders in their reasonable discretion; provided, further, that in no event shall LIBOR be less than 1.00%.

“Lien” means any mortgage, lien, pledge, charge or other security interest, or any lease, title retention agreement, mortgage, restriction, easement, right-of-way, option or adverse claim (of ownership or possession) or other encumbrance of any kind or character whatsoever or any preferential arrangement that has the practical effect of creating a security interest.

“Liquidity” means the balance of unencumbered cash (other than cash encumbered by the Liens granted to the Lenders pursuant to the Loan Documents) and Permitted Cash Equivalent Investments (which for greater certainty shall not include any undrawn credit lines), in each case, to the extent held in a Deposit Account over which the Lenders have a first priority perfected security interest.

“Loan Documents” means, collectively, this Agreement, the Notes, the Security Documents, any Guarantee Assumption Agreement, each Warrant Certificate and any subordination agreement, intercreditor agreement or other present or future document, instrument, agreement or certificate delivered to any Lender in connection with this Agreement or any of the other Loan Documents, in each case, as amended, restated, supplemented or otherwise modified.

“Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Loans of such Lender; provided, at any time prior to the making of the Loans, the Loan Exposure of any Lender shall be equal to such Lender’s Commitment.

“Loans” means the Tranche A Term Loan and the Tranche B Term Loan.

“Loss” means judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including fees and disbursements of legal counsel on a full indemnity basis, and all costs incurred in investigating or pursuing any Claim or any proceeding relating to any Claim.

“Majority Lenders” means, at any time, one or more Lenders having or holding Loan Exposure and representing more than 50% of the aggregate Loan Exposure of all Lenders.

“Management Investors” means any current directors, officers, management and/or employees of Parent or any of its Subsidiaries and any of their respective family members, trusts or other estate planning vehicles and any Person owned or controlled by any of the foregoing, in each case, holding, beneficially or of record, Equity Interests in the Parent.

“Margin Stock” means “margin stock” within the meaning of Regulations U and X.

“Material Adverse Change” and “Material Adverse Effect” mean a material adverse change in or effect on (i) the business, financial condition, results of operations, performance, or the value of the Property of the Obligors, taken as a whole, (ii) the ability of any Obligor to perform its obligations under any Loan Document or (iii) the legality, validity, binding effect or enforceability of the Loan Documents or the rights and remedies of any Lender under any of the Loan Documents.

“Material Agreements” means (A) the Collaboration Agreements and (B) all other agreements to which any Obligor or any of its Properties are bound, from time to time, the absence or termination of any of which would reasonably be expected to result in a Material Adverse Effect.

“Material Indebtedness” means, at any time, any Indebtedness of any Obligor, the outstanding principal amount of which, individually or in the aggregate, exceeds $500,000.

“Material Intellectual Property” means, the Obligor Intellectual Property described in Schedule 7.05(b) and any other Obligor Intellectual Property the loss of which would reasonably be expected to have or result in a Material Adverse Effect.

“Maturity Date” means the earlier to occur of (i) the Stated Maturity Date, and (ii) the date on which the Loans are accelerated pursuant to Section 10.02.

“Maximum Legal Rate” has the meaning set forth in Section 3.02(d).

“Merger Agreement” means the Agreement and Plan of Merger and Reorganization among Parent, Trojan Merger Sub, Inc., and the Borrower, dated as of March 16, 2017, as the same may be amended, restated, amended and restated, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“NDA” means (i)(x) a new drug application (as defined in the FD&C Act) or a biologics license application that must be submitted to the FDA and (y) any similar application required by any country, jurisdiction or Governmental Authority other than the FDA that must be approved before a drug can be marketed, and (ii) all supplements and amendments that may be submitted to permit any changes to an approved NDA.

“Note” means a promissory note executed and delivered by Borrower to any Lender in accordance with Section 2.04.

“Obligations” means, with respect to any Obligor, all amounts, obligations (including, without limitation, Warrant Obligations), liabilities, covenants and duties of every type and description owing by such Obligor to any Lender, any other indemnitee hereunder or any participant, arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (i) all Loans, (ii) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, (iii) the Prepayment Premium, (iv) the Exit Fee and all other fees, expenses (including, subject to the limitations contained herein and in the other Loan Documents, reasonable and documented fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Obligor under any Loan Document.

“Obligor Intellectual Property” means Intellectual Property owned by or licensed to any of the Obligors.

“Obligors” means, collectively, Borrower, each Guarantor and each of their respective successors and permitted assigns.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury (or any successor thereto).

“Ordinary Course of Business” means, with respect to the Obligors, the ordinary course of business consistent with past custom and practice (including with respect to nature, scope, magnitude, quantity and frequency) that does not require any board of director or shareholder approval or any other separate or special authorization of any nature and similar in nature, scope and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar government official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such government official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.03(g)).

“Parent” means Molecular Templates, Inc.

“Participant” has the meaning set forth in Section 13.05(d).

“Participant Register” has the meaning set forth in Section 13.05(e).

“Patents” has the meaning set forth in the Security Documents.

“Payment Date” means the last day of each Interest Period of the Borrower; provided that if such last day of such Interest Period is not a Business Day, then the Payment Date for such Interest Period will be the immediately following Business Day.

“PBGC” means the United States Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permits” means all permits, licenses, registrations, certificates, orders, approvals, authorizations, consents, waivers, franchises, variances and similar rights issued by or obtained from any Governmental Authority or any other Person, including, without limitation, those relating to Environmental Laws.

“Permitted Acquisition” means any acquisition by Borrower or any of its wholly-owned Subsidiaries, by purchase or merger, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person; provided that:

(a)    immediately prior to, and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b)    all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable Laws and in conformity in all material respects with all applicable Governmental Approvals;

(c)    in the case of the acquisition of all of the Equity Interests of such Person, all of the Equity Interests (except for any such securities in the nature of directors’ qualifying shares required pursuant to applicable Law) acquired, or otherwise issued by such Person or any newly formed Subsidiary of Borrower in connection with such acquisition, shall be owned 100% by an Obligor or any other Subsidiary, and Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Borrower, each of the actions set forth in Section 8.11, if applicable;

(d)    such Person (in the case of an acquisition of Equity Interests) or assets (in the case of an acquisition of assets or a division) shall be engaged or used, as the case may be, in the same business or lines of business in which Borrower and/or its Subsidiaries are engaged or a business reasonably and substantially similar or related thereto; and

(e)    on a pro forma basis after giving effect to such acquisition, Borrower and its Subsidiaries shall be in compliance with the minimum Liquidity set forth in Section 8.16.

“Permitted Cash Equivalent Investments” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than two (2) years from the date of acquisition, (ii) commercial paper having the highest, or second highest, rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (iii) any money market funds or other investment vehicles whose principal investments are in investments described in clauses (i) or (ii) above, (iv) certificates of deposit or bankers’ acceptances issued or accepted by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that is at least (A) ”adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (B) has Tier 1 capital (as defined in such regulations) of not less than $250,000,000; and (v) investments permitted by the investment policy approved by the board of directors of Borrower, so long as Borrower provides written notice to the Lenders of any changes to the investment policy delivered to the Lenders on the Closing Date and such changes will not adversely affect the Lenders in any material respect in the determination of the Lenders in their reasonable discretion.

“Permitted Indebtedness” means any Indebtedness permitted under Section 9.01.

“Permitted Licenses” are (i) licenses of over-the-counter software that is commercially available to the public, (ii) non-exclusive and exclusive licenses for the use of the Intellectual Property of any Obligor, in the case of each of clauses (i) and (ii) entered into in the Ordinary Course of Business or as otherwise may be approved by Borrower’s board of directors so long as no Event of Default has occurred and is continuing and (iii) any licenses created by or in connection with any Collaboration Agreements.

“Permitted Liens” means any Liens permitted under Section 9.02.

“Permitted Refinancing” means, with respect to any Indebtedness, any refinancing, extensions, renewals and replacements of such Indebtedness; provided, that such refinancing, extension, renewal or replacement (i) shall not increase the outstanding principal amount of such Indebtedness except by an amount equal to accrued interest and a reasonable premium or other amount paid, and fees and expenses reasonably incurred in connection therewith, (ii) contains terms relating to outstanding principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole no less favorable to Borrower and its Subsidiaries or any Lender than the terms of any agreement or instrument governing such existing Indebtedness, (iii) shall have an applicable interest rate which does not exceed the greater of (A) rate of interest of the Indebtedness being replaced and (B) the then applicable market interest rate, and (iv) shall not contain any new requirement to grant any lien or security or to give any guarantee that was not an existing requirement of such Indebtedness.

“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Premium” has the meaning set forth in Section 3.03(a).

“Product” means any future product developed, manufactured, licensed, marketed, sold or otherwise commercialized by any Obligor, including any such product in development or which may be developed, in each case related to Material Intellectual Property.

“Product Agreement” means each agreement, license, document, instrument, interest (equity or otherwise) or the like under which one or more Persons grants or receives any right, title or interest with respect to any Product Development and Commercialization Activities in respect of one or more Products specified therein, or receives or is granted the right to exclude any third parties from engaging in any Product Development and Commercialization Activities with respect thereto, including each contract or agreement with suppliers, manufacturers, distributors, clinical research organizations, wholesalers, pharmacies or with any other Person related to any such entity.

“Product Authorizations” means any and all approvals (including applicable supplements, amendments, governmental price and reimbursement approvals), licenses, registrations or authorizations of any Governmental Authority necessary for the manufacture, development, distribution, use, storage, import, export, transport, promotion, marketing, sale or other commercialization of a Product in any country or jurisdiction, including without limitation INDs, NDAs or similar applications.

“Product Development and Commercialization Activities” means, with respect to any Product, any combination of research, development, manufacture, importation, use, sale, storage, design, labeling, marketing, promotion, supply, distribution, testing, packaging, purchasing or other commercialization activities, receipt of payment in respect of any of the foregoing, or like activities the purpose of which is to commercially exploit such Product.

“Projections” has the meaning set forth in Section 7.04(b).

“Property” of any Person means any property or assets, or interest therein, of such Person.

“Proportionate Share” means, with respect to any Lender, the percentage obtained by dividing (i) the Loan Exposure of such Lender then in effect by (ii) the aggregate Loan Exposure of all Lenders then in effect.

“Pro Rata Share” has the meaning set forth in Section 11.08.

“Qualified Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by any Obligor or any ERISA Affiliate thereof or to which any Obligor or any ERISA Affiliate thereof has ever made, or was ever obligated to make, contributions, and (ii) that is intended to be tax qualified under Section 401(a) of the Code.

“Recipient” means any Lender or any other recipient of any payment to be made by or on account of any Obligation.

“Redemption Date” has the meaning set forth in Section 3.03(a).

“Redemption Price” has the meaning set forth in Section 3.03(a).

“Register” has the meaning set forth in Section 13.05(c).

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as amended.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as amended.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as amended.

“Regulatory Approvals” means (i) any registrations, licenses, authorizations, permits or approvals issued by any Governmental Authority and (ii) with respect to any Product, all approvals, clearances, authorizations, orders, exemptions, registrations, certifications, licenses and Permits granted by any Regulatory Authorities, including all NDAs and Product Authorizations held by any Obligor or any of their respective licensors, as applicable, or that are pending before the FDA or equivalent non-United States Governmental Entity with respect to the Products.

“Regulatory Authority” means any Governmental Authority that has jurisdiction over the use, control, manufacturing, marketing, distribution, sale or other Product Development and Commercialization Activities relating to any Product of an Obligor, including the FDA and any agencies with the same jurisdiction in other countries and economic areas.

“Representatives” has the meaning set forth in Section 13.17.

“Requirement of Law” means, as to any Person, any statute, law, treaty, rule or regulation or determination, order, injunction or judgment of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Properties or revenues.

“Responsible Officer” of any Person means each of the president, chief executive officer, chief financial officer, general counsel, vice president and similar officer of such Person.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interest of Parent, Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of Parent, Borrower or any of its Subsidiaries or any payment to redeem, purchase, repurchase or retire any outstanding option, warrant or other right to acquire any such shares of capital stock of Parent, Borrower or any of its Subsidiaries.

“Restrictive Agreement” means any indenture, agreement, instrument or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its Property (other than (i) customary provisions in contracts (including without limitation leases and in-bound licenses of Intellectual Property) restricting the assignment thereof, (ii) restrictions or conditions imposed by any agreement governing secured Permitted Indebtedness permitted under Section 9.01(g), to the extent that such restrictions or conditions apply only to the Property securing such Indebtedness and (iii) software and other Intellectual Property licenses pursuant to which Borrower or a Subsidiary thereof is the licensee of the relevant software or Intellectual Property, as the case may be (in which case, any prohibition or limitation shall relate only to the assets or rights subject to the applicable license and/or the license itself)), or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to Borrower or any other Subsidiary or to Guarantee Indebtedness of Borrower or any other Subsidiary.

“Revenue” of a Person means all revenue properly recognized under GAAP, consistently applied, less all rebates, discounts and other price allowances.

“Sanctions” means economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by U.S. Governmental Authorities (including, but not limited to, OFAC, the U.S. Department of State and the U.S. Department of Commerce).

“Sanctions Laws” means all laws, rules, regulations and requirements of any jurisdiction applicable to the Obligors or any party to the Loan Documents concerning or relating to Sanctions, terrorism or money laundering.

“SEC” means United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Account” has the meaning set forth in the Security Agreement.

“Security Agreement” means the security agreement, dated as of the date hereof, in substantially the form of Exhibit H, among the Obligors, the Lenders and the Control Agent, granting a security interest in the personal Property constituting Collateral thereunder in favor of the Lenders.

“Security Documents” means, collectively, the Security Agreement, each Short-Form IP Security Agreement, each Control Agreement and each other security document and financing statement executed to perfect Liens in favor of the Lenders.

“Short-Form IP Security Agreements” means short-form copyright, patent or trademark (as the case may be) security agreements, dated as of the date hereof, in substantially the form of Exhibits I-1 and I-2, entered into by one or more Obligors in favor of the Lenders, each in form and substance reasonably satisfactory to the Majority Lenders.

“Solvent” means, with respect to any Person at any time, that (a) the present fair saleable value of the Property of such Person is greater than the total amount of liabilities (including contingent liabilities) of such Person, (b) the present fair saleable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, and (c) such Person has not incurred and does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature.

“Sources and Uses Certificate” means a certificate, required to be delivered pursuant to Section 6.01(c)(x), duly executed and completed by a Responsible Officer of Borrower setting forth the sources and uses of the cash and equity proceeds to be used in connection with the Transactions.

“Stated Maturity Date” means the fourth (4th) anniversary of the Closing Date; provided that if any such date shall occur on a day that is not a Business Day, then the Stated Maturity Date shall be the immediately following Business Day.

“Subordinated Indebtedness” means Indebtedness of any Obligor that is subordinated to all of the Obligations pursuant to a subordination, intercreditor, or other similar agreement in form satisfactory to the Majority Lenders in their sole discretion.

“Subsidiary” means, with respect to any Person (the “parent”) at any time of determination, any other Person of which more than 50% of the outstanding capital stock of such other Person having ordinary voting powers, determined on a fully diluted basis, is at the time directly or indirectly owned or controlled by the parent. Unless the context otherwise specifically requires, the term “Subsidiary” shall be a reference to a Subsidiary of Borrower.

“Takeda Collaboration Agreements” means those certain Multi-Target Collaboration and License Agreement, dated as of June 23, 2017; and Research Collaboration and Option Agreement, dated as of October 31, 2016, each between the Borrower and Millennium Pharmaceuticals, Inc., as amended, restated, amended and restated, supplemented and otherwise modified from time to time.

“Tax Distributions” means, dividends and other distributions by Borrower or its Subsidiaries to Parent or any other entity that files a consolidated, unitary or combined income tax return that includes Borrower and its Subsidiaries to permit Parent or such other entity to pay federal, state and local income taxes and franchise taxes then due and owing; provided, however, that the amount of such distribution by Borrower and its Subsidiaries shall not be greater than the amount that would be payable by such Borrower and its Subsidiaries if Borrower and its Subsidiaries filed such tax return on a stand-alone basis (or as a consolidated, unitary or combined group) with respect to such taxable period (taking into account all tax attributes of Borrower and its Subsidiaries, including, but not limited to, net operating loss carry-forwards from prior years’ stand-alone pro-forma tax returns).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Technical Information” means all trade secrets and other proprietary or confidential information, which may include any information of a scientific, technical, or business nature in any form or medium, standards and specifications, conceptions, ideas, innovations, discoveries, Invention disclosures, all documented research, developmental, demonstration or engineering work, data, plans, specifications, reports, summaries, experimental data, manuals, models, samples, know-how, technical information, systems, methodologies, computer programs or information technology.

“Title IV Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by any Obligor or any ERISA Affiliate thereof or to which any Obligor or any ERISA Affiliate thereof has ever made, or was obligated to make, contributions, and (ii) that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Trademarks” has the meaning set forth in the Security Documents.

“Tranche A Term Loan” means each loan advanced by a Lender pursuant to Section 2.01(a). For purposes of clarification, any calculation of the aggregate outstanding principal amount of the Tranche A Term Loan on any date of determination shall mean the aggregate principal amount of the Tranche A Term Loan made pursuant to Section 2.01(a) that has not yet been repaid as of such date.

“Tranche A Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Tranche A Term Loan and “Tranche A Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Tranche A Term Loan Commitment, if any, is set forth on Schedule 1. The aggregate amount of the Tranche A Term Loan Commitments as of the Closing Date is $5,000,000.

“Tranche B Term Loan” means each loan advanced by a Lender pursuant to Section 2.01(b). For purposes of clarification, any calculation of the aggregate outstanding principal amount of the Tranche B Term Loan on any date of determination shall mean the aggregate principal amount of the Tranche B Term Loan made pursuant to Section 2.01(b) that has not yet been repaid as of such date.

“Tranche B Term Loan Borrowing Date” means with respect to the Tranche B Term Loan, the date that is six (6) month after the Closing Date; provided that if any such date shall occur on a day that is not a Business Day, then the Tranche B Borrowing Date shall be the immediately following Business Day.

“Tranche B Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Tranche B Term Loan and “Tranche B Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Tranche B Term Loan Commitment, if any, is set forth on Schedule 1. The aggregate amount of the Tranche B Term Loan Commitments as of the Closing Date is $5,000,000.

“Transactions” means the execution, delivery and performance by each Obligor of this Agreement and the other Loan Documents to which such Obligor is a party and the other transactions contemplated hereby and thereby, including disbursement and application of the proceeds of the Loans.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(e)(ii)(B)(3).

“Warrant Certificate” means, such Warrant Certificate in substantially the form of Exhibit G pursuant to which Parent has granted to each Lender the right to purchase Equity Interests of Parent per the Warrant Shares table on Schedule 1.

“Warrant Obligation” means, with respect to Parent, all of its obligations arising out of, under or in connection with, any Warrant Certificate.

“Withdrawal Liability” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

Section 1.02.    Accounting Terms and Principles

All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made substantially in accordance with GAAP. If, after the date hereof, any change occurs in GAAP or in the application thereof and such change would cause any amount required to be determined for the purposes of the covenants to be maintained or calculated pursuant to Section 8 or 9 to be materially different than the amount that would be determined prior to such change, then Borrower will provide a detailed notice of such change (an “Accounting Change Notice”) to the Lenders in conjunction with the next required delivery of financial statements pursuant to Section 8.01. If Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision, regardless of whether any Accounting Change Notice is given before or after such Accounting Change or in the application thereof, then the Lenders and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, (i) the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred and (ii) Borrower shall provide to the Lenders a written reconciliation in form and substance reasonably satisfactory to the Lenders, between calculations of any baskets and other requirements hereunder before and after giving effect to such Accounting Change.

All components of financial calculations made to determine compliance with this Agreement shall be adjusted to include or exclude, as the case may be, without duplication, such components of such calculations attributable to any Acquisition or other investment consummated after the first day of the applicable period of determination and prior to the end of such period, as determined in good faith by Borrower based on assumptions expressed therein and that were reasonable based on the information available to Borrower at the time of preparation of the Compliance Certificate setting forth such calculations.

Section 1.03.    Interpretation

For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, (a) the terms defined in this Agreement include the plural as well as the singular and vice versa; (b) words importing gender include all genders; (c) any reference to a Section, Annex, Schedule or Exhibit refers to a Section of, or Annex, Schedule or Exhibit to, this Agreement; (d) any reference to “this Agreement” refers to this Agreement, including all Annexes, Schedules and Exhibits hereto, and the words herein, hereof, hereto and hereunder and words of similar import refer to this Agreement and its Annexes, Schedules and Exhibits as a whole and not to any particular Section, Annex, Schedule, Exhibit or any other subdivision; (e) references to days, months and years refer to calendar days, months and years, respectively; (f) all references herein to “include” or “including” shall be deemed to be followed by the words “without limitation”; (g) the word “from” when used in connection with a period of time means “from and including” and the word “until” means “to but not including”; and (h) accounting terms not specifically defined herein shall be construed substantially in accordance with GAAP (except for the term “property,” which shall be interpreted as broadly as possible, including, in any case, cash, securities, other assets, rights under contractual obligations and permits and any right or interest in any property, except where otherwise noted). Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Obligor, such words are intended to signify that such Obligor has actual knowledge or awareness of a particular fact or circumstance or that such Obligor, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance. Unless otherwise expressly provided herein, references to organizational documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, amendments and restatements, extensions, supplements and other modifications thereto permitted by the Loan Documents.

If any date of compliance with the terms and conditions of any Loan Document falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day. For purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Obligors and their Subsidiaries should be deemed to be equal to 100% of the outstanding principal amount thereof at the time of determination thereof, or with respect to any Hedging Agreements, the amount that would be payable if the agreement governing any such Hedging Agreements were terminated on the date of termination. For purposes of calculations made pursuant to the terms of this Agreement or otherwise for purposes of compliance herewith, GAAP will be deemed to treat operating leases and Capital Lease Obligations in a manner consistent with their current treatment under generally accepted accounting principles as in effect on the Closing Date, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

ARTICLE 2.

THE COMMITMENTS

Section 2.01.    Loans.

(a)    Tranche A Term Loan.

(i)    Subject to the terms and conditions of this Agreement and relying on the representations and warranties set forth herein, each Lender, severally and not jointly, agrees to provide its share of the Tranche A Term Loan to Borrower on the Closing Date in Dollars in a principal amount equal to such Lender’s Tranche A Term Loan Commitment. No Lender shall have an obligation to make a Tranche A Term Loan in excess of such Lender’s Tranche A Term Loan Commitment.

(ii)    Borrower may make one borrowing under the Tranche A Term Loan Commitment which shall be on the Closing Date. Subject to Section 3.03, all amounts owed hereunder with respect to the Tranche A Term Loan (other than contingent indemnification obligations as to which no unsatisfied claim has been asserted) shall be paid in full no later than the Maturity Date. Each Lender’s Tranche A Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Tranche A Term Loan Commitment on such date.

(b)    Tranche B Term Loan.

(i)    Subject to the terms and conditions of this Agreement and relying on the representations and warranties set forth herein, each Lender, severally and not jointly, hereby consents and agrees to provide its share of the Tranche B Term Loan to Borrower on the Tranche B Term Loan Borrowing Date in Dollars in a principal amount equal to such Lender’s Tranche B Term Loan Commitment. No Lender shall have an obligation to make a Tranche B Term Loan in excess of such Lender’s Tranche B Term Loan Commitment.

(ii)    Borrower shall deliver to the Lenders a fully executed Borrowing Notice no later than 5 p.m. (New York City time) at least three (3) Business Days in advance of the proposed Tranche B Term Loan Borrowing Date.

(iii)    Borrower may make one borrowing under the Tranche B Term Loan Commitment which shall be on the Tranche B Term Loan Borrowing Date. Subject to Section 3.03, all amounts owed hereunder with respect to the Tranche B Term Loan (other than contingent indemnification obligations as to which no unsatisfied claim has been asserted) shall be paid in full no later than the Maturity Date. Each Lender’s Tranche B Term Loan Commitment shall terminate immediately and without further action on the Tranche B Term Loan Borrowing Date after giving effect to the funding of such Lender’s Tranche B Term Loan Commitment on such date.

(c)    Any principal amount of any Loans borrowed under Section 2.01(a) or Section 2.01(b) hereof and subsequently repaid or prepaid may not be reborrowed.

Section 2.02.    Proportionate Shares

All Loans shall be made, and all participations purchased, by the Lenders simultaneously and proportionately to their respective Proportionate Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan hereunder or purchase a participation required hereby nor shall the Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

Section 2.03.    Fees.

(a)    On the Closing Date, Borrower shall pay out of the proceeds of the Tranche A Term Loan advanced by the Lenders on the Closing Date a non—refundable fee in the amount of $200,000 (the “Closing Fee”). Such payment shall be in addition to such fees, costs and expenses due and payable pursuant to Section 13.03.

(b)    On the Maturity Date or on the earlier date of repayment of the Loans in full, Borrower shall pay the Exit Fee to the Lenders.

Section 2.04.    Notes.

Upon the request of any Lender, Borrower shall prepare, execute and deliver to such Lender one or more promissory note(s) evidencing the Loans payable to such Lender (or if requested by it, to it and its registered assigns) in the form attached hereto as Exhibit C (each, a “Note”).

Section 2.05.    Use of Proceeds

Borrower shall use the proceeds of the Loans (i) for general working capital purposes and corporate purposes permitted hereunder, (ii) to refinance the Existing Indebtedness on the Closing Date and (iii) to pay fees, costs and expenses incurred in connection with the Transactions.

ARTICLE 3.

PAYMENTS OF PRINCIPAL AND INTEREST

Section 3.01.    Repayment

The entire outstanding principal amount of the Loans will be due and payable on the Maturity Date. Commencing with the first Payment Date occurring immediately after the second (2nd) anniversary of the Closing Date, Borrower shall on each Payment Date make a repayment of the Loans in the amount of $200,000; provided that, for the avoidance of doubt, no payment of the principal amount of the Loans shall be due prior to such commencement date (other than as set forth in Section 3.03).

Section 3.02.    Interest.

(a)    Interest Generally. Borrower agrees to pay to the Lenders interest in cash on the outstanding principal amount of the Loans for each Interest Period at a rate per annum equal to the sum of (i) LIBOR plus (ii) the Applicable Margin.

(b)    Default Interest. Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default, the Applicable Margin shall increase automatically by 4.00% per annum (such aggregate increased rate, the “Default Rate”). If any Obligation (other than Warrant Obligations) is not paid when due (giving effect to any applicable grace or cure period) under the applicable Loan Document, the amount thereof shall accrue interest at a rate equal to the Default Rate.

(c)    Payment Dates. Accrued interest on the Loans shall be payable in arrears on each Payment Date with respect to the most recently completed Interest Period in cash, and upon the payment or prepayment of the Loans (on the principal amount being so paid or prepaid); provided that interest payable at the Default Rate shall be payable from time to time on demand by the Lender.

(d)    Maximum Legal Rate. No agreements, conditions, provisions or stipulations contained in this Agreement or any other instrument, document or agreement between the Obligors and any Lender or default of the Obligors, or the exercise by any Lender of the right to accelerate the payment of the maturity of principal and interest, or to exercise any option whatsoever contained in this Agreement or any other Loan Document, or the arising of any contingency whatsoever, shall entitle any Lender to contract for, charge, or receive, in any event, consideration for the use, forbearance or detention of money (“interest”) at a rate exceeding the maximum rate of interest permitted by applicable state or federal law in effect from time to time (hereinafter “Maximum Legal Rate”). In no event shall the Obligors be obligated to pay interest at any rate exceeding such Maximum Legal Rate and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel the Obligors to pay a rate of interest exceeding the Maximum Legal Rate, shall be without binding force or effect, at law or in equity, to the extent only of the excess of interest determined at a rate over such Maximum Legal Rate. In the event any interest is contracted for, charged or received at any rate in excess of the Maximum Legal Rate (“Excess”), each Obligor acknowledges and stipulates that any such contract, charge, or receipt shall be the result of an accident and bona fide error, and that any Excess received by any Lender shall be applied, first, to reduce the principal then unpaid hereunder; second, to reduce the other Obligations; and third, returned to the Obligors, it being the intention of the parties hereto not to enter at any time into a usurious or otherwise illegal relationship. Each Obligor recognizes that, with fluctuations in LIBOR and the Maximum Legal Rate, such a result could inadvertently occur. By the execution of this Agreement, each Obligor covenants that (i) the credit or return of any Excess shall constitute the acceptance by such Obligor of such Excess, and (ii) such Obligor shall not seek or pursue any other remedy, legal or equitable, against any Lender, based in whole or in part upon the contracting for, charging or receiving of any interest in excess of the maximum authorized or the receiving of any interest in excess of the maximum authorized by applicable law. To the extent applicable, for the purpose of determining whether or not any Excess has been contracted for, charged or received by any Lender, all interest at any time contracted for, charged or received by any Lender in connection with this Agreement shall be amortized, prorated, allocated and spread in equal parts during the full stated term of this Agreement and otherwise as provided by applicable Law. If, as a result of any circumstances whatsoever, fulfillment of any provision hereof or of any related agreement, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable usury law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity.

Section 3.03.    Prepayments.

(a)    Optional Prepayments. Borrower shall have the right to optionally prepay in whole or in part (in a minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount for each partial prepayment) the outstanding principal amount of the Loans on any Business Day (a “Redemption Date”) for an amount equal to the Prepayment Premium plus any accrued but unpaid interest on the aggregate principal amount of the Loans being prepaid (such aggregate amount, the “Redemption Price”). The applicable “Prepayment Premium” shall be an amount calculated pursuant to Section 3.03(a).

If the Redemption Date occurs:

(A)    on or prior to the first anniversary of the Closing Date, the Prepayment Premium shall be an amount equal to one hundred four percent (104%) of the then aggregate outstanding principal amount of the Loans being prepaid on such Redemption Date;

(B)    after the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date, the Prepayment Premium shall be an amount equal to one hundred two percent (102%) of the then aggregate outstanding principal amount of the Loans being prepaid on such Redemption Date;

(C)    after the second anniversary of the Closing Date and on or prior to the third anniversary of the Closing Date, the Prepayment Premium shall be an amount equal to one hundred one and one-half percent (101.5%) of the then aggregate outstanding principal amount of the Loans being prepaid on such Redemption Date; and

(D)    after the third anniversary of the Closing Date and at any time thereafter, the Prepayment Premium shall be an amount equal to one hundred one percent (101%) of the then aggregate outstanding principal amount of the Loans being prepaid on such Redemption Date.

(b)    Mandatory Prepayments. Borrower shall prepay the Loans in amounts as provided below, plus solely in respect of any event specified in clauses (b)(ii) and (b)(iii) below, the Prepayment Premium on the then outstanding principal amount of the Loans being prepaid (calculated in accordance with Section 3.03(a), it being agreed that the relevant payment date shall be deemed to be the “Redemption Date” for purposes of such calculation), plus any accrued but unpaid interest and fees then due and owing, as follows:

(i)    Within three (3) days following receipt by any Obligor of the proceeds of any Casualty Event, an amount equal to 100% of the net cash insurance or other proceeds received by Borrower with respect thereto; provided, however, so long as no Default or Event of Default has occurred and is continuing, within two hundred and seventy (270) days (with such reinvestment to be subject to a binding commitment within at least one hundred and eighty (180) days) after receipt of such proceeds, Borrower may apply such net proceeds toward the replacement or repair of destroyed or damaged property; provided, further, that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) to the extent any property so replaced or repaired was subject to a first priority security interest in favor of the Lenders at the time of the damage thereto or the destruction thereof shall be deemed Collateral in which Lenders have been granted a first priority security interest and Borrower shall take all such actions required to provide the Lenders with a first priority security interest on such property.

(ii)    In the event Borrower incurs Indebtedness other than Indebtedness that is permitted by Section 9.01 hereof, 100% of the net cash proceeds thereof received by Borrower. For the avoidance of doubt, any prepayment made pursuant to this Section 3.03(b)(ii) shall not be deemed to be a consent to any such incurrence of Indebtedness or a cure or waiver of any Event of Default which occurs in connection therewith, it being understood that any such Event of Default may only be waived with the express consent of the Majority Lenders.

(iii)    Within three (3) days following receipt by any Obligor of the net cash proceeds of any Asset Sale (excluding any Asset Sale permitted pursuant to Section 9.09 (other than pursuant to Section 9.09(l)), an amount equal to 100% of the net cash proceeds received by Borrower with respect thereto; provided, however, so long as no Default or Event of Default has occurred and is continuing, within two hundred and seventy (270) days (with such investment to be subject to a binding commitment within at least one hundred and eighty (180) days) after receipt of such proceeds, Borrower may invest such net cash proceeds in assets of the general type used in the business of the Obligors and their Subsidiaries; provided, further, that to the extent any Property subject to such Asset Sale was subject to a first priority security interest in favor of the Lenders at the time of disposition shall be deemed Collateral in which Lenders have been granted a first priority security interest and Borrower shall take all such actions required to provide the Lenders with a first priority security interest on such property. For the avoidance of doubt, any prepayment made pursuant to this Section 3.03(b)(iii) shall not be deemed to be a consent to any such Asset Sale or a cure or waiver of any Event of Default which occurs in connection therewith, it being understood that any such Event of Default may only be waived with the express consent of the Majority Lenders.

All prepayments made pursuant to this Section 3.03(b) shall be applied pursuant to Section 4.01(b)(ii).

ARTICLE 4.

PAYMENTS, ETC.

Section 4.01.    Payments.

(a)    Payments Generally. Each payment of principal, interest and other amounts to be made by the Obligors under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to the deposit account of such Lender designated by such Lender by written notice to Borrower (each, a “Designated Account”), not later than 3:00 p.m. (Eastern time) on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

(b)    Application of Payments. (i) So long as no Event of Default has occurred and is continuing, each Obligor shall, at the time of making each payment under this Agreement or any other Loan Document (other than any payment made pursuant to Section 3.01 and prepayment made pursuant to Section 3.03(b)), specify to the Lenders the amounts payable by such Obligor hereunder to which such payment is to be applied (and in the event that Obligors fail to so specify, the Lenders may apply such payment to the remaining scheduled installments of principal due in respect of the Loans in inverse order of maturity), and (ii) following the occurrence and continuance of an Event of Default, all prepayments (including any prepayment made pursuant to Section 3.03(b)) shall be applied as follows:

(A)    first, to the payment of any unpaid costs and expenses referred to in Section 13.03(a) that are then due and payable;

(B)    second, in reduction of Borrower’s obligation to pay any unpaid interest and any fees then due and owing including, without limitation, (x) interest payable pursuant to Section 3.02(b) and (y) the Prepayment Premium;

(C)    third, in reduction of Borrower’s obligation to pay any Claims or Losses referred to in Section 13.03(b) then due and owing;

(D)    fourth, in reduction of Borrower’s obligation to pay any amounts due and owing on account of the unpaid principal amount of the Loans;

(E)    fifth, in reduction of any other Obligation then due and owing; and

(F)    sixth, to Borrower or such other Persons as may lawfully be entitled to or directed by Borrower to receive the remainder.

Unless otherwise directed by the Majority Lenders, all payments of principal, interest and fees under this Agreement and the other Loan Documents shall be made by the Obligors to the Lenders pro rata in accordance with the Lenders’ respective Proportionate Shares of such payments.

(c)    Non-Business Days. If the due date of any payment under this Agreement would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

Section 4.02.    Computations

All computations of interest and fees hereunder shall be computed on the basis of a year of 360 days and actual days elapsed during the period for which payable.

Section 4.03.    Notices

Each notice of optional prepayment shall be effective only if received by the Lenders not later than 3:00 p.m. (Eastern time) on the date three (3) Business Days prior to the date of prepayment. Each notice of optional prepayment shall specify the amount to be prepaid and the date of prepayment.

Section 4.04.    Set-Off.

(a)    Set-Off Generally. Upon the occurrence and during the continuance of any Event of Default, the Lenders and each of their respective Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lenders or such Affiliates to or for the credit or the account of any Obligor against any and all of the Obligations, whether or not the Lenders shall have made any demand and although such Obligations may be unmatured. The Lenders agree promptly to notify Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lenders and their respective Affiliates under this Section 4.04 are in addition to other rights and remedies (including other rights of set-off) that the Lenders and their respective Affiliates may have.

(b)    Exercise of Rights Not Required. Nothing contained herein shall require the Lenders to exercise any such right or shall affect the right of such Persons to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Obligor.

ARTICLE 5.

YIELD PROTECTION, ETC.

Section 5.01.    Additional Costs.

(a)    Change in Requirements of Law Generally. If, on or after the date hereof, the adoption of any Requirement of Law, or any change in any Requirement of Law, or any change in the interpretation or administration thereof by any court or other Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or its lending office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, shall impose, modify or deem applicable any reserve (including any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, contribution, insurance assessment or similar requirement, in each case that becomes effective after the date hereof, against assets of, deposits with or for the account of, or credit extended by, a Lender (or its lending office) or shall impose on a Lender (or its lending office) any other condition affecting the Loans or the Commitment, not as a result of any action or inaction on the part of such Lender, and the result of any of the foregoing is to increase the cost to any Lender of making or maintaining its Loan, or to reduce the amount of any sum received or receivable by any Lender under this Agreement or any other Loan Document, by an amount reasonably deemed by such Lender in good faith to be material (other than (i) Indemnified Taxes and (ii) Excluded Taxes), then Borrower shall promptly pay to such Lender on demand such additional amount or amounts as will compensate such Lender for such increased cost or reduction. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to constitute a change in Requirements of Law for all purposes of this Section 5.01, regardless of the date enacted, adopted or issued.

(b)    Change in Capital Requirements. If a Lender shall have determined that, on or after the date hereof, the adoption of any Requirement of Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, in each case that becomes effective after the date hereof, has or would have the effect of reducing the rate of return on capital of a Lender (or its parent) as a consequence of a Lender’s obligations hereunder or the Loans to a level below that which a Lender (or its parent) could have achieved but for such adoption, change, request or directive by an amount reasonably deemed by it to be material, then Borrower shall pay to such Lender on demand such additional amount or amounts as will compensate such Lender (or its parent) for such reduction.

(c)    Notification by Lender. The Lenders will promptly notify Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle a Lender to compensation pursuant to this Section 5.01. Before giving any such notice pursuant to this Section 5.01(c) such Lender shall designate a different lending office if such designation (x) will, in the reasonable judgment of such Lender, avoid the need for, or reduce the amount of, such compensation and (y) will not, in the reasonable judgment of such Lender, be materially disadvantageous to such Lender. A certificate of the Lender claiming compensation under this Section 5.01, setting forth the amount or amounts to be paid to it hereunder, shall be conclusive and binding on Borrower in the absence of manifest error.

Section 5.02.    Illegality

Notwithstanding any other provision of this Agreement, in the event that on or after the date hereof the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any competent Governmental Authority shall make it unlawful for a Lender or its lending office to make or maintain the Loans (and, in the opinion of such Lender, the designation of a different lending office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify Borrower thereof following which (a) the Lender’s Commitment shall be suspended until such time as such Lender may again make and maintain the Loans hereunder and (b) if such Requirement of Law shall so mandate, the Loans shall be prepaid, without Prepayment Premium, by Borrower on or before such date as shall be mandated by such Requirement of Law in an amount equal to the Redemption Price applicable on the date of such prepayment in accordance with Section 3.03(a).

Section 5.03.    Taxes.

(a)    Payments Free of Taxes. Any and all payments on account of any Obligation shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law requires the deduction or withholding of any Tax from any such payment by an Obligor, then such Obligor shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by such Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.03) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. For purposes of this Section, the term “applicable Law” includes FATCA.

(b)    Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of each Lender, timely reimburse it for, Other Taxes.

(c)    Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority, as a withholding Tax pursuant to this Section 5.03, Borrower shall deliver to each Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, or a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lenders.

(d)    Indemnification. Borrower shall reimburse and indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender shall be conclusive absent manifest error.

(e)    Status of Lenders.

(i)    Any Lender that is entitled to an exemption from, or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower at the time or times reasonably requested by Borrower such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding; provided that, other than in the case of U.S. Federal withholding Taxes, such Lender has received written notice from Borrower advising it of the availability of such exemption or reduction and containing all applicable documentation. In addition, any Lender, if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable Law or as reasonably requested by Borrower as will enable Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(e)(ii)(A), (B) or (D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing:

(A)    any Lender that is a U.S. Person shall deliver to Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), duly completed, valid, executed copies of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. Federal backup withholding Tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, duly completed, valid executed copies of IRS Form W-8BEN (or successor form) or IRS Form W-8BEN-E (or successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, duly completed, valid, executed originals of IRS Form W-8BEN (or successor form) or IRS Form W-8BEN-E (or successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

(2)    duly completed, valid, executed copies of IRS Form W-8ECI (or successor form);

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN (or successor form) or IRS Form 8-BEN-E (or successor form); or

(4)    to the extent a Foreign Lender is not the beneficial owner, duly completed, valid, executed copies of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI (or successor form), IRS Form W-8BEN (or successor form), IRS Form W-8BEN-E (or successor form), a U.S. Tax Compliance Certificate, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit Borrower to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification or promptly notify Borrower in writing of its legal inability to do so.

(f)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the written request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.03(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.03(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 5.03(f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)    Mitigation Obligations. If Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 5.01 or this Section 5.03, then such Lender shall (at the request of Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the sole reasonable judgment of such Lender, such designation or assignment and delegation would (i) eliminate or reduce amounts payable pursuant to Section 5.01 or this Section 5.03, as the case may be, in the future, (ii) not subject such Lender to any unreimbursed cost or expense and (iii) not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(h)    Allocation of Issue Price. The Notes and the Warrant Certificates, taken together, constitute an “investment unit” for purposes of Section 1273(c)(2) of the Code.

ARTICLE 6.

CONDITIONS PRECEDENT

Section 6.01.    Conditions to Tranche A Term Loan; Closing Date

The obligation of each Lender to make the Tranche A Term Loan shall not become effective until the following conditions precedent shall have been reasonably satisfied or waived in writing by the Lenders (which satisfaction or waiver may be made simultaneously with the making of the Tranche A Term Loan hereunder):

(a)    Organization and Capitalization. The organizational structure and capitalization of the Obligors, after giving effect to the Transactions, as set forth on Schedule 7.20 shall be satisfactory to the Lenders.

(b)    Lien Searches. The Lenders shall be satisfied with Lien searches regarding the Obligors made prior to the Closing Date.

(c)    Documentary Deliveries. The Lenders shall have received the following documents, each of which shall be in form and substance reasonably satisfactory to the Lenders:

(i)    Agreement. This Agreement duly executed and delivered by Borrower and each of the other parties hereto.

(ii)    Security Documents.

(A)    The Security Documents, including, without limitation, the Security Agreement, each Short-Form IP Security Agreement, each Control Agreement and financing statements, each in form and substance reasonably satisfactory to the Lenders and duly executed and delivered by each of the Obligors.

(B)    The Collateral Questionnaire, duly executed and delivered by a Responsible Officer of Borrower, substantially in the form of Exhibit J hereto and otherwise in form and substance reasonably satisfactory to the Lenders.

(C)    Original share certificates or other documents or other evidence of title with regard to all Equity Interests owned by the Obligors (to the extent that such Equity Interests are certificated), together with share transfer documents, undated and executed in blank.

(D)    Without limitation, all other documents and instruments reasonably required to perfect the Lenders’ Lien on, and security interest in, the Collateral required to be delivered on or prior to the Closing Date shall have been duly executed and delivered and be in proper form for filing, and shall create in favor of the Lenders, a perfected Lien on, and security interest in, the Collateral, subject to no Liens other than Permitted Liens.

(iii)    Note. Any Notes requested in accordance with Section 2.04.

(iv)    Approvals. Borrower shall have obtained all material third-party consents and approvals, necessary in connection with the execution, delivery and performance by the Obligors of the Loan Documents and the Transactions.

(v)    Organizational Documents. (a) Certified copies of the Organizational Documents of each Obligor and of resolutions of the Board of Directors (or similar governing body) of each Obligor approving and authorizing the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party, certified as of the Closing Date by its secretary or assistant secretary as being in full force and effect without modification or amendment and (b) a good standing certificate and/or compliance certificate from the applicable Governmental Body of each Obligor’s jurisdiction of incorporation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date.

(vi)    Incumbency Certificate. A certificate of each Obligor as to the authority, incumbency and specimen signatures of the persons who have executed the Loan Documents and any other documents in connection herewith on behalf of the Obligors.

(vii)    Officer’s Certificate. A certificate, dated as of the Closing Date and signed by a Responsible Officer of Borrower, confirming compliance with the conditions set forth in Section 6.01.

(viii)    Opinion of Counsel. A favorable opinion, dated as of the Closing Date, of Mintz Levin Cohn Ferris Glovsky and Popeo PC, counsel to each Obligor in form reasonably acceptable to the Lenders and their counsel.

(ix)    Evidence of Insurance. Certificates from Borrower’s insurance broker or other evidence reasonably satisfactory to the Lenders that all insurance required to be maintained pursuant to Section 8.05 is in full force and effect, together with endorsements naming the Lenders as additional insureds and loss payees, as applicable, under Borrower’s liability and casualty insurance policies.

(x)    Sources and Uses Certificate. The Lenders shall have received the Sources and Uses Certificate duly executed and delivered by a Responsible Officer of Borrower, substantially in the form of Exhibit F hereto and otherwise in form and substance reasonably satisfactory to the Lenders.

(d)    Indebtedness. All amounts due or outstanding in respect of the Existing Indebtedness shall have been repaid in full (other than contingent indemnification obligations as to which no unsatisfied claim has been asserted), all commitments (if any) in respect thereof terminated, all guarantees (if any) thereof discharged and released and all security therefor (if any) released, together with all fees and other amounts owing thereon, or documentation in form and substance reasonably satisfactory to the Lenders to effect such release upon such repayment and termination shall have been delivered to the Lenders.

(e)    Closing Fees, Expenses, Etc. The Lenders and their Affiliates shall have received for their own account, the Closing Fee and all fees, costs and expenses due (including the reasonable and documented out-of-pocket fees and expenses of counsel to the Lenders) and payable pursuant to Section 13.03 and invoiced one (1) Business Day prior to the Closing Date.

(f)    Minimum Liquidity. The Obligors shall have aggregate Liquidity of not less than $2,000,000 on the Closing Date.

(g)    Warrants. Parent shall have delivered to each Lender a duly executed Warrant Certificate.

(h)    Representations and Warranties. The representations and warranties of the Obligors contained in Article VII or any other Loan Document shall be true and correct in all material respects on and as of the Closing Date; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects.

(i)    No Default. No Default or Event of Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds therefrom.

Section 6.02.    Conditions to Tranche B Term Loan; Tranche B Term Loan Borrowing Date.

The obligation of each Lender to make the Tranche B Term Loan on the Tranche B Term Loan Borrowing Date shall not become effective until the following conditions precedent shall have been satisfied or waived in writing by the Lenders (which satisfaction or waiver may be made simultaneously with the making of the Tranche B Term Loan hereunder):

(a)    Borrowing Certificate. The Lenders shall have received a Borrowing Notice duly executed by a Responsible Officer of Borrower and Borrower’s updated Schedules to this Agreement (if any). Notwithstanding anything to the contrary contained herein, no Event of Default shall occur as a result of the delivery of a Borrowing Notice pursuant to this clause (a).

(b)    Representations and Warranties. The representations and warranties of the Obligors contained in Article VII or any other Loan Document shall be true and correct in all material respects on and as of the Tranche B Term Loan Borrowing Date; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects.

(c)    No Default. No Default or Event of Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds therefrom.

The borrowing of the Loans shall constitute a certification by Borrower to the effect that the conditions set forth in Section 6.01 and Section 6.02, as applicable, have been fulfilled as of the Closing Date or the Tranche B Term Loan Borrowing Date, as applicable.

ARTICLE 7.

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to extend the Loans hereunder, each Obligor represents and warrants to the Lenders, on the Closing Date and on the Tranche B Term Loan Borrowing Date, that the following statements are true and correct:

Section 7.01.    Power and Authority

Each Obligor and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite corporate or other power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted except to the extent that failure to have the same would not reasonably be expected to have a Material Adverse Effect, (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary except where failure to so qualify would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect, and (d) has full power, authority and legal right to make and perform each of the Loan Documents to which it is a party and, in the case of Borrower, to borrow the Loans hereunder.

Section 7.02.    Authorization; Enforceability

The Transactions are within each Obligor’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational action and, if required, by all necessary shareholder or other equity holder action. The Loan Documents have been duly executed and delivered by each Obligor party thereto and constitutes, and each of the other Loan Documents to which it is a party when executed and delivered by such Obligor will constitute, a legal, valid and binding obligation of such Obligor, enforceable against each Obligor in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 7.03.    Governmental and Other Approvals; No Conflicts

The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any third party, except for (i) such as have been obtained or made and are in full force and effect and (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, (b) will not violate any applicable Law or regulation or the Organizational Documents of any Obligor or any order of any Governmental Authority, other than any such violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (c) will not violate in any material respect or result in a default under any material indenture, agreement or other instrument binding upon any Obligor or assets (including any Material Agreement or agreement creating or evidencing any Material Indebtedness), or give rise to a right thereunder to require any material payment to be made by any such Person, and (d) will not result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of any Obligor.

Section 7.04.    Financial Statements; Projections; Material Adverse Change.

(a)    Financial Statements. Borrower has heretofore furnished to the Lenders certain financial statements as provided for in Section 8.01. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Obligors as of such dates and for such periods substantially in accordance with GAAP, subject to quarterly or year-end adjustments and the absence of footnotes. No Obligor has any material contingent liabilities or liabilities for taxes, long-term lease or unusual forward or long-term commitments not disclosed in the aforementioned financial statements.

(b)    Projections. On and as of the Closing Date, the projections of the Obligors (collectively, the “Projections”) are based on good faith estimates and assumptions made by the management of Borrower; provided, the Projections and all other forward looking information are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material.

(c)    No Material Adverse Change. Since December 31, 2016, other than the execution, delivery, announcement or performance of the Merger Agreement or the Loan Documents or the consummation of any transaction contemplated thereby or hereby, no event, circumstance or change has occurred that has caused or evidences, either in individually or in the aggregate, a Material Adverse Change.

Section 7.05.    Properties.

(a)    Property Generally. Each Obligor has good and marketable fee simple title to, or valid leasehold interests in, all its real and personal Property material to its business, subject only to Permitted Liens and except as would not reasonably be expected to materially interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)    Intellectual Property.

(i)    Schedule 7.05(b) (as such Schedule may be updated by Borrower from time to time) lists all United States and foreign registrations of and applications for Patents, Trademarks, Copyrights, and Industrial Designs, Technical Information, Product Authorization and Product Agreements that are Obligor Intellectual Property, including the applicable jurisdiction, registration or application number and date, as applicable thereto, and a designation as to whether it is licensed or owned by an Obligor.

(ii)    Obligors own or possess all legal and beneficial rights, title and interest in and to Obligor Intellectual Property designated on Schedule 7.05(b) (as such Schedule may be updated by Borrower from time to time) as being owned by that Obligor and has the right to use the Obligor Intellectual Property licensed to that Obligor, in each case with good and marketable title, free and clear of any Liens or Claims of any kind whatsoever other than Permitted Liens.

(iii)    To Obligors’ knowledge, Borrower’s Material Intellectual Property does not violate any license or infringe any valid and enforceable Intellectual Property right of third parties in any material respect.

(iv)    Other than with respect to the Material Agreements or as permitted by Section 9.09, the Obligors have not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Material Intellectual Property, in whole or in part, to any Person who is not an Obligor.

(v)    Other than as set forth on Schedule 7.05(b) (as such Schedule may be updated by Borrower from time to time) to Obligors’ knowledge, Obligors have not received any written communications, nor is there any pending or threatened action in writing, suit, proceeding or claim in writing by another, alleging that any of the Obligors has violated, infringed, diluted or misappropriated any Material Intellectual Property of another, and to Obligors’ knowledge, there is no basis for such an allegation.

(vi)    There is no pending or threatened action in writing, suit, proceeding or claim in writing by another (a) challenging Obligors’ rights in or to any Material Intellectual Property owned by, or licensed to, Obligors, and Obligors have no knowledge of any facts which could form a reasonable basis for any such action, suit, proceeding or claim; or (b) challenging the validity, enforceability or scope of any Material Intellectual Property owned by, or licensed to, Obligors, and Obligors have no knowledge of any facts which could form a reasonable basis for any such action, suit, proceeding or claim.

(vii)    Obligors have taken reasonable precautions to protect the secrecy, confidentiality and value of the Obligor Intellectual Property, including without limitation, by requiring that all relevant current and former employees, contractors and consultants of Obligors execute written confidentiality agreements.

(viii)    Obligors have complied with the material terms of each Material Agreement pursuant to which Intellectual Property has been licensed to Obligors (which material terms shall include, but not be limited to, pricing and duration of the agreement), and all such Material Agreements are in full force and effect, and Obligors have no knowledge of any facts which could form a reasonable basis for any claims of breach or default under such Material Agreements.

(ix)    Other than those permitted by Section 9.09 or as set forth on Schedule 7.05(b) (as such Schedule may be updated by Borrower from time to time), (a) there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Intellectual Property owned by, or licensed to, Obligors and (b) nor are Obligors bound by, or a party to, any options, licenses or agreements of any kind with respect to any Intellectual Property of another.

(x)    All maintenance fees, annuities, and the like due or payable on the Patents have been timely paid or the failure to so pay was the result of an intentional decision by the applicable Obligor, which would not reasonably be expected to result in a Material Adverse Change. All documents and instruments necessary to register or apply for or renew registration of all Patents, Trademarks and Copyrights have been validly executed, delivered and filed in a timely manner with the United States Patent and Trademark Office or the United States Copyright Office, as applicable.

(xi)    To Obligors’ knowledge, there are no material defects in any of the Patents that constitute the Material Intellectual Property and no such Patents have ever been finally adjudicated to be invalid, unpatentable or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding.

(xii)    Obligors have not received any notice asserting that the Patents constituting Material Intellectual Property are invalid, unpatentable or unenforceable and, to Obligors’ knowledge, neither they nor any current or prior owner of such Patents or their respective agents or representatives, have engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate or render unpatentable or unenforceable any such Patent.

(xiii)    To Obligors’ knowledge, other than as set forth in Schedule 7.05(b) (as such Schedule may be updated by Borrower from time to time), Obligors are not obligated to make any payment by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any Obligor Intellectual Property, with respect to the use thereof or in connection with the conduct of its business or otherwise.

(xiv)    To Obligors’ knowledge, other than as set forth in Schedule 7.05(b) (as such Schedule may be updated by Borrower from time to time), no employee of Obligors is or has been in violation of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement or any restrictive covenant to or with a former employer where the basis of such violation relates to such employee’s employment with Obligors.

Section 7.06.    No Actions or Proceedings.

(a)    Litigation. There is no litigation, investigation or proceeding pending or, to the knowledge of Obligors, threatened in writing with respect to any Obligor by or before any Governmental Authority or arbitrator (i) that either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect or (ii) that involves this Agreement or the Transactions.

(b)    Environmental Matters. The operations and the real Property of the Obligors comply with all applicable Environmental Laws, except to the extent the failure to so comply, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. There have been no conditions, occurrences or release of Hazardous Materials which would reasonably be expected to form the basis of any environmental liability claim under applicable Environmental Laws with respect to Obligors’ and their Subsidiaries’ businesses, operations or properties, except to the extent such conditions, occurrences or release would reasonably be expected to have a Material Adverse Effect.

(c)    Labor Matters. No Obligor has engaged in an unfair labor practice as defined in 29 U.S.C. §§152(8) and 158 of the National Labor Relations Act and there are no pending or threatened in writing labor actions, disputes, grievance or arbitration proceeding involving the employees of any Obligor, in each case that would reasonably be expected to have a Material Adverse Effect. There is no strike or work stoppage in existence or threatened in writing against any Obligor and to the knowledge of such Obligor, no union organization activity is taking place.

Section 7.07.    Compliance with Laws and Agreements

Each Obligor is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its Property and all indentures, agreements and other instruments binding upon it or its Property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 7.08.    Taxes

Except as set forth on Schedule 7.08, each Obligor has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Obligor has set aside on its books adequate reserves with respect thereto substantially in accordance with GAAP.

Section 7.09.    Full Disclosure.

Borrower has disclosed to the Lenders all Material Agreements to which any Obligor is subject, and all other matters to its knowledge, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Obligors to the Lenders in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of material fact or to the Obligors’ knowledge omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, and it being understood that such projected financial information and all other forward looking information are not to be viewed as facts and that actual results during the period or periods covered thereby may differ from such projected results and that the differences may be material.

Section 7.10.    Regulation.

(a)    Investment Company Act. No Obligor is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

(b)    Margin Stock. No Obligor is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of the Loans will be used to buy or carry any Margin Stock in violation of Regulation T, U or X.

Section 7.11.    Solvency.

The Obligors, on a consolidated basis, are and, immediately after giving effect to the Borrowings, the use of proceeds thereof, and the consummation of the Transactions, will be, Solvent.

Section 7.12.    Subsidiaries.

As of the Closing Date, after giving effect to the Transactions, (a) Borrower is the only Domestic Subsidiary of Parent and (b) Borrower has no Subsidiaries.

Section 7.13.    Indebtedness and Liens

Set forth on Schedule 7.13A is a complete and correct list of all Indebtedness of each Obligor outstanding as of the date hereof. Set forth on Schedule 7.13B is a complete and correct list of all Liens granted by Borrower and other Obligors with respect to their respective Property and outstanding as of the date hereof.

Section 7.14.    Material Agreements

Set forth on Schedule 7.14 (as such Schedule may be updated by Borrower from time to time) is a complete and correct list, as of the Closing Date, of (i) each Material Agreement and (ii) each agreement creating or evidencing any Material Indebtedness. No Obligor is in material default under any such Material Agreement or agreement creating or evidencing any Material Indebtedness. Except as otherwise disclosed on Schedule 7.14 (as such Schedule may be updated by Borrower from time to time), all material vendor purchase agreements and supplier contracts of the Obligors existing on the Closing Date are in full force and effect without material modification from the form in which the same were disclosed to the Lenders, except for such modifications as would not reasonably be expected to be adverse to the interests of the Lenders.

Section 7.15.    Restrictive Agreements.

None of the Obligors is subject to any Restrictive Agreement, except (i) those listed on Schedule 7.15 or otherwise permitted under Section 9.11, (ii) restrictions and conditions imposed by Law or by this Agreement, (iii) any stockholder agreement, charter, by laws or other organizational documents of an Obligor as in effect on the date hereof and (iv) limitations associated with Permitted Liens.

Section 7.16.    Real Property.

No Obligor or any of its Subsidiaries owns or leases (as tenant thereof) any real Property on the date hereof, except as described on Schedule 7.16.

Section 7.17.    Pension and Other Plans.

Schedule 7.17 sets forth, as of the date hereof, a complete and correct list of, and that separately identifies, (a) all Title IV Plans, (b) all Multiemployer Plans and (c) all material Benefit Plans. Each Benefit Plan, and each trust thereunder, intended to qualify for Tax exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies. Except for those that would not have a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of any Obligor or Subsidiary thereof, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Obligor or Subsidiary thereof incurs or otherwise has or would have an obligation or any liability or Claim and (z) no ERISA Event is reasonably expected to occur. Except as would not reasonably be expected to have a Material Adverse Effect, Borrower and each of its ERISA Affiliates has met all applicable requirements under the ERISA Funding Rules with respect to each Title IV Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained. As of the most recent valuation date for any Title IV Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and neither Borrower nor any of its ERISA Affiliates knows of any facts or circumstances that would reasonably be expected to cause the funding target attainment percentage to fall below 60% as of the most recent valuation date. As of the date hereof, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding. Except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made.

Section 7.18.    Collateral; Security Interest

Each Security Document is effective to create in favor of the Lenders a legal, valid and enforceable security interest in the Collateral subject thereto and each such security interest is perfected to the extent required by (and has the priority required by) the applicable Security Document. The Security Documents collectively are effective to create in favor of the Lenders a legal, valid and enforceable security interest in the Collateral, which upon the filing of financing statements and other similar statements filed in the appropriate offices, such security interests are first-priority security interests (subject only to Permitted Liens).

Section 7.19.    Regulatory Approvals.

(a)    Each Obligor and each of its Subsidiaries holds either directly or through licensees and agents, all material Regulatory Approvals, licenses, permits and similar governmental authorizations of a Governmental Authority necessary or required for each Obligor and its Subsidiaries to conduct their operations and business substantially in the manner currently conducted.

(b)    Set forth on Schedule 7.19(b) (as such Schedule may be updated by Borrower from time to time) is a complete and accurate list of all material Regulatory Approvals relating to the Obligors, the conduct of their business and the Products (on a per Product basis). All material Regulatory Approvals are (i) legally and beneficially owned exclusively by the Obligors, free and clear of all Liens other than Permitted Liens, (ii) validly registered and on file with the applicable Governmental Authority, in material compliance with all registration, filing and maintenance requirements (including any fee requirements) thereof, and (iii) in good standing, valid and enforceable with the applicable Regulatory Authority in all material respects. All required and material notices, registrations and listings, supplemental applications or notifications, reports (including field alerts or other reports of adverse experiences) and other required and material filings with respect to the Products have been filed with the FDA and all other applicable Governmental Authorities.

(c)    (i) All material regulatory filings required by any Regulatory Authority or in respect of any Regulatory Approval or Product Authorization with respect to any Product or any Product Development and Commercialization Activities have been made, and all such filings are complete with respect to the stage of development of the Product to which it applies and correct in all material respects and have complied in all material respects with all applicable Laws and regulations, (ii) all clinical trials and pre-clinical studies, if any, of investigational Products have been and are being conducted by each Obligor according to all applicable Laws and regulations in all material respects along with appropriate monitoring of clinical investigator trial sites for their compliance, and (iii) each Obligor has disclosed to the Lenders all such material regulatory filings and all material communications between representatives of each Obligor and any Regulatory Authority.

(d)    Each Obligor and each of its agents are in compliance in all material respects with all applicable statutes, rules and regulations (including all Regulatory Approvals and Product Authorizations) of all applicable Governmental Authorities, including the FDA and all other Regulatory Authorities, with respect to each Product and all Product Development and Commercialization Activities related thereto. Each Obligor has and maintains in full force and effect all the necessary and requisite Regulatory Approvals and Product Authorizations. Each Obligor is in compliance in all material respects with all material applicable registration and listing requirements set forth in the FD&C Act or equivalent regulation of each other Governmental Authority having jurisdiction over such Person. Each Obligor adheres in all material respects to all applicable material regulations of all Regulatory Authorities with respect to the Products and all Product Development and Commercialization Activities related thereto.

(e)    Except as set forth on Schedule 7.19(e) (as such Schedule may be updated by Borrower from time to time), no Obligor has received from any Regulatory Authority any written notice of adverse findings with respect to any material Product or any Product Development and Commercialization Activities related thereto, including any FDA Form 483 inspectional observations, notices of violations, Warning Letters, criminal proceeding notices under Section 305 of the FD&C Act, or any other similar written communication from any Regulatory Authority. There have been no seizures conducted or, to each Obligor’s knowledge, threatened by any Regulatory Authority with respect to any material Product, and no recalls, market withdrawals, field notifications, written notifications of alleged misbranding or adulteration or safety alerts conducted, requested or, to Borrower’s knowledge, threatened by any Regulatory Authority with respect to any material Product, and no recalls, market withdrawals, field notifications, written notifications of alleged misbranding or adulteration or safety alerts have been conducted, requested or, to each Obligor’s knowledge, threatened by any Regulatory Authority relating to any material Products.

(f)    Neither any Obligor nor any officer, employee or agent thereof, has made an untrue statement of a material fact that was not subsequently corrected or fraudulent statements to the FDA or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority that was not subsequently corrected, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made (or was not made), would reasonably be expected to provide a basis for the FDA or any other Regulatory Authority to invoke its policy respecting Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities, set forth in 56 Fed. Reg. 46191 (September 10, 1991).

Section 7.20.    Capitalization

All of the issued and outstanding securities of each Obligor have been duly authorized, are validly issued, fully paid, and non-assessable. As of the Closing Date and except as set forth on Schedule 7.20, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Obligors to issue, sell, or otherwise cause to become outstanding any of their ownership interests. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Obligors. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the ownership interests of the Borrower. None of the Equity Interests in the Borrower have been mortgaged, assigned or pledged in favor of any Person, other than pursuant to the Security Agreement.

Section 7.21.    Insurance

Each Obligor has obtained (and is maintaining), insurance for its assets (including the Collateral) and business as required under the Loan Documents.

Section 7.22.    Certain Fees

No broker’s or finder’s fee or commission will be payable in connection with this Agreement or any of the Transactions contemplated hereby.

Section 7.23.    Sanctions Laws

Obligors and, to the knowledge of the Obligors, any director, officer, agent, employee or other Person acting on behalf of the Obligors are in compliance with the Sanctions Laws.

Section 7.24.    Anti-Corruption Laws

None of the Obligors nor, to the knowledge of the Obligors, any director, officer, agent, employee or other Person acting on behalf of the Obligors has taken any action, directly or indirectly, that would result in a violation by such Persons of the Anti-Corruption Laws.

Section 7.25.    Anti-Terrorism Laws

The Obligors have taken reasonable measures to ensure compliance with applicable Economic Sanctions Laws and Anti-Terrorism Laws; are not Designated Persons; and have not used any part of the proceeds from any advance on behalf of any Designated Person or has not used, directly by it or indirectly through any Subsidiary, such proceeds in connection with any investment in, or any transactions or dealings with, any Designated Person.

ARTICLE 8.

AFFIRMATIVE COVENANTS

Each Obligor covenants and agrees with the Lenders that, until the Commitments have expired or been terminated and all Obligations (other than Warrant Obligations and contingent indemnification obligations as to which no unsatisfied claim has been asserted) have been paid in full in cash:

Section 8.01.    Financial Statements and Other Information

Borrower will furnish to the Lenders:

(a)    [reserved];

(b)    as soon as available and in any event within five (5) days following the date Parent files its Quarterly Report on Form 10-Q with the SEC, the consolidated balance sheets of Parent and its Subsidiaries as of the end of such fiscal quarter of Parent, and the related consolidated statements of operations and cash flows of Parent and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year, together with a certificate of a Responsible Officer of Borrower stating that such financial statements fairly present in all material respects the financial condition of Parent and its Subsidiaries as at such date and the results of operations of Parent and its

Subsidiaries for the period ended on such date and have been prepared substantially in accordance with GAAP consistently applied, subject to changes resulting from normal quarterly or year-end adjustments and except for the absence of notes; provided, that the obligation in this Section 8.01(b) may be satisfied by providing notice to the Control Agent of any posting and/or links on Parent’s website without any additional requirement to furnish information to the Lenders; provided further that delivery of the Compliance Certificate shall satisfy the foregoing notice requirement;

(c)    within five (5) days following the date Parent files its Annual Report on Form 10-K with the SEC, the consolidated balance sheets of Parent and its Subsidiaries as of the end of such fiscal year of Parent, and the related consolidated statements of operations and cash flows of Parent and its Subsidiaries for such fiscal year, prepared substantially in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, accompanied by a report and opinion thereon of Ernst & Young LLP or another firm of independent certified public accountants of recognized national standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; provided, that the obligation in this Section 8.01(c) may be satisfied by providing notice to the Control Agent of any posting and/or links on Parent’s website without any additional requirement to furnish information to the Lenders; provided further that delivery of the Compliance Certificate shall satisfy the foregoing notice requirement;

(d)    within forty-five (45) days after the end of each fiscal quarter of Parent, a compliance certificate of a Responsible Officer as of the end of the applicable accounting period (which delivery may be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes) in the form of Exhibit E (a “Compliance Certificate,” which, for purposes of clarification, shall demonstrate Borrower’s compliance with Section 8.16 in respect of each month in such quarter;

(e)    promptly, and in any event within five (5) Business Days after receipt thereof by an Obligor thereof, copies of each notice or other correspondence received from any securities regulator or exchange to the authority of which an Obligor may become subject from time to time concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of such Obligor;

(f)    the information regarding insurance maintained by Obligors as required under Section 8.05;

(g)    a financial forecast for Parent and its Subsidiaries for each fiscal year, including forecasted statements of income and cash flows of Parent and its Subsidiaries, all of which shall be prepared on a consolidated basis and delivered not later than February 28 of such fiscal year;

(h)    [reserved]; and

(i)    such other information respecting the operations, properties, business or financial condition of the Obligors (including with respect to the Collateral) as the Lenders may from time to time reasonably request;

provided, Borrower covenants and agrees that neither Borrower, nor any other Person acting on its behalf, will provide any Lender or its Representatives with any information that Borrower believes constitutes material non-public information, unless prior thereto such Lender shall have confirmed to Borrower in writing that it consents to receive such information. Borrower understands and confirms that each Lender shall be relying on the foregoing covenant in effecting transactions in securities of Borrower.

Section 8.02.    Notices of Material Events

Borrower will furnish to the Lenders written notice (which delivery may be made by electronic communication (including fax or email)) of the following promptly (but in any event within five (5) Business Days) after a Responsible Officer first learns of the existence of:

(a)    the occurrence of any Default;

(b)    the occurrence of any event with respect to any Obligor’s Property resulting in a Loss, to the extent not covered by insurance, aggregating $500,000 or more;

(c)    (i) any proposed Acquisition by any Obligor that would reasonably be expected to result in environmental liability in excess of $500,000 under Environmental Laws, and (ii)(A) spillage, leakage, discharge, disposal, leaching, migration or release of any Hazardous Material required to be reported to any Governmental Authority under applicable Environmental Laws, and (B) all actions, suits, claims, notices of violation, hearings, investigations or proceedings pending, or to the Obligors’ knowledge, threatened in writing against or affecting any Obligor or any of its Subsidiaries or with respect to the ownership, use, maintenance and operation of their respective businesses, operations or properties, relating to Environmental Laws or Hazardous Material;

(d)    the assertion of any environmental matter by any Person against, or with respect to the activities of, any Obligor or any of its Subsidiaries and any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations which would reasonably be expected to involve damages in excess of $500,000 other than any environmental matter or alleged violation that, if adversely determined, would not (either individually or in the aggregate) have a Material Adverse Effect;

(e)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or directly affecting any Obligor or any of its Subsidiaries that, would reasonably be expected to result in a Material Adverse Effect;

(f)    (i) on or prior to any filing by any ERISA Affiliate of any notice of intent to terminate any Title IV Plan, a copy of such notice and (ii) promptly, and in any event within 10 days, after any Responsible Officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto;

(g)    (i) the termination of any Material Agreement; (ii) the receipt by any Obligor or any of its Subsidiaries of a notice under any Material Agreement (and a copy thereof) asserting a default by such Obligor or any of its Subsidiaries where such alleged default would permit such counterparty to terminate such Material Agreement; (iii) the entering into any new Material Agreement by an Obligor (and a copy thereof); or (iv) any material amendment to a Material Agreement that would be adverse in any material respect to the Lenders (and a copy thereof) (which includes, but is not limited to, any amendments to provisions relating to pricing and term), provided that notices required under this subsection (g) may be delivered with Borrower’s quarterly Compliance Certificate unless any of the foregoing events would reasonably be expected to have a Material Adverse Effect;

(h)    any material product recalls, safety alerts, corrections, withdrawals, marketing suspensions, removals or the like conducted, to be undertaken or issued by any Obligor or any of its Subsidiaries or its suppliers, whether or not at the request, demand or order of any Governmental Authority or otherwise with respect to any Product, or any basis for undertaking or issuing any such action or item;

(i)    any infringement or other violation by any Person of any Obligor Intellectual Property that would reasonably be expected to result in a Material Adverse Effect;

(j)    receipt of any written notice that a licensing agreement or arrangement entered into by any Obligor or any of its Subsidiaries infringes or allegedly infringes on the Intellectual Property of another Person;

(k)    any claim by any Person that the conduct of any Obligor’s (or any Subsidiary thereof) business, including the development, manufacture, use, sale or other commercialization of any Product, infringes any Intellectual Property of such Person, except to the extent any such claim would not reasonably be expected to result in a Material Adverse Effect;

(l)    [reserved];

(m)    within 45 days of the date thereof, or, if earlier, on the date of delivery of any financial statements pursuant to Section 8.01, notice of any material change in accounting policies or financial reporting practices by the Obligors, in each case, other than those disclosed in any such financial statements;

(n)    promptly after the occurrence thereof, notice of any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other material labor disruption against or involving an Obligor;

(o)    any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect;

(p)    concurrently with the delivery of financial statements under Section 8.01(b) or (c), the creation or other acquisition of any Material Intellectual Property by any Obligor or any Subsidiary after the date hereof and during such prior fiscal year which is registered or becomes registered or the subject of an application for registration with the United States Copyright Office or the United States Patent and Trademark Office, as applicable, or with any other equivalent foreign Governmental Authority; and

(q)    any change to any Obligor’s ownership of Deposit Accounts, Securities Accounts and Commodity Accounts (in each case, other than Excluded Accounts (as defined in the Security Agreement)), by delivering to the Lenders an updated Annex 7 to the Security Documents setting forth a complete and correct list of all such accounts as of the date of such change.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer of Borrower setting forth in reasonable detail the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03.    Existence; Maintenance of Properties, Etc.

(a)    It will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 9.03.

(b)    It shall, and shall cause each of its Subsidiaries to, maintain and preserve all rights, licenses, permits, privileges and franchises material to the conduct of its business, and maintain and preserve all of its properties necessary to the conduct of its business in good working order and condition, ordinary wear and tear and damage from casualty or condemnation excepted.

(c)    Except as otherwise permitted hereunder, it shall, and shall cause each of its Subsidiaries to, (i) maintain in full force and effect, and pay all costs and expenses relating to, all Material Intellectual Property owned or controlled by it or such Subsidiary and all Material Agreements, (ii) pursue any infringement or other violation by any Person of its Material Intellectual Property, except in any specific circumstances where both (x) it or such Subsidiary is able to demonstrate that it is not commercially reasonable to do so and (y) where not doing so does not materially adversely affect any Product, and (iii) use commercially reasonable efforts to pursue and maintain in full force and effect legal protection for all new Material Intellectual Property developed or controlled by it.

(d)    It shall, and shall cause each of its Subsidiaries to, take all actions reasonably necessary to obtain, maintain in full force and effect and preserve, and take all necessary action to timely renew, (i) all material Regulatory Authorizations for each Product and (ii) all other Permits and accreditations that are necessary in the proper conduct of its business.

(e)    It shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to cause each new employee and contractor to execute and deliver a customary confidentiality, non-disclosure and Intellectual Property assignment agreement.

Section 8.04.    Payment of Obligations

It will, and will cause each of its Subsidiaries to, pay and discharge (i) all federal income and other material Taxes, fees, assessments and governmental charges or levies imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien (other than a Permitted Lien) upon any properties or assets of any Obligor, except to the extent such material Taxes, fees, assessments or governmental charges or levies, or such claims are being contested in good faith by appropriate proceedings and are adequately reserved against substantially in accordance with GAAP, (ii) all lawful claims which, if unpaid, would by Law become a Lien upon its Property not constituting a Permitted Lien and (iii) all other obligations if the failure to discharge such obligation would reasonably be expected to result in a Material Adverse Effect.

Section 8.05.    Insurance

At its own cost and expense, it will, and will cause each of its Subsidiaries, to obtain and maintain insurance of the kinds, and in the amounts, customarily carried or maintained by corporations of engaged in substantially similar businesses, it being understood and agreed that the insurance held by Borrower on the Closing Date is deemed to fulfill this requirement on the date hereof:

(a)    All Risks of Physical Loss Insurance. Insurance against loss, destruction or damage to its properties and assets (including the Collateral) as determined in its good faith business judgment to be customary for companies similar to Borrower.

(b)    Commercial General Liability Insurance. Commercial general liability insurance covering bodily injury, death, property damage, products liability in such amounts as are customary for businesses and assets comparable to the business and assets of Borrower.

(c)    Workers Compensation Insurance. Workers’ compensation insurance with respect to any work performed on or about the property or assets of Borrower.

(d)    General Requirements. All of the insurance policies required pursuant to this Section 8.05 will (i) be issued by financially sound and reputable insurers with a rating of at least “A” or better by both Standard & Poor’s Ratings Service and Moody’s Investors Service (or such other credit rating agencies as may be designated by the Control Agent) or a general policy rating of “A-” or better and a financial class of VIII or better by A.M. Best Company, Inc., (ii) name the Lenders as a “loss payee,” “additional insured” or “mortgagee,” as applicable, and (iii) provide for 30 days’ prior written notice (10 days’ prior written notice from Borrower for nonpayment of premium), or such shorter period as reasonably agreed by the Control Agent, to the Lenders before such policy is canceled or terminated. Receipt of notice of termination or cancellation of any such insurance policies or reduction of coverages or amounts thereunder shall entitle the Lenders to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to this Section 8.05 or otherwise to obtain similar insurance in place of such policies, and in each case, Borrower will be responsible for the reasonable and documented cost of such insurance (payable on demand); provided, that Borrower shall have the opportunity to cure such noncompliance within five (5) Business Days of receiving written notice from the Control Agent that it intends to renew or purchase such insurance. The amount of any such reasonable and documented expenses shall accrue interest at the Default Rate if not paid on demand after giving effect to any applicable grace or cure period, and shall constitute “Obligations.” All of the insurance policies required hereby will be evidenced by one or more certificates of insurance, together with appropriate loss payee or additional insured clauses or endorsements in favor of the Lenders as required by this Section, delivered to the Lenders on or before the Closing Date and at such other times as the Lenders may request from time to time.

Section 8.06.    Books and Records; Inspection Rights

It will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. It will, and will cause each of its Subsidiaries to, permit any representatives designated by the Lenders, upon reasonable prior notice, but no less than five (5) days’ prior written notice, and at reasonable times, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, during normal business hours (but not more often than once a year unless an Event of Default has occurred and is continuing); provided that such representative shall use its commercially reasonable efforts to minimize disruptions to the business and affairs of the Borrower as a result of any such visit, inspection, examination or discussion. It will, and will cause each of its Subsidiaries to, pay all reasonable and documented costs of all such inspections. Notwithstanding anything to the contrary contained herein, no Obligor will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to any Lender (or their respective representatives or contractors) is prohibited by any applicable Law or regulation or any binding agreement with a third party or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

Section 8.07.    Compliance with Laws and Other Obligations.

It will, and will cause each of its Subsidiaries to, (i) comply in all material respects with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property (including Environmental Laws) and (ii) comply in all material respects with all terms of Indebtedness and all other Material Agreements, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 8.08.    Licenses.

It will, and will cause each of its Subsidiaries to, obtain and maintain all licenses, authorizations, consents, filings, exemptions, registrations and other Governmental Approvals necessary in connection with the execution, delivery and performance of the Loan Documents, the consummation of the Transactions or the operation and conduct of its business and ownership of its properties, except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 8.09.    Action under Environmental Laws.

Except as would not be reasonably expected to result in a Material Adverse Effect, it will, and will cause each of its Subsidiaries to, upon becoming aware of the release of any Hazardous Materials or the existence of any environmental liability under applicable Environmental Laws with respect to their respective businesses, operations or properties, take all actions, at their cost and expense, as shall be necessary or advisable to investigate and clean up the condition of their respective businesses, operations or properties, including all required removal, containment and remedial actions, and restore their respective businesses, operations or properties to a condition, in each case in material compliance with applicable Environmental Laws.

Section 8.10.    Use of Proceeds.

The proceeds of the Loans will be used only as provided in Section 2.05. No part of the proceeds of the Loans will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X.

Section 8.11.    Certain Obligations Respecting Subsidiaries; Further Assurances.

(a)    Subsidiaries. The Borrower will take such action, and will cause each of its Domestic Subsidiaries to take such action, from time to time as shall be necessary to ensure that all wholly-owned Domestic Subsidiaries are “Guarantors” hereunder. Without limiting the generality of the foregoing, in the event that Borrower or any of its Domestic Subsidiaries shall form or acquire any new wholly-owned Domestic Subsidiary, it and its Domestic Subsidiaries will promptly and in any event within 30 days (or such longer time as consented to by the Majority Lenders in writing) of the formation or acquisition of such Domestic Subsidiary:

(i)    cause such new wholly-owned Domestic Subsidiary to become a “Guarantor” hereunder, and a “Grantor” under the Security Documents, pursuant to a Guarantee Assumption Agreement;

(ii)    take such action or cause such wholly-owned Domestic Subsidiary to take such action (including delivering such shares of stock together with undated transfer powers executed in blank) as shall be necessary to create and perfect valid and enforceable first priority (subject to Permitted Liens) Liens on substantially all of the personal Property of such new Domestic Subsidiary as collateral security for the obligations of such new Domestic Subsidiary hereunder;

(iii)    cause the parent of such wholly-owned Domestic Subsidiary to execute and deliver a pledge agreement in favor of the Lenders, in respect of all outstanding issued shares of such Domestic Subsidiary; and

(iv)    deliver such proof of corporate action, incumbency of officers and other documents as is consistent with those delivered by each Obligor pursuant to Section 6.01 or as the Majority Lenders shall have reasonably requested.

Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, no Foreign Subsidiary shall be a Guarantor, or be required to become a Guarantor, nor shall any of the assets of any Foreign Subsidiary be pledged, subjected to a Lien or the Security Documents or otherwise used to secure any of the Obligations; provided, however, the Equity Interests of a Subsidiary of the Borrower that is a Domestic Foreign Holding Company or a first-tier Foreign Subsidiary, that is treated as a “controlled foreign corporation” (within the meaning of Section 957 of the Code), of Borrower, any Domestic Subsidiary or any Domestic Foreign Holding Company shall pledge (i) 100% of such issued and outstanding Equity Interests not entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2)) and (ii) 65% of such issued and outstanding Equity Interests entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2)).

(b)    Further Assurances. Subject to the limitations contained in the Loan Documents, it will, and will cause each of its Domestic Subsidiaries to, take such action from time to time as shall reasonably be requested in writing by the Majority Lenders to effectuate the purposes and objectives of this Agreement.

Without limiting the generality of the foregoing, it will, and will cause each Person that is required to be a Guarantor to, take such action from time to time (including executing and delivering such assignments, security agreements, control agreements and other instruments) as shall be reasonably requested in writing by the Majority Lenders to create, in favor of the Lenders, perfected security interests and Liens in substantially all of the personal Property of such Obligor as collateral security for the Obligations; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents.

Section 8.12.    Termination of Non-Permitted Liens

In the event that any Obligor shall become aware or be notified by the Lenders of the existence of any outstanding Lien against any Property of any Obligor, which Lien is not a Permitted Lien, such Obligor shall use commercially reasonable efforts to promptly terminate or cause the termination of such Lien.

Section 8.13.    Non-Consolidation

Parent will, and will cause each of its Subsidiaries to, (i) maintain entity records and books of account separate from those of any other entity which is an Affiliate of such entity; (ii) not commingle its funds or assets with those of any other entity which is an Affiliate of such entity; and (iii) provide that its board of directors or other analogous governing body will hold all appropriate meetings to authorize and approve such entity’s actions, which meetings will be separate from those of other entities.

Section 8.14.    Anti-Terrorism and Anti-Corruption Laws

No Obligor shall engage in any transaction that violates any of the applicable prohibitions set forth in any Economic Sanctions Law, Anti-Terrorism Law, the US Foreign Corrupt Practices Act of 1977 (15 USC. §§ 78dd-1 et seq.) or any other Laws applicable to such Obligor. None of the funds or assets of such Obligor or any Subsidiary that are used to repay the Loans shall constitute property of, or shall be beneficially owned by, any Designated Person or be the direct proceeds derived from any transactions that violate the prohibitions set forth in any applicable Economic Sanctions Law, and no Designated Person shall have any direct or indirect interest in such Obligor insofar as such interest would violate any Economic Sanctions Laws applicable to such Obligor.

Section 8.15.    Milestone

During calendar year 2018, either (a) product development candidate MT-4019 targeting CD38 will be the subject of an investigational new drug application for multiple myeloma; or (b) a business transaction relating to MT-4019 or another product development candidate targeting CD38 will occur.

Section 8.16.    Minimum Liquidity

Borrower shall ensure that the Obligors have aggregate Liquidity of not less than $2,000,000 as of the last day of each calendar month ended after the Closing Date.

Section 8.17.    Accounts

Each Obligor shall maintain all Deposit Accounts, Securities Accounts, Commodity Accounts and lockboxes (in each case, other than Excluded Accounts (as defined in the Security Agreement)) located in the United States with a bank or financial institution that has executed and delivered to the Lenders a Control Agreement.

ARTICLE 9.

NEGATIVE COVENANTS

Each Obligor covenants and agrees with the Lenders that, until the Commitments have expired or been terminated and all Obligations (other than Warrant Obligations and contingent indemnification obligations as to which no unsatisfied claim has been asserted) have been paid in full in cash:

Section 9.01.    Indebtedness

It will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, whether directly or indirectly, except:

(a)    the Obligations;

(b)    Indebtedness existing on the date hereof and set forth in Schedule 7.13A and Permitted Refinancings thereof;

(c)    accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the Ordinary Course of Business in accordance with customary terms and paid within the specified time, unless contested in good faith by appropriate proceedings and reserved for substantially in accordance with GAAP;

(d)    Indebtedness consisting of guarantees resulting from endorsement of negotiable instruments for collection by it or any of its Subsidiaries in the Ordinary Course of Business;

(e)    any other Indebtedness of an Obligor (other than Parent) to any other Obligor (other than Parent);

(f)    Guarantees by any Obligor of Indebtedness of any other Obligor;

(g)    Purchase money and capital lease financing; provided that (i) if secured, the collateral therefor consists solely of the assets being financed, the products and proceeds thereof and books and records related thereto, and (ii) the aggregate outstanding principal amount of such Indebtedness does not exceed $1,000,000 at any time;

(h)    unsecured workers’ compensation claims, payment obligations in connection with health, disability or other types of social security benefits, unemployment or other insurance obligations, reclamation and statutory obligations, in each case incurred in the Ordinary Course of Business;

(i)    Indebtedness under (i) Hedging Agreements entered into in the ordinary course of Borrower’s financial planning solely to hedge interest rate risks (and not for speculative purposes) and (ii) other Hedging Agreements providing protection against fluctuations in currency values or commodity prices in connection with Borrower’s, any of its Subsidiaries’ or any other Obligor’s operations, so long as the purpose of any such agreement is a bona fide hedging activity (and is not for speculative purposes);

(j)    Indebtedness in respect of netting services, overdraft protections and other like services;

(k)    Indebtedness arising with respect to indemnification obligations, adjustment of purchase price, “earn-outs” and similar payment obligations in favor of purchasers in connection with Asset Sales and Investments (including Permitted Acquisitions) permitted hereunder;

(l)    Indebtedness in connection with the financing of insurance premiums, in the ordinary course of business, in respect of premiums payable on insurance policies maintained by any Obligor;

(m)    Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary, or Indebtedness attaching to assets that are acquired by Borrower or any of the Subsidiaries, in each case, after the Closing Date, as a result of any Permitted Acquisition or any other Investment, and any Permitted Refinancings thereof, in an aggregate amount not to exceed $250,000 during the term of this Agreement, provided that, (i) such original Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof, and (ii) such Indebtedness is not guaranteed in any respect by Holdings, the Borrower or any Subsidiary (other than by any such Person that so becomes a Subsidiary);

(n)    Subordinated Indebtedness in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;

(o)    other Indebtedness in an aggregate outstanding amount not to exceed $750,000 at any time; and

(p)    Indebtedness approved in advance in writing by the Majority Lenders.

Section 9.02.    Liens

It will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any Property now owned by it, except:

(a)    Liens securing the Obligations;

(b)    any Lien on any Property of any Obligor existing on the date hereof and set forth in Schedule 7.13B and renewals, extensions and Permitted Refinancings thereof; provided that (i) no such Lien shall extend to any other Property of such Obligor and (ii) any such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c)    Liens securing Indebtedness permitted under Section 9.01(g); provided that such Liens are restricted solely to the collateral described in Section 9.01(g);

(d)    Liens imposed by law which were incurred in the Ordinary Course of Business, including (but not limited to) carriers’, warehousemen’s, landlords’ and mechanics’ liens, liens relating to leasehold improvements and other similar liens arising in the Ordinary Course of Business and which (i) do not materially detract from the value of the Property subject thereto or materially impair the use thereof in the operations of the business of such Person or (ii) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property subject to such liens and for which adequate reserves have been made if required substantially in accordance with GAAP;

(e)    Liens, pledges or deposits made in the Ordinary Course of Business in connection with bids, contracts, leases, appeal bonds, workers’ compensation, unemployment insurance or other similar social security legislation;

(f)    Liens securing Taxes, assessments and other governmental charges, the payment of which is not yet due or is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made;

(g)    servitudes, easements, rights of way, restrictions and other similar encumbrances on real Property imposed by applicable Laws and encumbrances consisting of zoning or building restrictions, easements, licenses, restrictions on the use of Property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the business of any of the Obligors;

(h)    bankers liens, rights of setoff and similar Liens incurred on deposits made in the Ordinary Course of Business;

(i)    Liens in connection with transfers permitted under Section 9.09;

(j)    any judgment lien or lien arising from decrees or attachments not constituting an Event of Default;

(k)    Liens arising from precautionary UCC financing statement filings regarding leases and consignment arrangements entered into in the ordinary course of business;

(l)    other Liens which secure obligations in an aggregate amount not to exceed $500,000 at any time outstanding; and

(m)    (i) Permitted Licenses to the extent that such Permitted License or any terms thereof would constitute a Lien and (ii) Liens granted under Collaboration Agreements.

Section 9.03.    Fundamental Changes and Acquisitions

It will not, and will not permit any of its Subsidiaries to, (i) enter into any transaction of merger, amalgamation or consolidation, including without limitation, a reverse-triangular merger, or other similar transaction or series of related transactions, (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or (iii) make any Acquisition, except:

(a)    Investments permitted under Section 9.05(e);

(b)    the sale, lease, transfer or other disposition by any Subsidiary of any or all of its Property (upon voluntary liquidation or otherwise) to Borrower or any other Obligor;

(c)    the sale, transfer or other disposition of the capital stock of any Subsidiary Guarantor to Borrower or any other Obligor;

(d)    Permitted Acquisitions for an aggregate consideration not to exceed the sum of $10,000,000 in the aggregate for the duration of this Agreement, including any consideration in the form of Subordinated Indebtedness but excluding any consideration in the form of equity contributions and/or equity issuances; and

(e)    (i) any merger, amalgamation or consolidation of any Obligor (other than Parent) with or into any other Obligor (other than Parent), provided that if Borrower is a party to such merger, amalgamation or consolidation, Borrower shall be the surviving entity, and (ii) any merger, amalgamation or consolidation of any non-Obligor Subsidiary with or into any other non-Obligor Subsidiary.

Section 9.04.    Lines of Business

It will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than the business engaged in on the date hereof by such Obligor, or a business reasonably related, incidental or complimentary thereto or reasonable extensions thereof.

Section 9.05.    Investments

It will not, and will not permit any of its Subsidiaries to, make, directly or indirectly, or permit to remain outstanding any Investments except:

(a)    Investments outstanding on the date hereof and identified in Schedule 9.05 and any renewals, amendments and replacements thereof that do not increase the amount thereof;

(b)    operating deposit accounts with banks;

(c)    extensions of credit in the nature of accounts receivable or notes receivable arising from the sales of goods or services in the Ordinary Course of Business;

(d)    Permitted Cash Equivalent Investments;

(e)    Investments (i) consisting of 100% of the ownership of the Equity Interests of its Subsidiaries, (ii) by Borrower or a Subsidiary in any Subsidiary Guarantor or (iii) in connection with a Permitted Acquisition;

(f)    (i) Hedging Agreements entered into in the ordinary course of Borrower’s financial planning solely to hedge interest rate risks (and not for speculative purposes) and (ii) other Hedging Agreements providing protection against fluctuations in currency values or commodity prices in connection with Borrower’s, any of its Subsidiaries’ or any other Obligor’s operations, so long as the purpose of any such agreement is a bona fide hedging activity (and is not for speculative purposes);

(g)    Investments consisting of prepaid expenses, negotiable instruments held for collection or deposit, security deposits with utilities, landlords and other like Persons, and deposits in connection with workers’ compensation and similar deposits, in each case made in the Ordinary Course of Business;

(h)    Investments received in connection with any Insolvency Proceedings in respect of any customers, suppliers or clients and in settlement of delinquent obligations of, and other disputes with, customers, suppliers or clients;

(i)    Investments consisting of loans made in lieu of Restricted Payments which are otherwise permitted under Section 9.06;

(j)    Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Parent, Borrower or their Subsidiaries pursuant to employee stock purchase plans or agreements approved by Parent’s board of directors not to exceed $500,000 at any time outstanding;

(k)    the increase in the value of any Investment permitted pursuant to this Section 9.05;

(l)    Investments permitted under Section 9.03; and

(m)    other Investments in an aggregate amount not to exceed $1,000,000 in any Fiscal Year.

Section 9.06.    Restricted Payments

It will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, other than:

(a)    dividends with respect to any capital stock of Parent or any of its Subsidiaries payable solely in additional shares of its common stock;

(b)    any purchase, redemption, retirement, or other acquisition by Parent or any of its Subsidiaries of shares of its capital stock or other Equity Interests with the proceeds received from a substantially concurrent issue of new shares of its capital stock or other Equity Interests;

(c)    any purchase, redemption, retirement, or other acquisition of Equity Interests of Parent held by officers, directors and employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of Parent and its Subsidiaries not to exceed $500,000 in any Fiscal Year;

(d)    dividends paid by any Subsidiary to any Parent or any of its Subsidiaries;

(e)    cashless exercises of options and warrants;

(f)    cash payment made to redeem, purchase, repurchase or retire the obligations under warrants of the Obligors in accordance with the terms thereof;

(g)    any Tax Distributions; and

(h)    so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed $250,000 in any Fiscal Year.

Section 9.07.    Payments of Indebtedness

It will not, and will not permit any of its Subsidiaries to, make any payments in respect of any Material Indebtedness other than (i) payments of the Obligations, (ii) scheduled payments of other Permitted Indebtedness (other than any Subordinated Indebtedness) and (iii) scheduled payments of the Subordinated Indebtedness to the extent permitted pursuant to the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Indebtedness is subject.

Section 9.08.    Change in Fiscal Year

It will not, and will not permit any of its Subsidiaries to, change the last day of its fiscal year from that in effect on the date hereof, except to change the fiscal year of a Subsidiary acquired in connection with an Acquisition to conform its fiscal year to that of Borrower.

Section 9.09.    Sales of Assets, Etc.

It will not, and will not permit any of its Subsidiaries to, sell, lease or exclusively license (in terms of geography or field of use), as a licensor, transfer or otherwise dispose of any of its Property (including accounts receivable and capital stock of Subsidiaries), in each case, in one transaction or series of transactions (any thereof, an “Asset Sale”), except:

(a)    transfers of cash in the Ordinary Course of Business for equivalent value;

(b)    sales or leases of inventory in the Ordinary Course of Business;

(c)    sales, transfers and other dispositions of receivables in connection with the compromise, settlement or collection thereof in the Ordinary Course of Business;

(d)    the forgiveness, release or compromise of any amount owed to Borrower or any of its Subsidiaries in the Ordinary Course of Business;

(e)    entering into, or becoming bound, by a Permitted License to the extent not otherwise prohibited by this Agreement;

(f)    [reserved];

(g)    transfers of Property between Obligors (other than Parent) and from a non-Obligor to an Obligor;

(h)    a sale, lease, exclusive license, transfer or other disposition (including by way of abandonment or cancellation) of any Property that is obsolete or worn out or no longer used or useful in connection with the business of the Obligors;

(i)    dispositions resulting from Casualty Events;

(j)    any transaction permitted under Section 9.02, 9.03 and 9.05;

(k)    the unwinding of any Hedging Agreement permitted by Section 9.05 pursuant to its terms; and

(l)    so long as no Event of Default has occurred and is continuing, other Asset Sales with a fair market value not in excess of $500,000 in the aggregate in any Fiscal Year.

The Lenders acknowledge and agree that this Section 9.09 permits the Obligors to make decisions in the Ordinary Course of Business regarding the registration of any of its Intellectual Property, including without limitation, any decisions regarding application, prosecution, abandonment, or cancellation of any such Intellectual Property, without the consent of any Lender.

Section 9.10.    Transactions with Affiliates

It will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a)    transactions between or among the Obligors;

(b)    any transaction permitted under Section 9.01, 9.03, 9.05, 9.06, 9.07 or 9.09;

(c)    customary compensation and indemnification of, and other employment arrangements with, directors, officers and employees of any Obligor in the Ordinary Course of Business;

(d)    transactions upon fair and reasonable terms that are no less favorable to any Obligor than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate;

(e)    the Obligors and their Subsidiaries may pay fees, expense reimbursements and indemnification payments to officers and directors and pay insurance premiums on behalf of officers and directors, in each case in the Ordinary Course of Business; and

(f)    the transactions set forth on Schedule 9.10.

Section 9.11.    Restrictive Agreements

It will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any Restrictive Agreement other than (i) restrictions and conditions imposed by law or by the Loan Documents or any joint venture or similar agreement, (ii) Restrictive Agreements listed on Schedule 7.15, (iii) restrictions and conditions contained in any Collaboration Agreement, (iv) any stockholder agreement, charter, by laws or other organizational documents of an Obligor as in effect on the date hereof or (v) limitations associated with Permitted Liens.

Section 9.12.    Organizational Documents, Material Agreements.

(a)    It will not, and will not permit any of its Subsidiaries to, enter into any amendment to or modification of any Organizational Document that is materially adverse to the interests of the Lenders without the prior written consent of the Majority Lenders, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)    It will not, and will not permit any of its Subsidiaries to, enter into any waiver, amendment or modification of any Material Agreement (including, but not limited to, any amendments to provisions relating to pricing and term) that would be reasonably expected to adversely affect the Lenders in any material respect or result in a Material Adverse Effect.

Section 9.13.    [Reserved]

Section 9.14.    Sales and Leasebacks

Except as permitted by Section 9.01(g), it will not, and will not permit any of its Subsidiaries to, become liable, directly or indirectly, with respect to any lease, whether an operating lease or a Capital Lease Obligation, of any Property (whether real, personal, or mixed), whether now owned or hereafter acquired, (i) which Borrower or such Subsidiary has sold or transferred or is to sell or transfer to any other Person and (ii) which Borrower or such Subsidiary intends to use for substantially the same purposes as Property which has been or is to be sold or transferred.

Section 9.15.    Hazardous Material

It will not, and will not permit any of its Subsidiaries to, use, generate, manufacture, install, treat, release, store or dispose of any Hazardous Material, except in compliance with all applicable Environmental Laws or where the failure to comply would not reasonably be expected to result in a Material Adverse Change.

Section 9.16.    Accounting Changes

It will not, and will not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP.

Section 9.17.    Compliance with ERISA

No ERISA Affiliate shall cause or suffer to exist (a) any event that would result in the imposition of a Lien with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, have a Material Adverse Effect. No Obligor or any Subsidiary thereof shall cause or suffer to exist any event that could result in the imposition of a Lien with respect to any Benefit Plan that would have a Material Adverse Effect.

ARTICLE 10.

EVENTS OF DEFAULT

Section 10.01.    Events of Default

Until the Commitments have expired or been terminated and all Obligations (other than Warrant Obligations and contingent indemnification obligations as to which no unsatisfied claim has been asserted) have been paid in full in cash, each of the following events shall constitute an “Event of Default”:

(a)    Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or

(b)    any Obligor shall fail to pay any Obligation (other than an amount referred to in Section 10.01(a)) when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days; or

(c)    any representation or warranty made by or on behalf of Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall: (i) prove to have been incorrect when made or deemed made to the extent that such representation or warranty contains any materiality or Material Adverse Effect qualifier; or (ii) prove to have been incorrect in any material respect when made or deemed made to the extent that such representation or warranty does not otherwise contain any materiality or Material Adverse Effect qualifier; or

(d)    any Obligor shall fail to observe or perform any covenant, condition or agreement contained in Section 8.02, 8.03(a) (with respect to such Obligor’s existence), 8.10, 8.11, 8.13, 8.14, 8.15, 8.16 or 9; or

(e)    any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), (b) or (d)) or any other Loan Document, and, in the case of any failure that is capable of cure, if such failure shall continue unremedied for a period of 30 or more days; or

(f)    any Obligor shall fail to make any payment of principal or interest (regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace or cure period as originally provided by the terms of such Indebtedness; or

(g)    [reserved]; or

(h)    (i) any material breach of, or “event of default” or similar event under, the documentation governing any Material Indebtedness shall occur and such breach or “event of default” or similar event shall continue unremedied, uncured or unwaived after a period of five (5) Business Days after the expiration of any grace or cure period thereunder, or (ii) any event or condition occurs (A) that results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this Section 10.01(h) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the Property securing such Material Indebtedness; or

(i)    any Obligor:

(i)    becomes insolvent, or generally does not or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness, or proposes a compromise or arrangement or deed of company arrangement between it and any class of its creditors;

(ii)    commits an act of bankruptcy or makes an assignment of its Property for the general benefit of its creditors or makes a proposal (or files a notice of its intention to do so);

(iii)    institutes any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any federal, provincial or foreign Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding;

(iv)    applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its Property; or

(v)    takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 10.01(i) or Section 10.01(j), or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defense thereof; or

(j)    any petition is filed, application made or other proceeding instituted against or in respect of any Obligor or any Subsidiary thereof:

(i)    seeking to adjudicate it as insolvent;

(ii)    seeking a receiving order against it;

(iii)    seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), deed of company arrangement or composition of it or its debts or any other relief under any federal, provincial or foreign law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity; or

(iv)    seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its Property, and such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of 60 days after the institution thereof; provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against any Obligor or such Subsidiary thereunder in the interim, such grace period will cease to apply; provided, further, that if any Obligor or such Subsidiary files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply; or

(k)    one or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 (excluding any amounts covered by insurance as to which the applicable carrier has not denied) shall be rendered against any Obligor or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Obligor to enforce any such judgment; or

(l)    an ERISA Event shall have occurred that, in the opinion of the Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; or

(m)    a Change of Control shall have occurred; or

(n)    any event of circumstance occurs that results in a Material Adverse Change; or

(o)    (i) any Lien created by any of the Security Documents shall at any time not constitute a valid and perfected Lien on the applicable Collateral (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Lenders, free and clear of all other Liens (other than Permitted Liens) except due to the action or inaction of the Lenders, (ii) except for expiration in accordance with its terms, the Security Documents or any Guarantee of any of the Obligations shall for whatever reason cease to be in full force and effect, or (iii) any of the Security Documents or any Guarantee of any of the Obligations, or the enforceability thereof, shall be repudiated or contested by any Obligor; or

(p)    any injunction, whether temporary or permanent, shall be rendered against any Obligor that prevents the Obligors from selling or manufacturing the Product or its commercially available successors, or any of their other material and commercially available products in the United States for more than 45 consecutive calendar days that results in a Material Adverse Effect; or

(q)    any Obligor or Subsidiary thereof enters into a settlement agreement with the FDA or any other Governmental Authority that, as to any single or related series of transactions, incidents or conditions, results in a Material Adverse Effect.

Section 10.02.    Remedies.

(a)    Upon the occurrence of any Event of Default, then, and in every such event (other than an Event of Default described in Section 10.01 (i) or (j)), and at any time thereafter during the continuance of such event, the Majority Lenders may, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations, shall become due and payable immediately (in the case of the Loans, at the Redemption Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

(b)    Upon the occurrence of any Event of Default described in Section 10.01(i) or (j), the Commitments shall automatically terminate and the principal amount of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations, shall automatically become due and payable immediately (in the case of the Loans, at the Redemption Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

(c)    If any Lender collects any money or property pursuant to this Article 10, they shall pay out the money or property in the order set forth in Section 4.01(b)(ii).

Section 10.03.    Exit Fee, Prepayment Premium and Redemption Price

For the avoidance of doubt, but subject to the limitations contained in Section 3.03, the Exit Fee and the Prepayment Premium (as a component of the Redemption Price) shall be due and payable at any time the Loans become due and payable prior to the Stated Maturity Date in accordance with the terms hereof, whether due to acceleration pursuant to the terms of this Agreement (in which case it shall be due immediately, upon the giving of notice to Borrower in accordance with Section 10.02(a), or automatically, in accordance with Section 10.02(b)), by operation of law or otherwise (including, without limitation, on account of any bankruptcy filing). In view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such acceleration, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Lenders, the Exit Fee and the Prepayment Premium shall be due and payable upon such date. Each Obligor hereby waives any defense to payment, whether such defense may be based in public policy, ambiguity, or otherwise. The Obligors and the Lenders acknowledge and agree that neither the Exit Fee nor any Prepayment Premium due and payable in accordance with this Agreement shall not constitute unmatured interest, whether under Section 5.02(b)(3) of the Bankruptcy Code or otherwise. Each Obligor further acknowledges and agrees, and waives any argument to the contrary, that payment of such amount does not constitute a penalty or an otherwise unenforceable or invalid obligation.

ARTICLE 11.

GUARANTEE

Section 11.01.    The Guarantee

Until the Commitments have expired or been terminated and all Obligations (other than Warrant Obligations and contingent indemnification obligations as to which no unsatisfied claim has been asserted) have been paid in full in cash, the Guarantors hereby jointly and severally guarantee to each Lender, and its successors and assigns, the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans, all fees and other amounts and Obligations from time to time owing to any Lender by Borrower under this Agreement or under any other Loan Document and by any other Obligor under any of the Loan Documents, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed

Obligations”). The Guarantors hereby further jointly and severally agree that if Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 11.02.    Obligations Unconditional

The obligations of the Guarantors under Section 11.01 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of Borrower under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor, it being the intent of this Section 11.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder, which shall remain absolute and unconditional as described above:

(a)    at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)    any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(c)    the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(d)    any lien or security interest granted to, or in favor of, any Lender as security for any of the Guaranteed Obligations shall fail to be perfected.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Lender exhaust any right, power or remedy or proceed against Borrower under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

Section 11.03.    Reinstatement

The obligations of the Guarantors under this Section 11 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Guarantors jointly and severally agree that they will indemnify each Lender on demand for all reasonable costs and expenses (including fees of counsel) incurred by such Persons in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

Section 11.04.    Subrogation

The Guarantors hereby jointly and severally agree that, until the payment and satisfaction in full of all Guaranteed Obligations (other than Warrant Obligations) and the expiration and termination of the Commitments, they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 11.01, whether by subrogation or otherwise, against Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

Section 11.05.    Remedies

The Guarantors jointly and severally agree that, as between the Guarantors, on one hand, and the Lenders, on the other hand, the obligations of Borrower under this Agreement and under the other Loan Documents may be declared to be forthwith due and payable as provided in Section 10 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 10) for purposes of Section 11.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

Section 11.06.    Instrument for the Payment of Money

Each Guarantor hereby acknowledges that the guarantee in this Section 11 constitutes an instrument for the payment of money, and consents and agrees that each Lender, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.

Section 11.07.    Continuing Guarantee

The guarantee in this Section 11 is a continuing guarantee, and shall apply to all Guaranteed Obligations (other than Warrant Obligations) whenever arising.

Section 11.08.    Rights of Contribution

The Guarantors hereby agree, as between themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Guarantor of any Guaranteed Obligations, each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Guarantor to any Excess Funding Guarantor under this Section 11.08 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Section 11 and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

For purposes of this Section 11.08, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) “Pro Rata Share” means, for any Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Guarantor (excluding any shares of stock of any other Guarantor) exceeds the amount of all the debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder and any obligations of any other Guarantor that have been Guaranteed by such Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of Borrower and the Guarantors hereunder and under the other Loan Documents) of all of the Guarantors, determined (A) with respect to any Guarantor that is a party hereto on the Closing Date, as of such date, and (B) with respect to any other Guarantor, as of the date such Guarantor becomes a Guarantor hereunder.

Section 11.09.    General Limitation on Guarantee Obligations

In any action or proceeding involving any provincial, territorial or state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 11.01 would otherwise, taking into account the provisions of Section 11.08, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, the Lenders or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

ARTICLE 12.

RESERVED

ARTICLE 13.

MISCELLANEOUS

Section 13.01.    No Waiver

No failure on the part of the Lenders to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

Section 13.02.    Notices

All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including by telecopy or electronic mail) delivered, if to Borrower, another Obligor or the Lenders, to its address specified on the signature pages hereto or its Guarantee Assumption Agreement, as the case may be, or at such other address as shall be designated by such party in a notice to the other parties. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given upon receipt of a legible copy thereof, in each case given or addressed as aforesaid. All such communications provided for herein by telecopy or electronic mail shall be confirmed in writing promptly after the delivery of such communication (it being understood that non-receipt of written confirmation of such communication shall not invalidate such communication). Notwithstanding anything to the contrary in this Agreement, notices, documents, certificates and other deliverables to the Lenders by any Obligor may be made solely to the Control Agent and the Control Agent shall promptly deliver such notices, documents, certificates and other deliverables to the other Lenders.

Section 13.03.    Expenses, Indemnification, Etc.

(a)    Expenses. Borrower agrees to pay or reimburse (i) the Lenders for all of their reasonable and documented out of pocket costs and expenses (including the reasonable and documented out of pocket fees and expenses of Chapman and Cutler LLP, counsel to the Lenders (provided, that, unless an Event of Default has occurred and is continuing, limited to one legal counsel for the Lenders, taken as a whole), and any sales, goods and services or other similar Taxes applicable thereto, and reasonable and documented printing, reproduction, document delivery, communication and travel costs) in connection with (x) the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the making of the Loans; and (y) the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement or any of the other Loan Documents (whether or not consummated) and (ii) the Lenders for all of their documented out of pocket costs and expenses (including fees and expenses of legal counsel for the Lenders) in connection with any enforcement or collection proceedings resulting from the occurrence of an Event of Default.

(b)    Indemnification. Borrower hereby indemnifies the Lenders, their Affiliates, and their respective directors, officers, employees, attorneys, agents, advisors and controlling parties (each, an “Indemnified Party”) from and against, and agrees to hold them harmless against, any and all Claims and Losses of any kind (including reasonable and documented out of pocket fees and disbursements of counsel for the Lenders (unless an Event of Default has occurred and is continuing, limited to one legal counsel for the Lenders, taken as a whole)), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to this Agreement or any of the other Loan Documents or the transactions contemplated hereby or thereby or any use made or proposed to be made with the proceeds of the Loans, whether or not such investigation, litigation or proceeding is brought by Borrower, any of its shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Section 6 are satisfied or the other transactions contemplated by this Agreement are consummated, except to the extent such Claim or Loss is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. No Obligor shall assert any claim against any Indemnified Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Loans. Borrower, Borrower’s Subsidiaries and all Affiliates of the foregoing and their respective directors, officers, employees, attorneys, agents, advisors and controlling parties are each sometimes referred to in this Agreement as a “Borrower Party.” No Lender shall assert any claim against any Borrower Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Loans. This Section shall not apply to Taxes other than Taxes relating to a non-Tax Claim or Loss governed by this Section 13.03(b).

Section 13.04.    Amendments, Etc.

Except as otherwise expressly provided in this Agreement, any provision of this Agreement or any other Loan Document (except for the Warrant Certificates, which may be amended, modified, waived or supplemented in accordance with the terms thereof) may be amended, modified, waived or supplemented only by an instrument in writing signed by Borrower and the Majority Lenders; provided that:

(a)    no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, do any of the following at any time:

(i)    change the number of Lenders or the percentage of (x) the Commitments or (y) the aggregate unpaid principal amount of Loans that, in each case, shall be required for the Lenders or any of them to take any action hereunder (including pursuant to any change to the definition of “Majority Lenders”);

(ii)    release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the Obligations owing to the Lenders under the Guarantees) if such release or limitation is in respect of all or substantially all of the value represented by the Guaranties to the Lenders;

(iii)    release, or subordinate the Lenders’ Liens in, all or substantially all of the Collateral in any transaction or series of related transactions (other than in connection with any sale of Collateral permitted herein); or

(iv)    amend any provision of this Section 13.04;

(b)    no amendment, waiver or consent shall, unless in writing and signed by each Lender specified below for such amendment, waiver or consent:

(i)    increase the Commitments of a Lender without the consent of such Lender;

(ii)    reduce the principal of, or stated rate of interest on, or stated Prepayment Premium payable on, the Loans owed to a Lender or any fees or other amounts stated to be payable hereunder or under the other Loan Documents to such Lender without the consent of such Lender;

(iii)    postpone any date scheduled for any payment of principal of, or interest on, the Loans, any date scheduled for payment or for any date fixed for any payment of fees hereunder in each case payable to a Lender without the consent of such Lender;

(iv)    change the order of application of prepayment of Loans from the application thereof set forth in the applicable provisions of Section 4.01(b)(ii) in any manner that adversely affects the Lenders without the consent of holders of a majority of the Commitments or Loans outstanding or otherwise change any provision requiring the pro rata distributions hereunder among the Lenders without all Lenders’ consent; or

(v)    modify Section 2.02 without the consent of each Lender directly and adversely affected thereby.

Section 13.05.    Successors and Assigns.

(a)    General. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided that no Obligor may, unless otherwise permitted by Section 9.03, assign or transfer its rights or obligations hereunder or under any other Loan Document to which it is a party without the consent of the Lenders.

(b)    Amendments to Loan Documents; Majority Lender Vote. Each of the Lenders and the Obligors agrees to enter into such amendments to the Loan Documents, and such additional Security Documents and other instruments and agreements, in each case in form and substance reasonably acceptable to the Lenders and the Obligors, as shall reasonably be necessary to implement and give effect to any assignment made by any Lender (or any direct or indirect assignee thereof) from time to time under this Section 13.05; provided that, so long as no Event of Default has occurred and is continuing at the time of any such assignment, each Lender agrees to provide three (3) Business Days’ prior written notice of such assignment to Borrower.

(c)    Register. In the event of any assignment pursuant to this Section 13.05, each Lender, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices a register for the recordation of the name and address of any assignee of any Lender and the Commitment and outstanding principal amount (and stated interest) of the Loans owing thereto (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and Borrower shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the “Lender” hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding anything herein to the contrary, any assignment of the Loans shall be effective only upon appropriate entries with respect thereto being made in the Register.

(d)    Participations and Other Exposure Transfers. Any of Lenders may at any time, without the consent of, or notice to, Borrower, sell participations or to otherwise transfer its Loan Exposure to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower shall continue to deal solely and directly with Lenders in connection therewith.

(e)    Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) increase or extend the term of such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, or (iv) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest. Borrower agrees that each Participant shall be entitled to the benefits of Section 5.03 (subject to the requirements and limitations therein, including the requirements under Section 5.03(e) (it being understood that the documentation required under Section 5.03(e) shall be delivered to Borrower and the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.05(a), provided that such Participant (A) agrees to be subject to the provisions of Section 5.03(g) as if it were an assignee under Section 13.05(a); and (B) shall not be entitled to receive any greater payment under Section 5.03, with respect to any participation, than its participating Lender would have been entitled to receive, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.04(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f)    Certain Pledges. Subject to Section 13.05(d), the Lenders may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and any other Loan Document to secure obligations of the Lenders, including any pledge or assignment to secure obligations to a Federal Reserve Bank or another central bank; provided that no such pledge or assignment shall release the Lenders from any of their obligations hereunder or substitute any such pledgee or assignee for the Lenders as a party hereto.

Section 13.06.    Survival

The obligations of Borrower under Sections 5.01, 5.02, 5.03, 13.03, 13.05, 13.09, 13.10, 13.11, 13.12, 13.13, 13.14 and Section 11 (solely to the extent guaranteeing any of the obligations under the foregoing Sections) shall survive the repayment of the Obligations and the termination of the Commitment and, in the case of any Lender’s assignment of any interest in the Commitment or the Loans hereunder, shall survive, in the case of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that such Lenders may cease to be a “Lender” hereunder. In addition, each representation and warranty made, or deemed to be made by a notice of the Loans, herein or pursuant hereto shall survive the making of such representation and warranty.

Section 13.07.    Captions

The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

Section 13.08.    Counterparts

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

Section 13.09.    GOVERNING LAW

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER, AND ALL CLAIMS, DISPUTES AND MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE, WITHOUT REFERENCE TO CONFLICTS OF LAWS PROVISIONS.

Section 13.10.    JURISDICTION, SERVICE OF PROCESS AND VENUE.

(a)    SUBMISSION TO JURISDICTION. EACH PARTY HERETO AGREES THAT ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY OR ANY JUDGMENT ENTERED BY ANY COURT IN RESPECT THEREOF MAY BE BROUGHT IN THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF EACH SUCH COURT FOR THE PURPOSE OF ANY SUCH SUIT, ACTION, PROCEEDING OR JUDGMENT.

(b)    Alternative Process. Nothing herein shall in any way be deemed to limit the ability of the Lenders to serve any such process or summonses in any other manner permitted by applicable Law.

(c)    WAIVER OF VENUE, ETC. EACH PARTY HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND HEREBY FURTHER IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. A FINAL JUDGMENT (IN RESPECT OF WHICH TIME FOR ALL APPEALS HAS ELAPSED) IN ANY SUCH SUIT, ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY COURT TO THE JURISDICTION OF WHICH SUCH PARTY IS OR MAY BE SUBJECT, BY SUIT UPON JUDGMENT.

Section 13.11.    WAIVER OF JURY TRIAL

EACH OBLIGOR AND EACH LENDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 13.12.    WAIVER OF IMMUNITY

TO THE EXTENT THAT ANY OBLIGOR MAY BE OR BECOME ENTITLED TO CLAIM FOR ITSELF OR ITS PROPERTY OR REVENUES ANY IMMUNITY ON THE GROUND OF SOVEREIGNTY OR THE LIKE FROM SUIT, COURT JURISDICTION, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF A JUDGMENT OR EXECUTION OF A JUDGMENT, AND TO THE EXTENT THAT IN ANY SUCH JURISDICTION THERE MAY BE ATTRIBUTED SUCH AN IMMUNITY (WHETHER OR NOT CLAIMED), SUCH OBLIGOR HEREBY IRREVOCABLY AGREES NOT TO CLAIM AND HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY WITH RESPECT TO ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 13.13.    Entire Agreement

This Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Each Obligor acknowledges, represents and warrants that in deciding to enter into this Agreement and the other Loan Documents or in taking or not taking any action hereunder or thereunder, it has not relied, and will not rely, on any statement, representation, warranty, covenant, Agreement or understanding, whether written or oral, of or with the Lenders other than those expressly set forth in this Agreement and the other Loan Documents.

Section 13.14.    Severability

If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by applicable Law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.

Section 13.15.    No Fiduciary Relationship

Borrower acknowledges that the Lenders have no fiduciary relationship with, or fiduciary duty to, Borrower arising out of or in connection with this Agreement or the other Loan Documents, and the relationship between the Lenders and Borrower is solely that of creditor and debtor. This Agreement and the other Loan Documents do not create a joint venture among the parties.

Section 13.16.    USA PATRIOT Act

The Lenders hereby notify Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), they are required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Act.

Section 13.17.    Treatment of Certain Information; Confidentiality

The Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed to (a) its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (collectively, “Representatives”) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as FINRA or the National Association of Insurance Commissioners) or any exchange, (c) to the extent required by the applicable Laws or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those in this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower or any Guarantor and its obligation, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender, or any of its respective Representatives on a nonconfidential basis from a source other than Borrower. For purposes of this Section, “Information” means all information received from Borrower or its Subsidiary relating to Borrower or its Subsidiary or any of their respective businesses, except that the term “Information” shall not include, and the Lenders shall not be subject to any confidentiality obligation with respect to any information that (i) is or becomes available to the Lender or any of its Representatives on a nonconfidential basis prior to disclosure by Borrower or its Subsidiary, (ii) becomes available to a Lender or any of its Representatives after disclosure by Borrower from a source that, to the knowledge of such Lender, is not subject to a confidentiality obligation to Borrower (iii) is or becomes publicly available other than as a result of a breach by such Lender, or (iv) is developed by a Lender or any of its Representatives. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

In the case of any Lender that has elected to receive material non-public information pursuant to Section 8.01, such Lender acknowledges that (a) the Information may include material non-public information concerning Borrower or its Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

Section 13.18.    Releases of Guarantees and Liens.

(a)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, each Lender agrees, and the Control Agent is hereby irrevocably authorized by each Lender and given a limited power of attorney by each lender to perform the actions described hereafter in this Section 13.18 (without requirement of notice to or consent of any Lender except as expressly required by Section 13.04) to take any action reasonably requested by Borrower having the effect of releasing any Collateral or Obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to by the Lenders or (ii) under the circumstances described in paragraph (b) below.

(b)    At such time as the Loans and the other Obligations (other than Warrant Obligations and contingent indemnification obligations as to which no unsatisfied claim has been asserted) under the Loan Documents shall have been paid in full and the Commitments have been terminated, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Control Agent and each Obligor under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER:

MOLECULAR TEMPLATES OPCO, INC.

By	/s/ Eric E. Poma
Name: Eric E. Poma
Title: Chief Executive Officer

GUARANTOR:

MOLECULAR TEMPLATES, INC.

By	/s/ Eric E. Poma
Name: Eric E. Poma
Title: Chief Executive Officer

Address for Notices:
Molecular Templates, Inc. 9301 Amberglen Boulevard, Suite 100
Austin, TX
Attn: Jason Kim, President and CFO
Tel.:
Email:

with a copy to:

Mintz, Levin, Cohn, Ferris,
Glovsky and Popeo, P.C. 666 Third Avenue
New York, NY 10017
Attn: Joseph Price
Tel.: (212) 692-6785
Email: JWPrice@mintz.com

[Signature Page to Credit Agreement and Guaranty]

LENDERS:

PERCEPTIVE CREDIT HOLDINGS II, LP

By:	Perceptive Credit Opportunities GP, LLC, its general partner

By:	/s/ Sandeep Dixit
Name: Sandeep Dixit
Title: Authorized Officer

By:	/s/ Sam Chawla
Name: Sam Chawla
Title: Authorized Officer

Address for Notices:

Perceptive Credit Holdings II, LP c/o Perceptive Advisors LLC 51 Astor Place 10th Floor
New York, New York 10003
Attention: Sandeep Dixit
E-mail:

with a copy to:

Chapman and Cutler LLP 1270 Avenue of the Americas 30th Floor
New York, New York 10020-1708
Attention: Nicholas Whitney
E-mail: Whitney@chapman.com

[Signature Page to Credit Agreement and Guaranty]

SCHEDULE 1

TO

CREDIT AGREEMENT

TRANCHE A TERM LOAN COMMITMENTS

LENDER	TRANCHE TERM LOAN A COMMITMENT
PERCEPTIVE CREDIT HOLDINGS II, LP	$5,000,000
TOTAL	$5,000,000

TRANCHE B TERM LOAN COMMITMENTS

LENDER	TRANCHE TERM LOAN B COMMITMENT
PERCEPTIVE CREDIT HOLDINGS II, LP	$5,000,000
TOTAL	$5,000,000

WARRANT SHARES

LENDER	NUMBER OF WARRANT SHARES
PERCEPTIVE CREDIT HOLDINGS II, LP	190,000
TOTAL	190,000

Exhibit A

to Credit Agreement

FORM OF GUARANTEE ASSUMPTION AGREEMENT

GUARANTEE ASSUMPTION AGREEMENT dated as of [DATE] (this “Agreement”) by [NAME OF ADDITIONAL GUARANTOR], a                      [corporation] (the “Additional Guarantor”), under that certain Credit Agreement and Guaranty, dated as of February 27, 2018 (as from time to time amended, restated, amended and restated, supplemented or otherwise modified, the “Credit Agreement”), among MOLECULAR TEMPLATES OPCO, INC., a Delaware corporation (“Borrower”), MOLECULAR TEMPLATES, INC., a Delaware corporation, as a guarantor, PERCEPTIVE CREDIT HOLDINGS II, LP, a Delaware limited partnership (“Perceptive”), as a lender (together with its successors and assigns party thereto, the “Lenders” and each a “Lender”). The terms defined in the Credit Agreement are herein used as therein defined.

Pursuant to Section 8.11(a) of the Credit Agreement, the Additional Guarantor hereby agrees to become a “Guarantor” for all purposes of the Credit Agreement, and a “Grantor” for all purposes of the Security Agreement. Without limiting the foregoing, the Additional Guarantor hereby, jointly and severally with the other Guarantors, guarantees to each Lender and its successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of all Guaranteed Obligations (as defined in Section 11.01 of the Credit Agreement) in the same manner and to the same extent as is provided in Section 11 of the Credit Agreement. In addition, as of the date hereof, the Additional Guarantor hereby makes the representations and warranties set forth in Section 7 of the Credit Agreement, and in Section 2 of the Security Agreement, with respect to itself and its obligations under this Agreement and the other Loan Documents, to the extent applicable, as if each reference in such Sections to the Loan Documents included reference to this Agreement, such representations and warranties to be made as of the date hereof.

THIS GUARANTEE AND ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION; PROVIDED, THAT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY.

[signature to follow]

Exhibit A-1

IN WITNESS WHEREOF, the Additional Guarantor has caused this Guarantee Assumption Agreement to be duly executed and delivered as of the day and year first above written.

[ADDITIONAL GUARANTOR]

By:
Name:
Title:

Exhibit A-2

Exhibit B

to Credit Agreement

[RESERVED]

Exhibit B-1

Exhibit C

to Credit Agreement

FORM OF NOTE

U.S. $[ ]	[DATE]

FOR VALUE RECEIVED, the undersigned, MOLECULAR TEMPLATES OPCO, INC., a Delaware corporation (“Borrower”), hereby promises to pay to [INSERT NAME OF LENDER] or its assigns (the “Lender”) at Lender’s principal office in [                    ], in immediately available funds, the aggregate principal sum set forth above, or, if less, the aggregate unpaid principal amount of the Loans made by Lender pursuant to Section 2.01 of the Credit Agreement and Guaranty, dated as of February 27, 2018 (as from time to time amended, restated, amended and restated, supplemented or otherwise modified, the “Credit Agreement”), among Borrower, MOLECULAR TEMPLATES, INC., a Delaware corporation, as a guarantor, PERCEPTIVE CREDIT HOLDINGS II, LP, a Delaware limited partnership (“Perceptive”), as a lender (together with its successors and assigns party thereto, the “Lenders” and each a “Lender”), on the date or dates specified in the Credit Agreement, together with interest on the principal amount of the Loans from time to time outstanding thereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is a Note issued pursuant to the terms of Section 2.04 of the Credit Agreement, and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION; PROVIDED THAT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY.

Borrower hereby waives demand, presentment, protest or notice of any kind hereunder, other than notices provided for in the Loan Documents. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in such particular or any subsequent instance.

Exhibit C-1

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.

MOLECULAR TEMPLATES OPCO, INC.

By:
Name:
Title:

Exhibit C-2

Exhibit D

to Credit Agreement

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

Reference is made to the Credit Agreement and Guaranty, dated as of February 27, 2018 (as from time to time amended, restated, amended and restated, supplemented or otherwise modified, the “Credit Agreement”), among MOLECULAR TEMPLATES OPCO, INC., a Delaware corporation (“Borrower”), MOLECULAR TEMPLATES, INC., a Delaware corporation, as a guarantor, PERCEPTIVE CREDIT HOLDINGS II, LP, a Delaware limited partnership (“Perceptive”), as a lender (together with its successors and assigns party thereto, the “Lenders” and each a “Lender”). The terms defined in the Credit Agreement are herein used as therein defined.

[                    ] (the “Foreign Lender”) is providing this certificate pursuant to Section 5.03(e)(ii)(B) of the Credit Agreement. The Foreign Lender hereby represents and warrants that:

1.    The Foreign Lender is the sole record owner of the Loans as well as any obligations evidenced by any Note(s) in respect of which it is providing this certificate;

2.    The Foreign Lender’s direct or indirect partners/members are the sole beneficial owners of the Loans as well as any obligations evidenced by any Note(s) in respect of which it is providing this certificate;

3.    Neither the Foreign Lender nor its direct or indirect partners/members is a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Foreign Lender further represents and warrants that:

(a)    neither the Foreign Lender nor its direct or indirect partners/members is subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b)    neither the Foreign Lender nor its direct or indirect partners/members has been treated as a bank for purposes of any Tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from Tax, securities law or other legal requirements;

3.    Neither the Foreign Lender nor its direct or indirect partners/members is a 10-percent shareholder of Borrower within the meaning of Section 881(c)(3)(B) of the Code; and

4.    Neither the Foreign Lender nor its direct or indirect partners/members is a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

[Signature follows]

Exhibit D-1

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered as of the date indicated below.

[NAME OF NON-U.S. LENDER]

By:
Name:
Title:

Date:

Exhibit D-2

Exhibit E

to Credit Agreement

FORM OF COMPLIANCE CERTIFICATE

[DATE]

This certificate is delivered pursuant to Section 8.01(d) of, and in connection with the consummation of the transactions contemplated in, the Credit Agreement and Guaranty, dated as of February 27, 2018 (as from time to time amended, restated, amended and restated, supplemented or otherwise modified, the “Credit Agreement”), among MOLECULAR TEMPLATES OPCO, INC., a Delaware corporation (“Borrower”), MOLECULAR TEMPLATES, INC., a Delaware corporation (“Parent”), as a guarantor, PERCEPTIVE CREDIT HOLDINGS II, LP, a Delaware limited partnership (“Perceptive”), as a lender (together with its successors and assigns party thereto, the “Lenders” and each a “Lender”). Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned, a duly authorized Responsible Officer of Borrower having the name and title set forth below under his signature, hereby certifies solely in his capacity as an officer of Borrower and not in any individual capacity, on behalf of Borrower for the benefit of the Lenders and pursuant to Section 8.01(d) of the Credit Agreement that such Responsible Officer of Borrower is familiar with the Credit Agreement and that, in accordance with each of the following sections of the Credit Agreement, each of the following is true on the date hereof, both before and after giving effect to the Loans to be made on or before the date hereof, to the extent applicable:

In accordance with Section 8.01[(b)/(c)] of the Credit Agreement, Borrower certifies that Parent has filed with the SEC its consolidated financial statements for the [fiscal quarter/fiscal year] ended [                    ] required to be delivered pursuant to Section 8.01[(b)/(c)] of the Credit Agreement. Such financial statements fairly present in all material respects the consolidated financial position, results of operations and cash flow of Parent and its Subsidiaries as at the dates indicated therein and for the periods indicated therein substantially in accordance with GAAP [(subject to the absence of footnote disclosure and normal quarterly or year end audit adjustments)]1.

Attached hereto as Annex A are the calculations used to determine compliance with the financial covenant contained in Section 8.16 of the Credit Agreement.

No Default or Event of Default is continuing as of the date hereof[, except as provided for on Annex B attached hereto, with respect to each of which Borrower proposes to take the actions set forth on Annex B].

[Signature follows]

[1]	Insert language in brackets only for certificates delivered under Section 8.01(b).

Exhibit E-1

IN WITNESS WHEREOF, the undersigned has executed this certificate on the date first written above.

MOLECULAR TEMPLATES, INC.

By:
Name:
Title:

Exhibit E-2

Annex A

to Compliance Certificate

CALCULATIONS OF FINANCIAL COVENANT COMPLIANCE

I.	Section 8.16: Minimum Liquidity

A.	Amount of unencumbered cash (other than cash encumbered by the Liens granted to the Lenders pursuant to the Loan Documents) and Permitted Cash Equivalent Investments (which for greater certainty shall not include any undrawn credit lines) of the Obligors as of the last day of the calendar months ended [ ], [ ], and [ ][2] in each case, to the extent held in a Deposit Account over which the Lenders have a first priority perfected security interest:	$

	Is Line IA greater than $2,000,000?:	Yes: In compliance; No: Not in compliance

[2]	[FN: Include the last day of each calendar month ended during the most recently ended fiscal quarter of Parent (beginning with the fiscal quarter of Parent ended March 31, 2018).]

Exhibit E-3

Annex B

to Compliance Certificate

DEFAULT OR EVENT OF DEFAULT

Exhibit E-4

Exhibit F

to Credit Agreement

FORM OF SOURCES AND USES CERTIFICATE

[DATE]

Reference is made to that certain Credit Agreement and Guaranty, dated as of February 27, 2018 (as from time to time amended, restated, amended and restated, supplemented or otherwise modified, the “Credit Agreement”), among MOLECULAR TEMPLATES OPCO, INC., a Delaware corporation (“Borrower”), MOLECULAR TEMPLATES, INC., a Delaware corporation, as a guarantor, PERCEPTIVE CREDIT HOLDINGS II, LP, a Delaware limited partnership (“Perceptive”), as a lender (together with its successors and assigns party thereto, the “Lenders” and each a “Lender”). Capitalized terms used herein without being herein defined have the meanings ascribed to them in the Credit Agreement.

Borrower hereby instructs and authorizes the Lenders to deliver and distribute funds pursuant to the attached Annex A, in immediately available same-day funds on the date hereof upon the satisfaction or waiver in writing by the Lenders of the conditions precedent set forth in Section 6.01 of the Credit Agreement (which satisfaction or waiver may be made simultaneously with the making of the Loans hereunder).

[signature page follows]

Exhibit F-1

IN WITNESS WHEREOF, the undersigned has executed this certificate on the date first written above.

MOLECULAR TEMPLATES OPCO, INC.

By:
Name:
Title:

Exhibit F-2

Exhibit G

to Credit Agreement

FORM OF WARRANT CERTIFICATE

NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS TRANSFER AGENT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.

MOLECULAR TEMPLATES, INC.

WARRANT TO PURCHASE COMMON STOCK

Warrant No. 18	Original Issue Date: February 27, 2018

Molecular Templates, Inc., a Delaware corporation (the “Company”), hereby certifies that, for value received, Perceptive Credit Holdings II, LP, or its permitted registered assigns (the “Holder”), is entitled to purchase from the Company up to a total of 190,000 shares of common stock, $0.001 par value per share (the “Common Stock”), of the Company (the “Warrant Shares”) at an exercise price equal to $9.5792 per share (as adjusted from time to time as provided in Section 9, the “Exercise Price”), at any time and from time to time on or after the date hereof (the “Original Issue Date”) and through and including 5:30 p.m., New York City time, on February 27, 2025 (the “Expiration Date”), and subject to the following terms and conditions:

This Warrant (this “Warrant”) is issued pursuant to that certain Credit Agreement and Guaranty dated as of the Original Issue Date by and among the Company and the Holder (the “Credit Agreement”).

1.     Definitions. In addition to the terms defined elsewhere in this Warrant, for the purposes of this Warrant, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

Exhibit G-1

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Law” or “Laws” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental authority.

“Order” means any order, writ, injunction, judgment or decree.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“SEC Filings” means all reports, schedules, forms, statements and other documents required to be filed by the Company under the Exchange Act for the three (3)-year period preceding the Original Issue Date (or such shorter period as the Company was required by Law to file such material), including the exhibits thereto and documents incorporated by reference therein.

2.    Registration of Warrant. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose, which may be a third-party transfer agent (the “Warrant Register”), in the name of the record Holder (which shall include the initial Holder or, as the case may be, any registered assignee to which this Warrant is permissibly assigned hereunder) from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

3.     Registration of Transfers. Subject to compliance with all applicable securities laws, the Company shall register the transfer of all or any portion of this Warrant in the Warrant Register, upon surrender of this Warrant, with the Form of Assignment attached as Schedule 2 hereto duly completed and signed, to the Company’s transfer agent or to the Company at its address specified on the signature pages hereto and (x) delivery, at the request of the Company, of an opinion of counsel reasonably satisfactory to the Company to the effect that the transfer of such portion of this Warrant may be made pursuant to an available exemption from the registration requirements of the Securities Act and all applicable state securities or blue sky laws (provided that such opinion shall not be required in connection with any transfer (i) pursuant to an effective registration statement, (ii) to the Company, (iii) pursuant to Rule 144 (provided that such Holder provides the Company with reasonable assurances (in the form of seller and, if applicable, broker representation letters) that the securities may be sold pursuant to such rule) (iv) in connection with a bona fide pledge or (v) to an Affiliate of the Holder) and (y) delivery by the transferee of a written statement to the Company certifying that the transferee is an “accredited investor” as defined in Rule 501(a) under the Securities Act and making the representations and certifications set forth in Section 4(c) of this Warrant, to the Company at its address specified on the signature pages hereto. Upon any such registration or transfer, a new warrant to purchase Common Stock

Exhibit G-2

in substantially the form of this Warrant (any such new warrant, a “New Warrant”) evidencing the portion of this Warrant so transferred shall be issued to the transferee, and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations in respect of the New Warrant that the Holder has in respect of this Warrant. The Company shall prepare, issue and deliver at its own expense any New Warrant under this Section 3.

4.     Exercise and Duration of Warrant.

(a)     All or any part of this Warrant shall be exercisable by the registered Holder in the manner permitted by Section 10 at any time and from time to time on or after the Original Issue Date and through and including 5:30 p.m. New York City time, on the Expiration Date.

(b)    The Holder may exercise this Warrant by delivering to the Company (i) an exercise notice, in the form attached as Schedule 1 hereto (the “Exercise Notice”), completed and duly signed, and (ii) payment of the Exercise Price for the number of Warrant Shares as to which this Warrant is being exercised, and the date on which the Exercise Notice is delivered to the Company (as determined in accordance with the notice provisions hereof) is an “Exercise Date.” The delivery by (or on behalf of) the Holder of the Exercise Notice and the applicable Exercise Price as provided above shall constitute the Holder’s certification to the Company that its representations contained in Section 4(c) are true and correct as of the Exercise Date and the date on which Holder pays the Company the Exercise Price as if remade in their entirety (or, in the case of any transferee Holder that is not a party to this Warrant, such transferee Holder’s certification to the Company that such representations are true and correct as to such assignee Holder as of the Exercise Date). The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder, but if it is not so delivered then such exercise shall constitute an agreement by the Holder to deliver the original Warrant to the Company as soon as practicable thereafter. Execution and delivery of the Exercise Notice shall have the same effect as cancellation of the original Warrant and issuance of a New Warrant evidencing the right to purchase the remaining number of Warrant Shares.

(c)    The Holder represents and warrants to the Company that, as of the Original Issue Date:

(i)    No Conflict, Breach, Violation or Default. The execution, delivery and performance of this Warrant by the Holder will not (A) conflict with or result in a material breach or material violation of (1) any of the terms and provisions of, or constitute a material default under, its organizational documents, as in effect as of the Original Issue Date, or (2) any Law or Order of any governmental agency or body or any court, domestic or foreign, in each case having jurisdiction over the Holder or any of its assets or properties, or (B) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien, encumbrance or other adverse claim upon any of the properties or assets of the Holder or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, indenture or instrument to which the Holder is a party; except in the case of clauses (A)(2) and (B) such as would not have a material adverse effect on the ability of the Holder to perform its obligations hereunder.

Exhibit G-3

(ii)    Purchase Entirely for Own Account. The Warrant Shares to be received by the Holder upon exercise of this Warrant will be acquired for the Holder’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and the Holder has no present agreement, understanding or intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act without prejudice, subject, however, to the Holder’s right at all times to sell or otherwise dispose of all or any part of such Warrant Shares in compliance with applicable federal and state securities Laws.

(iii)    Investment Experience. The Holder acknowledges that it can bear the economic risk and complete loss of its investment in this Warrant and the Warrant Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

(iv)    Disclosure of Information. The Holder has had an opportunity to review all information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of this Warrant and the Warrant Shares. The Holder acknowledges that copies of the SEC Filings have been made available to it, including, without limitation, copies of the definitive proxy statement filed by the Company on June 30, 2017. The Holder has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its acquisition of this Warrant and the Warrant Shares.

(v)    Investor Status. At the time the Holder was offered this Warrant, it was, and on the Original Issue Date it is, and on the date on which it exercises this Warrant it will be, an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(vi)    Reliance on Exemptions. The Holder understands that this Warrant and the Warrant Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of federal and state securities Laws and that the Company is relying in part upon the truth and accuracy of, and the Holder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Holder set forth in this Warrant in order to determine the availability of such exemptions and the eligibility of the Holder to acquire this Warrant and the Warrant Shares.

5.     Delivery of Warrant Shares.

(a)    Upon exercise of this Warrant and delivery of the Exercise Price, the Company shall promptly (but in no event later than three Trading Days after the later of the Exercise Date and delivery of the Exercise Price) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate (provided that, if the Holder directs the Company to deliver a certificate for the Warrant Shares in a name other than that of the Holder or an Affiliate of the Holder, if reasonably requested by

Exhibit G-4

the Company it shall deliver to the Company on the Exercise Date an opinion of counsel reasonably satisfactory to the Company to the effect that the issuance of such Warrant Shares in such other name may be made pursuant to an available exemption from the registration requirements of the Securities Act and all applicable state securities or blue sky laws), (i) a certificate for the Warrant Shares issuable upon such exercise, free of restrictive legends, or (ii) an electronic delivery of the Warrant Shares to the Holder’s account at the Depository Trust Company (“DTC”) or a similar organization, unless in the case of clause (i) and (ii) a registration statement covering the resale of the Warrant Shares and naming the Holder as a selling stockholder thereunder is not then effective or the Warrant Shares are not freely transferable without restriction under Rule 144 by Holders who are not affiliates of the Company, in which case such Holder shall receive a certificate for the Warrant Shares issuable upon such exercise with appropriate restrictive legends. The Holder, or any Person permissibly so designated by the Holder to receive Warrant Shares, shall be deemed to have become the holder of record of such Warrant Shares as of the Exercise Date. Notwithstanding anything contained herein to the contrary, if the Holder fails to deliver the documents required to register a transferee as set forth in Section 3 or to provide the documents required under this Section 5(a) to issue a certificate or electronic delivery of the Warrant Shares to any Person(s) other than the Holder, then determination of the three Trading Days shall be tolled until such documents have been delivered to the Company. If the Warrant Shares are to be issued free of all restrictive legends, the Company shall, upon the written request of the Holder, use its reasonable best efforts to deliver, or cause to be delivered, Warrant Shares hereunder electronically through DTC or another established clearing corporation performing similar functions, if available; provided, that, the Company may, but will not be required to, change its transfer agent if its current transfer agent cannot deliver Warrant Shares electronically through such a clearing corporation. “Trading Day” means any day on which the Common Stock are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

(b)      If by the close of the third Trading Day after delivery of a properly completed Exercise Notice and the payment of the aggregate Exercise Price in the manner permitted by Section 10, the Company fails to deliver to the Holder a certificate representing the required number of Warrant Shares or such Warrant Shares in electronic form in the manner required pursuant to Section 5(a), and if after such third Trading Day and prior to the receipt of such Warrant Shares, the Holder is required to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall, in its sole discretion, within three Trading Days after the Holder’s request for payment, either (1) pay in cash to the Holder an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased, at which point the number of Warrant Shares underlying this Warrant equal to the number of shares of Common Stock so purchased shall be forfeited and the Company’s obligation to deliver such certificate

Exhibit G-5

(and to issue such Warrant Shares in certificate or electronic form) shall terminate or (2) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Warrant Shares or such Warrant Shares in electronic form and pay cash to the Holder in an amount equal to the excess (if any) of Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased in the Buy-In over the product of (A) the number of shares of Common Stock purchased in the Buy-In, multiplied by (B) the closing bid price of a share of Common Stock on the Exercise Date. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company.

(c)     To the extent permitted by law, the Company’s obligations to issue and deliver Warrant Shares in accordance with and subject to the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company (other than breaches related to this Warrant or the Credit Agreement) or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance that might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares. Nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

6.     Charges, Taxes and Expenses. Issuance and delivery of certificates or electronic form for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or this Warrant in a name other than that of the Holder or an Affiliate thereof. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

7.     Replacement of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction (in such case) and, in each case, a customary and reasonable indemnity and surety bond, if requested by the Company. Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe. If a New Warrant is requested as a result of a mutilation of this Warrant, then the Holder shall deliver such mutilated Warrant to the Company as a condition precedent to the Company’s obligation to issue the New Warrant.

Exhibit G-6

8.     Reservation of Warrant Shares. The Company represents and warrants that on the date hereof, it has duly authorized and reserved, and covenants that it will at all times during the period this Warrant is outstanding reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares that are initially issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other contingent purchase rights of persons other than the Holder (taking into account the adjustments and restrictions of Section 9). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the original issuance thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue). The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company represents and warrants that the Warrant Shares, when issued and paid for in accordance with the terms of this Warrant, will be issued free and clear of all security interests, claims, liens and other encumbrances other than restrictions imposed by applicable securities laws. The Company will take all such action as may be reasonably necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any securities exchange or automated quotation system upon which the Common Stock may be listed.

9.     Certain Adjustments. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 9.

(a)    Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides its outstanding shares of Common Stock into a larger number of shares, (iii) combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares or (iv) issues by reclassification of shares of Common Stock any shares of capital stock of the Company, then in each such case the Exercise Price shall be adjusted to a price determined by multiplying the Exercise Price in effect immediately prior to the effective date of such event by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on such effective date immediately before giving effect to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after giving effect to such event. Any adjustment made pursuant to this Section 9(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii), (iii) or (iv) of this Section 9(a) shall become effective immediately after the effective date of such subdivision, combination or reclassification.

Exhibit G-7

(b)     Pro Rata Distributions. If the Company, at any time while this Warrant is outstanding, distributes to all holders of Common Stock for no consideration (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock covered by Section 9(a)) or (iii) rights or warrants to subscribe for or purchase any security, or (iv) any other asset, including cash (in each case, “Distributed Property”), except for any distributions pursuant to a shareholders’ rights plan or similar takeover defense agreement or plan adopted by the Company, then, upon any exercise of this Warrant that occurs after the record date fixed for determination of stockholders entitled to receive such distribution, the Holder shall be entitled to receive, in addition to the Warrant Shares otherwise issuable upon such exercise (if applicable), the Distributed Property that such Holder would have been entitled to receive in respect of such number of Warrant Shares had the Holder been the record holder of such Warrant Shares immediately prior to such record date.

(c)    Fundamental Transactions. If, at any time while this Warrant is outstanding (i) the Company effects (A) any merger of the Company with (but not into) another Person, in which stockholders of the Company immediately prior to such transaction own less than a majority of the outstanding stock of the surviving entity, or (B) any merger or consolidation of the Company into another Person, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer approved or authorized by the Company’s Board of Directors is completed pursuant to which holders of at least a majority of the outstanding Common Stock tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 9(a)) (in any such case, a “Fundamental Transaction”), then the Holder shall have the right thereafter to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant without regard to any limitations on exercise contained herein (the “Alternate Consideration”), and the Holder shall no longer have the right to receive Warrant Shares upon exercise of this Warrant. The Company shall not effect any such Fundamental Transaction unless prior to or simultaneously with the consummation thereof, any successor to the Company, surviving entity or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or Person shall assume the obligation to deliver to the Holder, such Alternate Consideration as, in accordance with the foregoing provisions, the Holder may be entitled to receive, and the other obligations under this Warrant. The provisions of this Section 9(c) shall similarly apply to subsequent transactions of an analogous type to any Fundamental Transaction.

    (d)    Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to Section 9(a), the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the increased or decreased number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

Exhibit G-8

(e)    Calculations. All calculations under this Section 9 shall be made to the nearest cent or the nearest share, as applicable.

(f)     Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 9, the Company at its expense will promptly compute such adjustment, in good faith, in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in reasonable detail the facts upon which such adjustment is based. The Company will promptly deliver a copy of each such certificate to the Holder and to the Company’s transfer agent.

(g)     Notice of Corporate Events. If, while this Warrant is outstanding, the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including, without limitation, any granting of rights or warrants to subscribe for or purchase any capital stock of the Company, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then, except if such notice and the contents thereof shall be deemed to constitute material non-public information, the Company shall deliver to the Holder a notice of such transaction at least ten (10) Trading Days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

10.     Payment of Exercise Price. The Holder shall pay the Exercise Price in immediately available funds.

11.    Limitations on Exercise. Notwithstanding anything to the contrary contained herein, the number of Warrant Shares that may be acquired by the Holder upon any exercise of this Warrant (or otherwise in respect hereof) shall be limited to the extent necessary to ensure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by the Holder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 9.99% of the total number of then issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to such Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and such Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 11 applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by such Holder) and of which a portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by such Holder) and of which portion of this

Exhibit G-9

Warrant is exercisable, in each case subject to such aggregate percentage limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 11, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Form 10-Q or Form 10-K, as the case may be, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written request of the Holder, the Company shall within three Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. This provision shall not restrict the number of shares of Common Stock which a Holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a Fundamental Transaction as contemplated in Section 9.

12.    No Fractional Shares. No fractional Warrant Shares will be issued in connection with any exercise of this Warrant. In lieu of any fractional shares that would otherwise be issuable, the number of Warrant Shares to be issued shall be rounded down to the next whole number and the Company shall pay the Holder in cash the fair market value (based on the Closing Bid Price) for any such fractional shares.

13.     Notices. Any and all notices or other communications or deliveries hereunder (including, without limitation, any Exercise Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or email at the facsimile number or email address specified on the signature pages hereto prior to 5:30 p.m., New York City time, on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or via email at the email address specified on the signature pages hereto on a day that is not a Trading Day or later than 5:30 p.m., New York City time, on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service specifying next business day delivery, or (iv) upon actual receipt by the Person to whom such notice is required to be given, if by hand delivery. The mailing address, email address and facsimile number of a Person for such notices or communications shall be as set forth on the signature pages hereto unless changed by such Person by two Trading Days’ prior notice to the other Person(s) in accordance with this Section 13.

14.     Warrant Agent. The Company shall serve as warrant agent under this Warrant. Upon 15 days’ notice to the Holder, the Company may appoint a new warrant agent. Any corporation into which the Company or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Company or any new warrant agent shall be a party or any corporation to which the Company or any new warrant agent transfers substantially all of its corporate trust or shareholders services business shall be a successor warrant agent under this Warrant without any further act. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder’s last address as shown on the Warrant Register.

Exhibit G-10

15.     Miscellaneous.

(a)    No Rights as a Stockholder. Without limiting the express provisions of this Warrant, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, amalgamation, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities, whether such liabilities are asserted by the Company or by creditors of the Company.

(b)    Authorized Shares.

(i)    The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation or of any requirements of the Trading Market upon which the Common Stock may be listed.

(ii)     Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (a) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (b) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant, and (c) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant.

(iii)     Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

Exhibit G-11

(c)    No Impairment. Except to the extent as may be waived by the holder of this Warrant, the Company will not, by amendment of its charter or through a Fundamental Transaction, dissolution, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment.

(d)    Successors and Assigns. Subject to the restrictions on transfer set forth in this Warrant and compliance with applicable securities laws, this Warrant may be assigned by the Holder. This Warrant may not be assigned by the Company without the written consent of the Holder except to a successor in the event of a Fundamental Transaction. This Warrant shall be binding on and inure to the benefit of the Company and the Holder and their respective successors and assigns. Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant.

(e)    Amendment and Waiver. Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder.

(f)    Acceptance. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

(g)    Governing Law; Jurisdiction. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. EACH OF THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE DELAWARE COURT OF CHANCERY AND ANY STATE APPELLATE COURT THEREOF WITHIN THE STATE OF DELAWARE (OR, IF THE DELAWARE COURT OF CHANCERY DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE) FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT. EACH OF THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS WARRANT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. EACH OF THE COMPANY AND THE HOLDER HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY.

Exhibit G-12

(h)     Headings. The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

(i)     Severability. In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby, and the Company and the Holder will attempt in good faith to agree upon a valid and enforceable provision which as closely as possible reflects the intent of the parties hereto, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK,

SIGNATURE PAGE FOLLOWS]

Exhibit G-13

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

MOLECULAR TEMPLATES, INC.

By:
Eric E. Poma Chief Executive Officer

Address for Notices:
Molecular Templates, Inc. 9301 Amberglen Boulevard, Suite 100
Austin, TX
Attn: Jason Kim, President and CFO
Tel.:
Email: with a copy to:

Mintz, Levin, Cohn, Ferris,
Glovsky and Popeo, P.C. 666 Third Avenue
New York, NY 10017
Attn: Joseph Price
Tel.: (212) 692-6785
Email: JWPrice@mintz.com

Exhibit G-14

Accepted and Agreed:

PERCEPTIVE CREDIT HOLDINGS II, LP

By:	Perceptive Credit Opportunities GP, LLC, its general partner

By:
Name:	Sandeep Dixit
Title:	Authorized Officer

By:
Name:	Sam Chawla
Title:	Authorized Officer

Address for Notices:

Perceptive Credit Holdings II, LP c/o Perceptive Advisors LLC 51 Astor Place 10th Floor
New York, New York 10003
Attention: Sandeep Dixit
E-mail: with a copy to:

Chapman and Cutler LLP 1270 Avenue of the Americas 30th Floor
New York, New York 10020-1708
Attention: Nicholas Whitney
E-mail: Whitney@chapman.com

Exhibit G-15

SCHEDULE 1

MOLECULAR TEMPLATES, INC.

FORM OF EXERCISE NOTICE

[To be executed by the Holder to purchase shares of Common Stock under the Warrant]

Ladies and Gentlemen:

(1)    The undersigned is the Holder of Warrant No.                      (the “Warrant”) issued by Molecular Templates, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined herein have the respective meanings set forth in the Warrant.

(2)    The undersigned hereby exercises its right to purchase                      Warrant Shares pursuant to the Warrant.

(3)    The Holder shall pay the sum of $         in immediately available funds to the Company in accordance with the terms of the Warrant.

(5)    Pursuant to this Exercise Notice, the Company shall deliver to the Holder Warrant Shares determined in accordance with the terms of the Warrant. Please issue (check applicable box):

A certificate of certificates representing the Holder Warrant Shares in the                      name of the undersigned or in such other name as is specified below:

The Holder Warrant Shares in electronic form to the following account:

Name and Contact for Broker:

Broker no:

Account no:

Account holder:

Dated: ,

Name of Holder:

By:
Name:
Title:

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

Exhibit G-16

SCHEDULE 2

MOLECULAR TEMPLATES, INC.

FORM OF ASSIGNMENT

[To be completed and executed by the Holder only upon transfer of the Warrant]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                      (the “Transferee”) the right represented by the within Warrant to purchase              shares of Common Stock of Molecular Templates, Inc., a Delaware corporation (the “Company”) to which the within Warrant relates and appoints                      attorney to transfer said right on the books of the Company with full power of substitution in the premises. In connection therewith, the undersigned represents, warrants, covenants and agrees to and with the Company that:

(a)	the offer and sale of the Warrant contemplated hereby is being made in compliance with Section 4(1) of the United States Securities Act of 1933, as amended (the “Securities Act”), or another valid exemption from the registration requirements of Section 5 of the Securities Act and in compliance with all applicable securities laws of the states of the United States;

(b)	the undersigned has not offered to sell the Warrant by any form of general solicitation or general advertising, including, but not limited to, any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, and any seminar or meeting whose attendees have been invited by any general solicitation or general advertising;

(c)	the undersigned has read the Transferee’s investment letter included herewith, and to its actual knowledge, the statements made therein are true and correct; and

(d)	the undersigned understands that the Company may condition the transfer of the Warrant contemplated hereby upon the delivery to the Company by the undersigned or the Transferee, as the case may be, of a written opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that such transfer may be made without registration under the Securities Act and under applicable securities laws of the states of the United States.

Dated: ,
(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

Address of Transferee

In the presence of:

Exhibit G-17

Exhibit H

to Credit Agreement

FORM OF SECURITY AGREEMENT

SECURITY AGREEMENT

Dated as of

February 27, 2018

among

MOLECULAR TEMPLATES OPCO, INC.

and

MOLECULAR TEMPLATES, INC.,

as Grantors,

THE GRANTORS FROM TIME TO TIME PARTY HERETO

and

PERCEPTIVE CREDIT HOLDINGS II, LP,

as Control Agent

Exhibit H-1

Exhibit H-2

EXHIBITS:

EXHIBIT A	—	Form of Joinder

SCHEDULES:

SCHEDULE 1	—	Certain Grantor Information
SCHEDULE 2	—	Pledged Shares
SCHEDULE 3	—	Promissory Notes
SCHEDULE 4	—	Copyrights, Copyright Registrations and Applications for Copyright Registrations
SCHEDULE 5	—	Patents and Patent Applications
SCHEDULE 6	—	Trade Names, Trademarks, Services Marks, Trademark and Service Mark Registrations and Applications for Trademark and Service Mark Registrations
SCHEDULE 7	—	Deposit Accounts, Securities Accounts and Commodity Accounts
SCHEDULE 8	—	Commercial Tort Claims

Exhibit H-3

SECURITY AGREEMENT

SECURITY AGREEMENT dated as of February 27, 2018 among MOLECULAR TEMPLATES OPCO, INC., a Delaware corporation (“Borrower”, and MOLECULAR TEMPLATES, INC., a Delaware corporation (“Parent” and collectively with Borrower and each entity that becomes a “Grantor” hereunder as contemplated by Section 5.12, each, a “Grantor”, and collectively, the “Grantors”), PERCEPTIVE CREDIT HOLDINGS II, LP, a Delaware limited partnership (“Perceptive” and together with its successors and assigns, the “Lenders” and each, a “Lender”), and Perceptive, as control agent for Secured Parties (in such capacity, the “Control Agent” and, together with the Lenders, the “Secured Parties” and each, a “Secured Party”).

The Secured Parties have agreed to provide term loans to Borrower, as provided in the Credit Agreement (as defined below).

Each Grantor (other than Borrower) has guaranteed the obligations of Borrower to Secured Parties under the Credit Agreement.

To induce the Secured Parties to extend credit under the Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor has agreed to grant a security interest in the Collateral (as defined below) of such Grantor as security for the Secured Obligations (as defined below).

Accordingly, the parties hereto agree as follows:

SECTION 1.    DEFINITIONS, ETC.

Section 1.01.    Certain Uniform Commercial Code Terms.

As used herein, the terms “Accession”, “Account”, “Account Debtor”, “Cash Proceeds”, “Certificate of Title”, “Certificated Security”, “Chattel Paper”, “Check,” “Commercial Tort Claim”, “Commodity Account”, “Commodity Contract”, “Deposit Account”, “Document”, “Electronic Chattel Paper”, “Encumbrance,” “Entitlement Holder”, “Equipment”, “Financial Asset”, “Fixture”, “General Intangible”, “Goods”, “Instrument”, “Inventory”, “Investment Property”, “Letter of Credit Rights”, “Noncash Proceeds”, “Payment Intangibles”, “Proceeds,” “Promissory Note,” “Record”, “Securities Account”, “Security”, “Security Entitlement”, “Software”, “Supporting Obligation” and “Uncertificated Security” have the respective meanings set forth in the UCC.

Section 1.02.    Additional Definitions.

In addition, as used herein:

“Collateral” has the meaning assigned to such term in Section 3.01.

“Control Agent” has the meaning assigned to such term in the preamble.

Exhibit H-4

“Copyrights” means all copyrights, copyright registrations and applications for copyright registrations, including all renewals and extensions thereof, all rights to recover for past, present or future infringements thereof and all other rights whatsoever accruing thereunder or pertaining thereto.

“Credit Agreement” means that certain Credit Agreement and Guaranty, dated as of the date hereof, among Borrower, the other Grantors from time to time party thereto and the Lenders from time to time party thereto, as such agreement is amended, supplemented, or otherwise modified, restated, amended and restated, extended, renewed, or replaced from time to time.

“Excluded Accounts” means (a) any Deposit Account of the Grantor that is used by such Grantor solely as a payroll account for the employees of Borrower or its Subsidiaries or the funds in which consist solely of funds held by the Grantor in trust for any director, officer or employee of the Grantor or any employee benefit plan maintained by the Grantor or funds representing deferred compensation for the directors and employees of the Grantor, (b) escrow accounts, Deposit Accounts, Securities Accounts and trust accounts, in each case holding assets that are pledged or otherwise encumbered pursuant to Permitted Liens (other than Liens securing the Secured Obligations), (c) Deposit Accounts and Securities Accounts not located in the United States or any of its States or territories and (d) any Deposit Accounts or Securities Accounts with a daily average balance of less than $250,000 on an individual basis.

“Excluded Asset” means:

(a)    any Trademark that would be rendered invalid, abandoned, void or unenforceable by reason of it being included as part of the Collateral; provided, however, that the Proceeds, substitutions or replacements of the foregoing shall not constitute an Excluded Asset;

(b)    Excluded Accounts;

(c)     any assets (including intangibles) not located in the United States to the extent a grant of security interest therein is restricted or prohibited by applicable law (after giving effect to applicable anti-assignment provisions of the UCC or other applicable law);

(d)    any (x) lease, license, permit, state or local franchises, charters, authorizations, property rights, contract or agreement to which any Grantor is a party, or (y) Intellectual Property or Regulatory Documentation (the latter, as defined in the Takeda Collaboration Agreements), subject to or otherwise governed by a Collaboration Agreement, in each case, if and only if, and solely to the extent that, (i) the grant of a security interest therein shall constitute or result in a breach, termination or default or abandonment, voiding, unenforceability or invalidity of any right or interest thereunder or thereof (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law or principles of equity) or (ii) such lease, license, contract or agreement is an “off the shelf” license of intellectual property that is not material to the operation of the business of the applicable Grantor or which can be replaced without a material expenditure; provided that immediately upon the time at which the consequences described in the foregoing clause (i) shall no longer exist, the Collateral shall

Exhibit H-5

include, and the applicable Grantor shall be deemed to have granted a security interest in, all of such Grantor’s right, title and interest in such lease, license, contract or agreement, or such Intellectual Property governed by such Collaboration Agreement; provided, however, that the Proceeds of the foregoing shall not constitute an Excluded Asset;

(e)    any application for registration of a trademark filed on an intent-to-use (or equivalent) basis solely to the extent that the grant of a security interest in any such trademark application would materially adversely affect the validity or enforceability of the resulting trademark registration or result in cancellation of such trademark application;

(f)    any asset that is subject to a Lien securing a purchase money obligation or capital lease obligation permitted to be incurred pursuant to the provisions of the Credit Agreement if the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money obligation or capital lease obligation) prohibits the creation of any other Lien on such asset;

(g)    any interests in joint ventures and similar investments which restrict pledges or assignments of any Grantor’s interests therein, provided that the terms of such joint venture agreement or similar contract shall not have been adopted in contemplation of this provision, but only to the extent and while such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC or any other requirement of law;

(h)    any Excluded Equity; and

(j)     motor vehicles and other assets subject to certificates of title.

“Excluded Equity” means any voting stock of any Subsidiary which is a Domestic Foreign Holding Company or a first-tier controlled foreign corporation (as defined in Section 957(a) of the Code) representing 35% of the outstanding voting stock of such Subsidiary and voting stock of any other Subsidiary which is a controlled foreign corporation (as defined in Section 957(a) of the Code) representing 100% of the outstanding voting stock of such Subsidiary. For the purposes of this definition, “voting stock” means, with respect to any issuer, the issued and outstanding shares of each class of stock of such issuer entitled to vote (within the meaning of Treasury Regulations § 1.956-2(c)(2)).

“Initial Pledged Shares” means the Shares of each Issuer beneficially owned by any Grantor on the date hereof and identified in Schedule 2.

“Issuers” means, collectively, (a) the respective Persons identified on Schedule 2 under the caption “Issuer”, (b) any other Person that shall at any time be required to become a Grantor pursuant to the terms of the Loan Documents, and (c) the issuer of any equity securities hereafter owned by any Grantor.

“Joinder” has the meaning specified in Section 5.12.

Exhibit H-6

“Patents” means all patents and patent applications, including the inventions and improvements described and claimed therein together with the reissues, divisions, continuations, renewals, extensions and continuations in part thereof, all income, royalties, damages and payments now or hereafter due and/or payable with respect thereto, all damages and payments for past or future infringements thereof and rights to sue therefor, and all rights corresponding thereto throughout the world.

“Pledged Property” means the Deposit Accounts, the Pledged Shares, the Securities Accounts, the Commodity Accounts and all or any part of any other present or future interests of any Grantors in Investment Property, including all of the present or future Security Entitlements of such Grantor as Entitlement Holders in respect of such Security Entitlements, all of the present or future Commodity Contracts of such Grantor as commodity customers in respect of such Commodity Contracts, all credit balances relating to such property, all Chattel Paper, Electronic Chattel Paper, Instruments and Letter of Credit Rights of Grantors, and all other rights and benefits accruing to or arising in connection with such property, and all Proceeds of such property; provided that the Excluded Assets shall not constituted Pledged Property.

“Pledged Shares” means, collectively, (i) the Initial Pledged Shares, (ii) all other Shares of any Issuer now or hereafter owned by any Grantor with a fair market value in excess of $250,000, together in each case with (a) all certificates representing the same and (b) without prejudice to any provision of any of the Loan Documents prohibiting any merger or consolidation by an Issuer, all Shares of any successor entity of any such merger or consolidation, (iii) all dividends, distributions, and sums distributable or payable from, upon or in respect of each of the foregoing and (iv) all other rights and privileges incident to the each of the foregoing; provided that the Excluded Equity shall not constitute Pledged Shares.

“Secured Obligations” means, with respect to each Grantor, the Obligations of such Grantor (other than contingent indemnification obligations or other obligations which, by their terms, survive termination of the Credit Agreement or the Warrant Obligations).

“Secured Parties” means each of the Persons listed on the signature pages hereto as “Secured Party” and their successors and assigns as Lenders or Control Agent, as applicable, under the Credit Agreement.

“Secured Parties Representative” has the meaning specified in Section 4.05.

“Shares” means shares of capital stock of a corporation, limited liability company interests, partnership interests and other ownership or equity interests of any class in any Person.

“Trademarks” means all trade names, trademarks and service marks, logos, trademark and service mark registrations, and applications for trademark and service mark registrations, including all renewals of trademark and service mark registrations, all rights to recover for all past, present and future infringements thereof and all rights to sue therefor, and all rights corresponding thereto throughout the world, together, in each case, with the product lines and goodwill of the business connected with the use thereof.

Exhibit H-7

“UCC” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided, however, that if by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Control Agent’s and the Secured Parties’ security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect on the date hereof in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions relating to such provisions.

Section 1.03.    Other Defined Terms.

All other capitalized terms used and not defined herein have the meanings ascribed to them in the Credit Agreement.

SECTION 2.    REPRESENTATIONS AND WARRANTIES

Each Grantor represents and warrants to Secured Parties that as of the Closing Date and as of the Tranche B Term Loan Borrowing Date:

Section 2.01.    Title.

(a)    Such Grantor is the sole beneficial owner of the Collateral in which it purports to grant a Lien hereunder, and no Lien exists upon such Collateral (and no right or option to acquire the same exists in favor of any other Person) other than Permitted Liens.

(b)    The security interest created or provided for herein constitutes a valid first-priority (subject to Permitted Liens) perfected lien on such Collateral, subject, for the following Collateral, to the occurrence of the following: (i) in the case of Collateral in which a security interest may be perfected by filing a financing statement under the UCC, the filing of a UCC financing statement naming such Grantor as debtor, Secured Parties as secured parties, and listing all personal property as collateral, (ii) with respect to any Deposit Account or Securities Account, the execution of agreements among such Grantor, the applicable financial institution and Control Agent, effective to grant “control” (as defined in the UCC) over such Deposit Account or Securities Account to Control Agent, (iii) with respect to any Intellectual Property not described in the foregoing clause (i), the filing of this Security Agreement or a short-form security agreement properly evidencing this Security Agreement with the applicable Intellectual Property office of the applicable government for such Intellectual Property, (iv) in the case of all certificated Shares, the delivery thereof to Control Agent, properly endorsed for transfer to Control Agent or in blank, and (v) in the case of any other type of Collateral, take such actions as set forth in Section 4.01 with respect thereto.

Section 2.02.    Names, Etc.

The full and correct legal name, type of organization, jurisdiction of organization, organizational ID number (if applicable) and mailing address of such Grantor as of the date hereof are correctly set forth in Schedule 1. Schedule 1 correctly specifies the place of business of such Grantor or, if such Grantor has more than one place of business, the location of the chief executive office of such Grantor.

Exhibit H-8

Section 2.03.    Changes in Circumstances.

Such Grantor has not (a) within the period of four months prior to the date hereof, changed its location (as defined in Section 9-307 of the UCC), or (b) except as specified in Schedule 1, heretofore changed its name within the period of five years prior to the date hereof.

Section 2.04.    Pledged Shares.

(a)    The Initial Pledged Shares constitute 100% of the issued and outstanding Shares of each Issuer beneficially owned by such Grantor on the Closing Date, whether or not registered in the name of such Grantor. Schedule 2 correctly identifies, as at the date hereof, the respective Issuers of the Initial Pledged Shares and (in the case of any corporate Issuer) the par value of such Shares and the respective number of such Shares (and registered owner thereof) represented by each such certificate.

(b)    The Initial Pledged Shares and all other Pledged Shares are (i) duly authorized, validly existing, fully paid and non-assessable (in the case of any Shares issued by a corporation) and (ii) duly issued and outstanding (in the case of any equity interest in any other entity). None of such Pledged Shares are or will be subject to any contractual restriction, or any restriction under the charter, bylaws, partnership agreement or other organizational instrument of the respective Issuer thereof, upon the transfer of such Pledged Shares (except for any such restriction (i) contained in any Loan Document, (ii) contained in any Restrictive Agreement permitted under Section 9.11 of the Credit Agreement, or (iii) affecting the offering and sale of securities generally or in any jurisdiction outside the United States).

Section 2.05.    Promissory Notes.

Schedule 3 sets forth a complete and correct list of all Promissory Notes held by such Grantor on the date hereof.

Section 2.06.    Intellectual Property.

(a)    Schedules 4, 5 and 6 (as such Schedules may be updated by Borrower from time to time), respectively, set forth a complete and correct list of all of the following owned by such Grantor: (i) material applied for or registered Copyrights, (ii) material applied for or registered Patents, including the jurisdiction and patent number, (iii) material applied for or registered Trademarks, including the jurisdiction, trademark application or registration number and the application or registration date and (iv) trade names.

(b)    Except as permitted by Section 9.09 of the Credit Agreement or pursuant to (i) material licenses and other material user agreements entered into by such Grantor in the Ordinary Course of Business that are listed in said Schedules 4, 5 and 6 and (ii) non-exclusive licenses, such Grantor has done nothing to authorize or enable any other Person to use any Copyright, Patent or Trademark listed in said Schedules 4, 5 and 6, and all registrations listed in said Schedules 4, 5 and 6 are, except as noted therein, in full force and effect.

Exhibit H-9

(c)    Such Grantor owns and possesses the right to use all Copyrights, Patents and Trademarks listed on Schedules 4, 5 and 6, respectively. To such Grantor’s knowledge, as of the date hereof, (i) except as set forth on Schedule 4, 5 or 6, there is no material violation by others of any right of such Grantor with respect to any Copyright, Patent or Trademark listed on Schedule 4, 5 or 6, respectively and (ii) such Grantor is not infringing in any respect upon any Copyright, Patent or Trademark of any other Person, in any material respect. To such Grantor’s knowledge, as of the date hereof, no material proceedings alleging such infringement have been instituted or are pending against such Grantor and no written claim against such Grantor has been received by such Grantor, alleging any such violation, except as may be set forth on Schedule 4, 5 or 6.

Section 2.07.    Deposit Accounts, Securities Accounts and Commodity Accounts.

Schedule 7 sets forth a complete and correct list of all Deposit Accounts, Securities Accounts and Commodity Accounts, in each case indicating any Excluded Accounts, of such Grantor on the date hereof.

Section 2.08.    Commercial Tort Claims.

Schedule 8 sets forth a complete and correct list of all Commercial Tort Claims of such Grantor having a value reasonably believed by such Grantor to be in excess of $500,000 on the date hereof.

Section 2.09.    Update of Schedules.

Each of Schedules 1 through 8 may be updated by Grantors from time to time to insure the continued accuracy of the representations and warranties set forth in this Section 2 to be made on the Tranche B Term Loan Borrowing Date, by Borrower providing notice (attaching an amended and restated version of such Schedule) in accordance with Section 13.02 of the Credit Agreement.

SECTION 3.    COLLATERAL

Section 3.01.    Granting Clause.

As collateral security for the payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, each Grantor hereby pledges and grants to Secured Parties as hereinafter provided a Lien in all of such Grantor’s right, title and interest in, to and under all of its property, in each case whether tangible or intangible, wherever located, and whether now owned by such Grantor or hereafter acquired and whether now existing or hereafter coming into existence, including without limitation all of the following, but excluding all Excluded Assets (collectively, and subject to the proviso at the end of this Section 3.01, “Collateral”):

(a)    all Accounts (including all trade receivables);

Exhibit H-10

(b)    all Chattel Paper and other Records;

(c)    all Checks;

(d)    all Commercial Tort Claims;

(e)    all Deposit Accounts, all cash, and all other property from time to time deposited therein or otherwise credited thereto and the monies and property in the possession or under the control of Control Agent or any Grantor or any of its Affiliates, representative, agent or correspondent of Control Agent or any Grantor;

(f)    all Documents;

(g)    all Encumbrances;

(h)    all Equipment;

(i)    all Fixtures;

(j)    all General Intangibles (including in respect of any intercompany Indebtedness);

(k)    all Goods not otherwise described in this Section 3;

(l)    all Instruments, including all Promissory Notes and any Instrument evidencing any intercompany Indebtedness;

(m)    all Intellectual Property;

(n)    all Inventory;

(o)    all Letters of Credit and all Supporting Obligations;

(p)    all Investment Property not otherwise described in this Section 3, including all Securities, all Securities Accounts and all Security Entitlements with respect thereto and Financial Assets carried therein, and all Commodity Accounts and Commodity Contracts;

(q)    all Pledged Shares;

(r)    all other tangible and intangible personal property of such Grantor (whether or not subject to the UCC), including, without limitation, all bank and other accounts and all cash and all investments therein, all proceeds, products, offspring, accessions, rents, profits, income, benefits, substitutions and replacements of and to any

Exhibit H-11

of the property of such Grantor described in the preceding clauses of this Section 3.01 (including, without limitation, any proceeds of insurance thereon and all causes of action, claims and warranties now or hereafter held by such Grantor in respect of any of the items listed above), and all books, correspondence, files, invoices and other Records, including, without limitation, all tapes, disks, cards, Software, data and computer programs in the possession or under the control of such Grantor or any other Person from time to time acting for such Grantor that at any time evidence or contain information relating to any of the property described in the preceding clauses of this Section 3.01 or are otherwise necessary or helpful in the collection or realization thereof; and

(s)    all Proceeds, including all Cash Proceeds and Noncash Proceeds, of any and all of the foregoing Collateral;

in each case howsoever such Grantor’s interest therein may arise or appear (whether by ownership, security interest, claim or otherwise); provided, however, that, nothing set forth in this Section 3.01 or any other provision of this Agreement or any other Loan Document shall at any time constitute the grant of a security interest in, or a Lien on, any Excluded Asset, none of which shall constitute Collateral. For the avoidance of doubt, Secured Parties agree that with respect to the Intellectual Property, the rights of the licensees under the Permitted Licenses (including those granted in connection with any Collaboration Agreements) will not be terminated, limited or otherwise adversely affected by (i) the execution of or (ii) the exercise of Secured Parties’ rights under this Agreement or any other Loan Document.

SECTION 4.    FURTHER ASSURANCES; REMEDIES

In furtherance of the grant of the security interest pursuant to Section 3, Grantors hereby jointly and severally agree with Secured Parties as follows:

Section 4.01.    Delivery and Other Perfection.

Subject to the limitations set forth in this Agreement and the other Loan Documents, each Grantor shall promptly from time to time give, execute, deliver, file, record, authorize or obtain all such financing statements, continuation statements, notices, instruments, documents, agreements or consents or other papers as may be necessary or appropriate in the reasonable judgment of the Majority Lenders to create, preserve, perfect, maintain the perfection of or validate the security interest granted pursuant hereto or to enable Secured Parties to exercise and enforce their rights hereunder with respect to such security interest, and without limiting the foregoing, shall:

(a)    if any of the Pledged Shares, Investment Property or Financial Assets constituting part of the Collateral are received by Grantor, within 30 days following receipt (x) deliver to Control Agent the certificates or instruments representing or evidencing the same, duly endorsed in blank or accompanied by such instruments of assignment and transfer in such form and substance as Control Agent may request, all of which thereafter shall be held by Control Agent, pursuant to the terms of this Agreement, as part of the Collateral and (y) take such other action as Control Agent may deem reasonably necessary or appropriate to duly record or otherwise perfect the security interest created hereunder in such Collateral;

Exhibit H-12

(b)    deliver to Control Agent any and all Instruments constituting part of the Collateral, endorsed and/or accompanied by such instruments of assignment and transfer in such form and substance as Control Agent may reasonably request; provided, that (other than in the case of the Promissory Notes described in Schedule 3) until the occurrence of an Event of Default that has not been waived in writing by the Majority Lenders and the Control Agent has provided contemporaneous notice to the Borrower of its exercise of remedies and in each case, in accordance with the Credit Agreement, such Grantor may retain for collection in the ordinary course any Instruments received by such Grantor in the Ordinary Course of Business and Control Agent shall, promptly upon request of such Grantor, make appropriate arrangements for making any Instrument delivered by such Grantor available to such Grantor for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent requested by Control Agent, against trust receipt or like document);

(c)    promptly from time to time enter into such control agreements, each in form reasonably acceptable to the Majority Lenders, as may be required to perfect the security interest created hereby in any and all (i) Deposit Accounts and Securities Accounts owned by the Obligors in the United States (other than Excluded Accounts), and (ii) Investment Property, Electronic Chattel Paper and Letter of Credit Rights (except with respect to Pledged Shares, other than any such property described in this subclause (ii) that does not exceed $250,000 in value at any time, unless the aggregate value of such property exceeds $500,000), and will promptly furnish to Control Agent true copies thereof; and

(d)    promptly from time to time upon the written request of Control Agent, take such other action as the Majority Lenders may reasonably deem necessary to duly record or otherwise perfect the security interest created hereunder in that portion of the Collateral consisting of Intellectual Property.

Section 4.02.    Other Financing Statements or Control.

Except as otherwise permitted under the Loan Documents, no Grantor shall (a) file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to any of the Collateral in which the Secured Parties are not named as the sole secured parties (except to the extent that such financing statement or instrument relates to a Permitted Lien), or (b) cause or permit any Person other than Control Agent, the Secured Parties or any holder of a Permitted Lien to have “control” (as defined in Section 9-104, 9-105, 9-106 or 9-107 of the UCC) of any Deposit Account, Securities Account or Commodity Account (in each case other than Excluded Accounts), Electronic Chattel Paper, Investment Property or Letter of Credit Right constituting part of the Collateral.

Exhibit H-13

Section 4.03.    Preservation of Rights.

Except for the safe custody of any Collateral in their actual possession and the accounting for moneys actually received hereunder, Secured Parties shall not be required to take steps necessary to preserve any rights against prior parties to any of the Collateral.

Section 4.04.    Special Provisions Relating to Certain Collateral.

(a)    Pledged Shares. (i) Grantors will cause the Pledged Shares to constitute 100% of the total number of Shares of each Issuer outstanding owned by Grantors.

(ii)    Until the occurrence of an Event of Default that has not been waived in writing by the Majority Lenders in accordance with the Credit Agreement and with contemporaneous written notice to the Borrower of the exercise of remedies by the Control Agent in accordance with the terms of the Credit Agreement, Grantors shall have the right to exercise all voting, consensual and other powers of ownership pertaining to the Pledged Shares for all purposes, and Control Agent and the Secured Parties shall execute and deliver to Grantors or cause to be executed and delivered to Grantors all such proxies, powers of attorney, dividend and other orders, and all such instruments, without recourse, as Grantors may reasonably request for the purpose of enabling Grantors to exercise the rights and powers that it is entitled to exercise pursuant to this Section 4.04(a)(ii).

(iii)    Until the occurrence of an Event of Default that has not been waived in writing by the Majority Lenders in accordance with the Credit Agreement and with contemporaneous written notice to the Borrower of the exercise of remedies by the Control Agent in accordance with the terms of the Credit Agreement, Grantors shall be entitled to receive and retain any dividends, distributions or proceeds on the Pledged Shares paid in cash out of earned surplus.

(iv)    After the occurrence of an Event of Default that has not been waived in writing by the Majority Lenders in accordance with the Credit Agreement and with contemporaneous written notice to the Borrower of the exercise of remedies by the Control Agent in accordance with the terms of the Credit Agreement, whether or not Secured Parties or any of them exercises any available right to declare any Secured Obligations due and payable or seeks or pursues any other relief or remedy available to them under applicable law or under this Agreement, the other Loan Documents or any other agreement relating to such Secured Obligation, all dividends and other distributions on the Pledged Shares shall be paid directly to Secured Parties Representative for distribution to Secured Parties for application to the Secured Obligations in accordance with the Credit Agreement, provided, that if such Event of Default is waived in writing by the Majority Lenders in accordance with the Credit Agreement, any such dividend or distribution theretofore paid to Secured Parties Representative shall, upon request of Grantors (except to the extent theretofore applied to the Secured Obligations), be returned by Secured Parties Representative to Grantors.

(b)    Intellectual Property. (i) For the purpose of enabling the Secured Parties to exercise rights and remedies under Section 4.05 at such time as the Secured Parties shall be lawfully entitled to exercise such rights and remedies after the occurrence of an Event of Default that has not been waived in writing by the Majority Lenders in accordance with the Credit Agreement and with contemporaneous written notice to the Borrower of the exercise of remedies

Exhibit H-14

by the Control Agent in accordance with the terms of the Credit Agreement, and for no other purpose, each Grantor hereby grants to Secured Parties Representative to the extent assignable and not otherwise prohibited by the documentation governing such Intellectual Property, not otherwise constituting an Excluded Asset, a non-exclusive license (exercisable without payment of royalty or other compensation to such Grantor) to use, and the right to assign, license or sublicense, any of the Intellectual Property now owned or hereafter acquired by such Grantor, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(ii)    Notwithstanding anything contained herein to the contrary, but subject to any provision of the Loan Documents that limits the rights of any Grantor to dispose of its property, until the occurrence of an Event of Default that has not been waived in writing by the Majority Lenders in accordance with the Credit Agreement and with contemporaneous written notice to the Borrower of the exercise of remedies by the Control Agent in accordance with the terms of the Credit Agreement, Grantors will be permitted to exploit, use, enjoy, protect, defend, enforce, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property, not otherwise constituting an Excluded Asset, in the Ordinary Course of Business of Grantors. In furtherance of the foregoing, until the occurrence of an Event of Default that has not been waived in writing by the Majority Lenders in accordance with the Credit Agreement and with contemporaneous written notice to the Borrower, Secured Parties or Secured Parties Representative shall from time to time, upon the request of the respective Grantor, execute and deliver any instruments, certificates or other documents, in the form so requested, that such Grantor shall have certified are appropriate in its judgment to allow it to take any action permitted above (including relinquishment of the license provided pursuant to Section 4.04(b)(i) as to any specific Intellectual Property). Further, upon the payment in full of all of the Secured Obligations (other than contingent indemnification obligations for which no claim has been made or other obligations which, by their terms, survive termination of the Credit Agreement) or earlier expiration of this Agreement or release of the Collateral, Secured Parties Representative shall grant back to Grantors the license granted pursuant to Section 4.04(b)(i). The exercise of rights and remedies under Section 4.05 by the Secured Parties shall not apply to any Excluded Assets or terminate the rights of the holders of any licenses, covenants not to sue or sublicenses theretofore granted by Grantors in accordance with the first sentence of this Section 4.04(b)(ii).

(c)    Chattel Paper. Grantors will deliver to Control Agent each original of each item of Chattel Paper, with a value in excess of $250,000, at any time constituting part of the Collateral.

Section 4.05.    Remedies.

(a)    Rights and Remedies Generally upon Event of Default. Upon the occurrence of an Event of Default that has not been waived in writing by the Majority Lenders in accordance with the Credit Agreement, the Secured Parties shall have all of the rights and remedies with respect to the Collateral of a secured party under the UCC (whether or not the Uniform Commercial Code is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the Law in effect in

Exhibit H-15

any jurisdiction where any rights and remedies hereunder may be asserted, including the right, to the fullest extent permitted by Law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Secured Parties were the sole and absolute owner thereof (and each Grantor agrees to take all such action as may be appropriate to give effect to such right), subject to the terms and limitations contained herein and in the other Loan Documents. Upon the occurrence of an Event of Default that has not been waived in writing by the Majority Lenders in accordance with the terms of the Credit Agreement, the Majority Lenders shall appoint one of Secured Parties to act as a representative of all Secured Parties (such Person, the “Secured Parties Representative”) to exercise, on behalf of all Secured Parties, such rights and remedies of Secured Parties described above; and without limiting the foregoing, in each case subject to the terms and limitations contained herein and in the other Loan Documents:

(i)    Secured Parties Representative may, in its name or in the name of any Grantor or otherwise, demand, sue for, collect or receive any money or other property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so;

(ii)    Secured Parties Representative may make any reasonable compromise or settlement deemed desirable with respect to any of the Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, any of the Collateral;

(iii)    Secured Parties Representative may require Grantors to notify (and each Grantor hereby authorizes Secured Parties Representative to so notify) each account debtor in respect of any Account, Chattel Paper or General Intangible, and each obligor on any Instrument, constituting part of the Collateral that such Collateral has been assigned to Secured Parties hereunder, and to instruct that any payments due or to become due in respect of such Collateral shall be made directly to Secured Parties Representative or as it may direct (and if any such payments, or any other Proceeds of Collateral, are received by any Grantor they shall be held in trust by such Grantor for the benefit of Secured Parties and as promptly as possible remitted or delivered to Secured Parties Representative for application as provided herein);

(iv)    Secured Parties Representative may require Grantors to use commercially reasonable efforts to assemble the Collateral at such place or places, convenient to Secured Parties and Grantors, as Secured Parties Representative may direct;

(v)    Secured Parties Representative may require Grantors to cause the Pledged Shares to be transferred of record into the name of Secured Parties Representative or its nominee (and Secured Parties Representative agrees that if any of such Pledged Shares is transferred into its name or the name of its nominee, Secured Parties Representative will thereafter promptly give to the respective Grantor copies of any notices and communications received by it with respect to such Pledged Shares);

Exhibit H-16

(vi)    Secured Parties Representative may sell, lease, assign or otherwise dispose of all or any part of the Collateral, at such place or places as Secured Parties Representative deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required by applicable statute and cannot be waived), and the Secured Parties, Secured Parties Representative or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of Grantors, any such demand, notice and right or equity being hereby expressly waived and released. In the event of any sale, assignment, or other disposition of any of the Collateral consisting of Trademarks, the goodwill connected with and symbolized by the Trademarks subject to such disposition shall be included. Secured Parties Representative may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned; and

(vii)    the Proceeds of each collection, sale or other disposition under this Section 4.05, including by virtue of the exercise of any license granted to Secured Parties Representative in Section 4.04(b), shall be applied in accordance with Section 4.09.

(b)    Certain Securities Act Limitations. Grantors recognize that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, Secured Parties Representative may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Grantors acknowledge that any such private sales may be at prices and on terms less favorable to Secured Parties Representative than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agree that any such private sale shall be deemed to have been made in a commercially reasonable manner and that Secured Parties Representative shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the issuer thereof to register it for public sale.

(c)    Notice. Grantors agree that to the extent Secured Parties Representative is required by applicable law to give reasonable prior notice of any sale or other disposition of any Collateral, ten business days’ notice shall be deemed to constitute reasonable prior notice.

(d)    No Assumption of Obligations. Notwithstanding any provision in this Agreement or any other Loan Document to the contrary, Secured Parties are not assuming any liability or obligation of any Grantor or any of its Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter. All such liabilities and obligations shall be retained by and remain obligations and liabilities of the applicable Grantor and/or its Affiliates, as the case may be. Without limiting the foregoing, Secured Parties are not assuming and shall not be

Exhibit H-17

responsible for any liabilities or Claims of any Grantor or its Affiliates, whether present or future, absolute or contingent and whether or not relating to a Grantor, the Obligor Intellectual Property and/or the Material Agreements, and each Grantor shall indemnify and save harmless Secured Parties from and against all such liabilities, Claims and Liens.

Section 4.06.    Deficiency.

If the proceeds of sale, collection or other realization of or upon the Collateral pursuant to Section 4.05 are insufficient to cover the costs and expenses of such realization and the payment in full in cash of the Secured Obligations (other than contingent indemnification obligations or other obligations which, by their terms, survive termination of the Credit Agreement), Grantors shall remain liable for any deficiency.

Section 4.07.    Locations; Names, Etc.

No Grantor shall (i) change its location (as defined in Section 9-307 of the UCC), or (ii) change its name from the name shown as its current legal name on Schedule 1, unless in each case five (5) Business Days prior written notice shall have been given to the Control Agent (or such shorter period as may be acceptable to Control Agent in its sole discretion.

Section 4.08.    Private Sale.

The Secured Parties shall incur no liability as a result of the sale of the Collateral, or any part thereof, at any private sale pursuant to Section 4.05 conducted in a commercially reasonable manner. Each Grantor hereby waives any claims against Secured Parties Representative, the Secured Parties or any of them arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if Secured Parties Representative, the Secured Parties or any of them accepts the first offer received and does not offer the Collateral to more than one offeree.

Section 4.09.    Application of Proceeds.

The Proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash at the time held by Secured Parties Representative, Control Agent or Secured Parties under this Section 4, shall be applied by Control Agent or the Secured Parties (as the case may be) in accordance with Section 4.01(b) of the Credit Agreement.

Section 4.10.    Attorney in Fact and Proxy.

Without limiting any rights or powers granted by this Agreement to the Secured Parties, upon the occurrence of an Event of Default that has not been waived in writing by the Majority Lenders in accordance with the Credit Agreement and with contemporaneous written notice to the Borrower of the exercise of remedies by the Control Agent in accordance with the terms of the Credit Agreement, Secured Parties Representative (and any of its officers, employees or agents) hereby is appointed the attorney in fact and proxy of each Grantor for the purpose of

Exhibit H-18

carrying out the provisions of this Section 4 and taking any action and executing any instruments that Secured Parties Representative may deem necessary or advisable to accomplish the purposes hereof. THIS POWER AND PROXY IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE UNTIL THE PAYMENT IN FULL OF THE SECURED OBLIGATIONS. THIS POWER AND PROXY SHALL BE EFFECTIVE AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION BY ANY PERSON. Without limiting the generality of the foregoing, so long as Secured Parties Representative shall be entitled under this Section 4 to make collections in respect of the Collateral, Secured Parties Representative shall have the right and power to receive, endorse and collect all checks made payable to the order of any Grantor representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same. Notwithstanding anything to the contrary contained herein, the Secured Parties agree not to exercise any rights under the power of attorney and proxy provided for herein unless an Event of Default has occurred and is continuing.

Section 4.11.    Perfection and Recordation.

Each Grantor authorizes the Secured Parties to file Uniform Commercial Code financing statements describing the Collateral as “all assets” or “all personal property and fixtures” of such Grantor (provided that no such description shall be deemed to modify the description of Collateral set forth in Section 3).

Section 4.12.    Termination.

When all Secured Obligations (other than contingent indemnification obligations for which no claim has been made or other obligations which, by their terms, survive termination of the Credit Agreement) shall have been paid in full in cash, this Agreement automatically shall terminate, and the Secured Parties shall, upon request of Grantors, promptly cause to be assigned, transferred and delivered any remaining Collateral and money received in respect thereof, to or on the order of the respective Grantor and to be released and canceled all licenses and rights referred to in Section 4.04(b), in each case, at Grantors’ sole expense. The Secured Parties shall also, at the expense of such Grantor, promptly execute and deliver to such Grantor upon such termination such Uniform Commercial Code termination statements, certificates for terminating the liens on the intellectual property filings and such other documentation as shall be reasonably requested by the respective Grantor to effect the termination and release of the liens on the Collateral as required by this Section 4.12 and deliver all possessory Collateral in the Secured Parties’ possession, custody or control to be released to the applicable Grantor (or designee), in each case, at Grantors’ sole expense. If any of the Collateral shall be sold, transferred or otherwise disposed of by Grantor in a transaction permitted by the Credit Agreement or if such Collateral otherwise becomes Excluded Assets, then Secured Parties, at Grantors’ sole expense, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral.

Section 4.13.    Further Assurances.

Each Grantor agrees that, from time to time upon the written request of the Majority Lenders, such Grantor will execute and deliver such further documents and do such other acts and things

Exhibit H-19

as the Majority Lenders may reasonably request in order fully to effectuate the purposes and objectives of this Agreement, in all cases subject to the terms and limitations of the Credit Agreement and the other Loan Documents (including this Agreement) and excluding such documents, acts and things where the cost of obtaining or perfecting a security interest exceeds the practical benefit to the Lenders afforded thereby as reasonably determined by the Control Agent (in its sole discretion after consultation with Borrower or the applicable Grantor). The Secured Parties shall release any Lien covering any asset that has been disposed of in accordance with Section 4.12 and the other provisions of the Loan Documents.

SECTION 5.    MISCELLANEOUS

Section 5.01.    Notices.

All notices, requests, consents and demands hereunder shall be delivered in accordance with Section 13.02 of the Credit Agreement.

Section 5.02.    No Waiver.

No failure on the part of any Secured Party to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by any Secured Party of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

Section 5.03.    Amendments, Etc.

The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by each Grantor and the Majority Lenders (unless the consent of each Lender is required in accordance with Section 13.04 of the Credit Agreement).

Section 5.04.    Expenses.

(a)    Grantors shall pay or reimburse Control Agent and the Secured Parties for reasonable and documented out-of-pocket costs and expenses in accordance with Section 13.03 of the Credit Agreement.

(b)    Grantors shall hereby indemnify the Secured Parties, their Affiliates, and their respective directors, officers, employees, attorneys, agents, advisors and controlling parties in accordance with Section 13.03(b) of the Credit Agreement.

Section 5.05.    Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of each Grantor, Control Agent, Secured Parties Representative and the Secured Parties (provided, that no Grantor shall assign or transfer its rights or obligations hereunder except in accordance with the terms of the Credit Agreement).

Exhibit H-20

Section 5.06.    Counterparts.

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

Section 5.07.    Governing Law; Submission to Jurisdiction; Etc.

(a)    Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided, that Section 5-1401 of the New York General Obligations Law shall apply.

(b)    Submission to Jurisdiction. Each party hereto agrees that any suit, action or proceeding with respect to this Agreement or any other Loan Document to which it is a party or any judgment entered by any court in respect thereof may be brought in the Supreme Court of the State of New York sitting in New York County or in the United States District Court for the Southern District of New York and irrevocably submits to the exclusive jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment; provided, that any suit seeking enforcement against any Collateral or other property may be brought, at the Secured Parties Representative’s option, in the courts of any jurisdiction where the Secured Parties Representative elects to bring such action or where such Collateral or other property may be found. To the extent allowed by applicable Laws, the Secured Parties may take concurrent proceedings in any number of jurisdictions.

(c)    Waiver of Venue. Each party hereto irrevocably waives to the fullest extent permitted by law any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement and hereby further irrevocably waives to the fullest extent permitted by law any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to the jurisdiction of which such Person is or may be subject, by suit upon judgment.

(d)    Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.

Exhibit H-21

Section 5.08.    Waiver of Jury Trial.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.09.    Captions.

The table of contents, captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

Section 5.10.    Agents and Attorneys in Fact.

The Secured Parties may employ agents and attorneys in fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents or attorneys in fact selected by it in good faith.

Section 5.11.    Severability.

If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by applicable law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.

Section 5.12.    Additional Grantors.

Additional Persons may from time to time after the date of this Agreement become Grantors under this Agreement by executing and delivering to Control Agent a supplemental agreement (together with all schedules thereto, a “Joinder”) to this Agreement, in substantially the form attached hereto as Exhibit A. Accordingly, upon the execution and delivery of any such Joinder by any such Person, such Person shall automatically and immediately, and without any further action on the part of any Person, become a “Grantor” under and for all purposes of this Agreement, and each of the Schedules hereto shall be supplemented in the manner specified in such Joinder. In addition, upon the execution and delivery of any such Joinder, the new Grantor makes the representations and warranties set forth in Section 2, as applicable, except to the extent that such representation or warranty expressly relates to an earlier date (in which case such representation or warranty shall be made as of such earlier date).

Section 5.13.    Limited Agency for Perfection.

(a)    The Secured Parties each hereby appoint Perceptive as their collateral agent (in such capacity, together with any successor in such capacity appointed by Perceptive and consented to in writing by the Majority Lenders in accordance with the Credit Agreement (such consent not to be unreasonably withheld or delayed), the “Control Agent”) for the limited purposes of (i) acting as the agent on behalf of the Secured Parties with respect to the Pledged Property for purposes of the perfecting of the Liens of the Secured Parties on the Pledged Property and (ii) taking any action requested by Borrower having the effect of releasing any

Exhibit H-22

Collateral or Obligations in accordance with the Credit Agreement. Control Agent accepts such appointment and agrees to hold or to have control of, as applicable, the Pledged Property for the benefit of itself and the other Secured Parties and any permitted assignee of any thereof solely for the purpose of perfecting the security interest granted to such parties in such Pledged Property, subject to the terms and conditions of this Section 5.13. All Secured Parties hereby agree that Control Agent shall have the sole and exclusive right and authority to give instructions to, and otherwise direct, Grantors in respect of the Pledged Property and otherwise enforce rights and remedies under the Loan Documents and no other Secured Party will hinder, delay or interfere with the exercise of such rights by Control Agent in any respect. Grantors hereby agree to pay, reimburse, indemnify and hold harmless Control Agent for any claims or losses related to its acting in such role except to the extent due to the gross negligence or willful misconduct of Control Agent. Except as specifically prescribed herein, Control Agent shall have no obligation whatsoever to the other Secured Parties including any obligation to assure that the Pledged Property is genuine or owned by a Grantor or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.13. In acting on behalf of the other Secured Parties, the duties or responsibilities of Control Agent under this Section 5.13 shall be limited solely to physically holding the Pledged Property delivered to Control Agent by Grantors, and entering into control agreements for the benefit of Secured Parties, in each case, for purposes of perfecting the Lien held by Secured Parties.

(b)    Control Agent shall not have by reason of any document including this Agreement a fiduciary relationship in respect of any other Secured Party.

(c)    Control Agent may perform any of its duties under this Agreement by or through its officers, directors, agents, employees, affiliates or other designees.

[Signature Pages Follow]

Exhibit H-23

IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed and delivered as of the day and year first above written.

GRANTORS:

MOLECULAR TEMPLATES OPCO, INC.

By:
Name:
Title:

MOLECULAR TEMPLATES, INC.

By:
Name:
Title:

Exhibit H-24

SECURED PARTIES:

PERCEPTIVE CREDIT HOLDINGS II, LP as Control Agent and Lender

By:	Perceptive Credit Opportunities GP, LLC, its general partner

By:
Name:
Title:

By:
Name:
Title:

Exhibit H-25

EXHIBIT A

TO SECURITY AGREEMENT

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT dated as of [                    ] by [NAME OF ADDITIONAL GRANTOR], a [                    ] corporation (the “Additional Grantor”), in favor of PERCEPTIVE CREDIT HOLDINGS II, LP, a Delaware limited partnership (“Perceptive” and together with its respective successors and assigns, the “Lenders” and each, a “Lender”), and Perceptive, as control agent for Secured Parties (in such capacity, the “Control Agent” and, together with the Lenders, the “Secured Parties” and each, a “Secured Party”).

A.    Reference is made to (i) the Credit Agreement (as amended, supplemented, restated, amended and restated, extended, renewed or replaced from time to time, the “Credit Agreement”), dated as of February 27, 2018 among MOLECULAR TEMPLATES OPCO, INC., a Delaware corporation (“Borrower”), certain Grantors party thereto and certain Lenders party thereto, and (ii) the Security Agreement (as amended, supplemented, restated, amended and restated, extended, renewed or replaced from time to time, the “Security Agreement”; capitalized terms used herein but not defined shall have the meaning ascribed to such terms therein), dated as of February 27, 2018, among certain Grantors party thereto, the Secured Parties and the Control Agent.

B.    Section 5.12 of the Security Agreement provides that additional Persons may from time to time after the date of the Security Agreement become Grantors under the Security Agreement by executing and delivering to the Secured Parties a supplemental agreement to the Security Agreement in the form of this Joinder.

C.    To induce the Secured Parties to maintain the term loans pursuant to the Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Additional Grantor has agreed to execute and deliver (i) a Guarantee Assumption Agreement under the Credit Agreement, and (ii) this Joinder to Secured Parties.

The Additional Grantor hereby agrees to become a “Grantor” for all purposes of the Security Agreement (and hereby supplements each of the Schedules to the Security Agreement in the manner specified in Appendix A hereto). Without limitation, as collateral security for the payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations (other than contingent indemnification obligations and other obligations which, by their terms, survive termination of the Credit Agreement), the Additional Grantor hereby pledges and grants to the Secured Parties as provided in Section 3 of the Security Agreement a security interest in all of the Additional Grantor’s right, title and interest in, to and under the Collateral of the Additional Grantor, in each case whether tangible or intangible, wherever located, and whether now owned by the Additional Grantor or hereafter acquired and whether now existing or hereafter coming into existence. In addition, the Additional Grantor hereby makes the representations and warranties set forth in Section 2 of the Security

Exhibit H-26

Agreement, with respect to itself and its obligations under this Agreement, as if each reference in such Sections to the Loan Documents included reference to this Agreement, except to the extent that such representation or warranty expressly relates to an earlier date (in which case such representation or warranty shall be made as of such earlier date).

[SIGNATURE PAGES FOLLOW]

Exhibit H-27

IN WITNESS WHEREOF, the Additional Grantor has caused this Joinder Agreement to be duly executed and delivered as of the day and year first above written.

[INSERT NAME OF ADDITIONAL GRANTOR],
as Grantor

By:
Name:
Title:

PERCEPTIVE CREDIT HOLDINGS II, LP, as Control Agent and Lender

By:
Name:
Title:

By:
Name:
Title:

Exhibit H-28

Exhibit I-1

to Credit Agreement

FORM OF PATENT & TRADEMARK SECURITY AGREEMENT

PATENT AND TRADEMARK SECURITY AGREEMENT

February 27, 2018

WHEREAS, MOLECULAR TEMPLATES OPCO, INC., a Delaware corporation (“Borrower”) and MOLECULAR TEMPLATES, INC., a Delaware corporation (“Parent” and together with Borrower, the “Grantors” and each, a “Grantor”) are parties to that certain Security Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”; capitalized terms used herein without definition shall have the meanings set forth in the Security Agreement), among certain Grantors party thereto from time to time, PERCEPTIVE CREDIT HOLDINGS II, LP, a Delaware limited partnership (“Perceptive”), as a lender (together with each of its successors and assigns party thereto, the “Lenders” and each a “Lender”) and Perceptive, as control agent for the Secured Parties (in such capacity, the “Control Agent” and, together with the Lenders, the “Secured Parties” and each, a “Secured Party”), pursuant to which Grantors have granted in favor of Secured Parties a lien on certain of their personal property, including without limitation the patents and patent applications listed on Schedule A hereto, and the trademarks and trademark applications listed on Schedule B hereto; and

WHEREAS, it is a condition to the advance of the loans and other obligations secured by the Security Agreement, that each Grantor execute and deliver, and cause to be filed in the U.S. Patent and Trademark Office, this Patent and Trademark Security Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

As collateral security for the prompt and complete payment in full and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, each Grantor hereby pledges and grants to the Secured Parties a security interest in all of such Grantor’s right, title and interest in, to and under all of the following:

(i)    all patents and patent applications, in each case whether now owned by Grantor or hereafter acquired and whether now existing or hereafter coming into existence, listed on Schedule A hereto, and all related patents and applications thereto, including all reissuances, continuations, continuations-in-part, revisions, extensions, re-examinations thereof, any patents and patent applications claiming priority to said patents and patent applications or from which said patents and patent applications claim priority, and pending applications associated therewith; and

(ii)    all of the trademarks, whether now owned or at any time hereafter acquired, of Grantor that are registered with, or for which applications for registration have been filed with, the United States Patent and Trademark Office, listed on Schedule B hereto, and all registrations and pending applications associated therewith (excluding any application for

Exhibit I-1-1

registration of a trademark filed on an intent-to-use basis solely to the extent that the grant of a security interest in any such trademark application would materially adversely affect the validity or enforceability of the resulting trademark registration or result in cancellation of such trademark application).

Notwithstanding the foregoing, in the event of any conflict between this Patent and Trademark Security Agreement and the Security Agreement, the Security Agreement shall control.

This Patent and Trademark Security Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided, that Section 5-1401 of the New York General Obligations Law shall apply.

[Signature to follow]

Exhibit I-1-2

IN WITNESS WHEREOF, the Grantors have caused this Patent and Trademark Security Agreement to be duly executed and delivered as of the day and year first above written.

MOLECULAR TEMPLATES OPCO, INC., as Grantor

By:
Name:
Title:

MOLECULAR TEMPLATES, INC., as Grantor

By:
Name:
Title:

Exhibit I-1-3

Exhibit I-2

to Credit Agreement

FORM OF COPYRIGHT SECURITY AGREEMENT

COPYRIGHT SECURITY AGREEMENT

February 27, 2018

WHEREAS, MOLECULAR TEMPLATES OPCO, INC., a Delaware corporation (“Borrower”) and MOLECULAR TEMPLATES, INC., a Delaware corporation (“Parent” and together with Borrower, the “Grantors” and each, a “Grantor”) are parties to that certain Security Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”; capitalized terms used herein without definition shall have the meanings set forth in the Security Agreement), among certain Grantors party thereto from time to time, PERCEPTIVE CREDIT HOLDINGS II, LP, a Delaware limited partnership (“Perceptive”), as a lender (together with each of its successors and assigns party thereto, the “Lenders” and each a “Lender”) and Perceptive, as control agent for the Secured Parties (in such capacity, the “Control Agent” and, together with the Lenders, the “Secured Parties” and each, a “Secured Party”), pursuant to which Grantors have granted in favor of Secured Parties a lien on certain of their personal property, including without limitation the copyrights and copyright applications listed on Schedule A hereto; and

WHEREAS, it is a condition to the advance of the loans and other obligations secured by the Security Agreement, that each Grantor execute and deliver, and cause to be filed in the U.S. Copyright Office, this Copyright Security Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

As collateral security for the prompt and complete payment in full and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, each Grantor hereby pledges and grants to the Secured Parties a security interest in all of such Grantor’s right, title and interest in, to and under all copyrights, whether now owned or at any time hereafter acquired, of the Grantor that are registered with, or for which applications for registration have been filed with, the United States Copyright Office, listed on Schedule A hereto, and all registrations and pending applications associated therewith (excluding any application for registration of a copyright filed on an intent-to-use basis solely to the extent that the grant of a security interest in any such copyright application would materially adversely affect the validity or enforceability of the resulting copyright registration or result in cancellation of such copyright application).

Notwithstanding the foregoing, in the event of any conflict between this Copyright Security Agreement and the Security Agreement, the Security Agreement shall control.

This Copyright Security Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided, that Section 5-1401 of the New York General Obligations Law shall apply.

Exhibit I-2-1

[Signature to follow]

Exhibit I-2-2

IN WITNESS WHEREOF, the Grantors have caused this Copyright Security Agreement to be duly executed and delivered as of the day and year first above written.

MOLECULAR TEMPLATES OPCO, INC., as Grantor

By:
Name:
Title:

MOLECULAR TEMPLATES, INC., as Grantor

By:
Name:
Title:

Exhibit I-2-3

Exhibit J

to Credit Agreement

FORM OF COLLATERAL QUESTIONNAIRE

Collateral Questionnaire, dated as of [            ], 2018, is delivered pursuant to that certain Credit Agreement and Guaranty, dated as of [            ], 2018 (the “Credit Agreement”), by and among Molecular Templates OpCo, Inc., a Delaware corporation (“Borrower”), Molecular Templates, Inc., a Delaware corporation (“Guarantor”), and Perceptive Credit Holdings II, LP (the “Lender”). Capitalized terms used but not defined herein shall have the meanings as assigned to them in the Credit Agreement. As used herein, the term “Loan Party” means the Borrower and each Guarantor.

I.    Current Information

A.    Legal Names, Organizations, Jurisdictions of Organization and Organizational Identification Numbers. The full and exact legal name (as it appears in each respective certificate or articles of incorporation, limited liability membership agreement or similar organizational documents, in each case as amended to date), the type of organization (or if a particular Loan Party is an individual, please indicate so), the jurisdiction of organization (or formation, as applicable), and the organizational identification number (not tax i.d. number) of each Loan Party are as follows:

Name of Loan Party	Type of Organization (e.g. corporation, limited liability company, limited partnership)	Jurisdiction of Organization/ Formation	Organizational Identification Number
Molecular Templates, Inc.	Corporation	Delaware	3436590

Molecular Templates OpCo, Inc.	Corporation	Delaware	4657282

B.    Chief Executive Offices and Mailing Addresses. The chief executive office address (or the principal residence if a particular Loan Party is a natural person) and the preferred mailing address (if different than chief executive office or residence) of each Loan Party are as follows:

Name of Loan Party	Address of Chief Executive Office (or for natural persons, residence)	Mailing Address (if different than CEO or residence)
Molecular Templates, Inc.	9301 Amber Glen Blvd., Suite 100 Austin, Texas 78729

Molecular Templates OpCo, Inc.	9301 Amber Glen Blvd., Suite 100 Austin, Texas 78729

Exhibit J-1

C.    Changes in Names, Jurisdiction of Organization or Corporate Structure.

Except as set forth below, no Loan Party has changed its name, jurisdiction of organization or its corporate structure in any way (e.g. by merger, consolidation, change in corporate form, change in jurisdiction of organization or otherwise) within the past five (5) years:

Loan Party	Date of Change	Description of Change
None.

D.    Prior Addresses.

Except as set forth below, no Loan Party has changed its chief executive office, or principal residence if a particular Loan Party is a natural person, within the past five (5) years:

Loan Party	Prior Address/City/State/Zip Code
Molecular Templates, Inc.	170 Harbor Way, Suite 300 South San Francisco, California 94080

Molecular Templates OpCo, Inc.	111 West Cooperative Way, Suite 201, Georgetown, Texas 78626

E.    Acquisitions of Equity Interests or Assets.

Except as set forth below, no Loan Party has acquired the equity interests of another entity or substantially all the assets of another entity within the past five (5) years:

Loan Party	Date of Acquisition	Description of Acquisition
None.

Exhibit J-2

II.    ADDITIONAL INFORMATION.

Tangible Personal Property. Set forth below are all the locations where any Loan Party currently maintains or has maintained any material amount (fair market value of $200,000 or more) of its tangible personal property (including goods, inventory and equipment) of such Loan Party (whether or not in the possession of such Loan Party) within the past five (5) years:

Loan Party	Address/City/State/Zip Code
Molecular Templates OpCo, Inc.	Catalent Pharma Solutions Clinical Supply Services, 10381 Decatur Road Philadelphia PA 19114

Molecular Templates OpCo, Inc.	Catalent Pharma Solutions Lancaster Way Wingates Industrial Park Westhoughton, Bolton Lancashire. BL5 3XX, UK

Molecular Templates OpCo, Inc.	SciSafe, Inc. 7 Corporate Drive, Unit D Cranbury, NJ 08512

Molecular Templates OpCo, Inc.	The Coghlan Group, Inc. 1500-B Business Park Drive Bastrop, TX 78602

Exhibit J-3

IN WITNESS WHEREOF, the undersigned hereto has caused this Collateral Questionnaire to be executed as of the date first above written.

MOLECULAR TEMPLATES OPCO, INC., as Borrower

By:
Name:
Title:

MOLECULAR TEMPLATES, INC., as Guarantor

By:
Name:
Title:

Exhibit J-4

Exhibit K

to Credit Agreement

FORM OF NOTICE OF BORROWING

Date:    [                          ]

To:    [INSERT NAME OF LENDER], as Lender

[                               ]

Attn: [                     ]

Fax: [                      ]

Email: [                  ]

Re: Borrowing under Credit Agreement

Ladies and Gentlemen:

The undersigned, MOLECULAR TEMPLATES OPCO, INC., a Delaware corporation (“Borrower”), refers to the Credit Agreement and Guaranty, dated as of February 27, 2018 (as from time to time amended, restated, amended and restated, supplemented or otherwise modified, the “Credit Agreement”), among Borrower, MOLECULAR TEMPLATES, INC., a Delaware corporation, as a guarantor, and PERCEPTIVE CREDIT HOLDINGS II, LP, a Delaware limited partnership, as a lender. The terms defined in the Credit Agreement are herein used as therein defined.

Borrower hereby gives you notice irrevocably, pursuant to Section 2.01(b) of the Credit Agreement, of the borrowing of the Loans specified herein:

1.    The proposed Borrowing Date is [                    ].

2.    The amount of the proposed Borrowing is $[                    ].

3.    The payment instructions with respect to the funds to be made available to Borrower are as follows:

Bank name: [                                        ]

Bank Address: [                                        ]

Routing Number: [                                        ]

Account Number: [                                        ]

Swift Code: [                                        ]

Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed borrowing of the Loans, before and after giving effect thereto and to the application of the proceeds therefrom:

Exhibit K-1

a)    the representations and warranties made by the Obligors in Section 7 of the Credit Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representation or warranty that already is qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representation or warranty shall be true and correct in all respects subject to such qualification) on and as of the Borrowing Date and immediately after giving effect to the application of the proceeds of the Borrowing, with the same force and effect as if made on and as of such date except that to the extent that any such representation or warranty refers to a specific earlier date in which case such representation or warranty shall be true and correct on and as of such earlier date; and

c)    no Default exists or would result from the proposed borrowing.

[signature to follow]

Exhibit K-2

IN WITNESS WHEREOF, Borrower has caused this Notice of Borrowing to be duly executed and delivered as of the day and year first above written.

BORROWER:

MOLECULAR TEMPLATES OPCO, INC.

By:
Name:
Title:

Exhibit K-3